As filed with the U.S. Securities and Exchange Commission on October 22, 2008
Registration No. 333-

U.S. SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
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FORM S-1

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
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JUHL WIND, INC.
(Exact name of registrant as specified in its charter)

Delaware	3510	20-4947667
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)
996 190th Avenue, Woodstock, Minnesota 56186 (507) 777-4310
	(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)
	John P. Mitola President Juhl Wind, Inc. 996 190th Avenue Woodstock, Minnesota 56186 Tel: (507) 777-4310
	(Name, address, including zip code, and telephone number, including area code, of agent for service)
	Copy to: Spencer G. Feldman, Esq. Greenberg Traurig, LLP MetLife Building 200 Park Avenue - 15th Floor New York, New York 10166 Tel: (212) 801-9200; Fax: (212) 801-6400

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large Accelerated Filer ☐	Accelerated Filer ☐

Non-accelerated Filer ☐	Smaller Reporting Company ☒

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CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered (1)	Proposed maximum offering price per unit		Proposed maximum aggregate offering price	Amount of registration fee
Common Stock	2,250,000	$3.70	(2)	$8,325,000	$327.18
Common Stock (3)	371,893	$3.70	(2)	$1,376,005	$54.08
Common Stock (4)	5,160,000	$3.70	(2)	$19,092,000	$750.32
Common Stock (5)	2,580,000	$1.25	(6)	$3,225,000	$126.75
Common Stock (7)	2,580,000	$1.50	(6)	$3,870,000	$152.10
Common Stock (8)	2,580,000	$1.75	(6)	$4,515,000	$177.44
Total Registration Fee	—	—		—	$1,587.87

(1)
This registration statement shall also cover any additional shares of common stock that shall become issuable by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the receipt of consideration that results in an increase in the number of the outstanding shares of common stock.

(2)
Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) under the Securities Act of 1933, as amended, based upon the average of the high and low prices of the registrant’s common stock on the OTC Bulletin Board on October 15, 2008.

(3)
Represents shares of common stock issuable in connection with the payment of 8% cumulative dividends for three years on an aggregate of $5,160,000 of our series A convertible preferred stock issued in connection with our private financing in June 2008, if such dividends are not otherwise paid in cash.

(4)	Consists of 5,160,000 shares of common stock issuable upon conversion of series A convertible preferred stock.

(5)	Represents shares of common stock issuable upon exercise of warrants at a price of $1.25 per share.

(6)	Calculated pursuant to Rule 457(g).

(7)	Represents shares of common stock issuable upon exercise of warrants at a price of $1.50 per share.

(8)	Represents shares of common stock issuable upon exercise of warrants at a price of $1.75 per share.

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THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

The information in this prospectus is not complete and may be changed. Our selling stockholders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities, and it is not soliciting offers to buy these securities in any state where the offer or sale is not permitted.

PRELIMINARY PROSPECTUS

SUBJECT TO COMPLETION, DATED OCTOBER 22, 2008

JUHL WIND, INC.

15,521,893 Shares

Common Stock

This prospectus relates to the sale of up to 15,521,893 shares of our common stock by the nine selling stockholders listed in this prospectus. These shares consist of 2,250,000 outstanding shares of common stock, 5,160,000 shares of common stock issuable upon conversion of series A preferred stock, 371,893 shares of common stock issuable in connection with the payment of 8% cumulative dividends for three years on series A preferred stock (if such dividends are not otherwise paid in cash), and 7,740,000 shares of common stock issuable upon exercise of warrants. The shares offered by this prospectus may be sold by the selling stockholders from time to time in the over-the-counter market or other national securities exchange or automated interdealer quotation system on which our common stock is then listed or quoted, through negotiated transactions or otherwise at market prices prevailing at the time of sale or at negotiated prices.

Pursuant to a registration rights agreement with the selling stockholders relating to our June 2008 private placement, we are obligated to register these shares. The distribution of the shares by the selling stockholders is not subject to any underwriting agreement. We will receive none of the proceeds from the sale of the shares by the selling stockholders, except upon exercise of the warrants. We will bear all expenses of registration incurred in connection with this offering, but all selling and other expenses incurred by the selling stockholders will be borne by them.

Our common stock is quoted on the OTC Bulletin Board under the symbol JUHL. The high and low bid prices for shares of our common stock on October 15, 2008, were $4.05 and $3.35 per share, respectively, based upon bids that represent prices quoted by broker-dealers on the OTC Bulletin Board. These quotations reflect inter-dealer prices, without retail mark-up, mark-down or commissions, and may not represent actual transactions.

The selling stockholders may be deemed, and any broker-dealer executing sell orders on behalf of the selling stockholders will be considered, “underwriters” within the meaning of the Securities Act of 1933. Commissions received by any broker-dealer will be considered underwriting commissions under the Securities Act of 1933.
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An investment in these securities involves a high degree of risk.
Please carefully review the section titled “Risk Factors” beginning on page 6.
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NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
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The date of this prospectus is _____ __, 2008.

In considering the acquisition of the common stock described in this prospectus, you should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information different from that contained in this prospectus. This prospectus is not an offer to sell, or a solicitation of an offer to buy, shares of common stock in any jurisdiction where offers and sales would be unlawful. The information contained in this prospectus is complete and accurate only as of the date on the front cover of this prospectus, regardless of the time of delivery of this prospectus or of any sale of the shares of common stock.

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i

SUMMARY

You should read the following summary together with the more detailed information contained elsewhere in this prospectus, including the section titled “Risk Factors,” regarding us and the common stock being sold in this offering.

Unless the context otherwise requires, “we,” “our,” “us” and similar phrases refer to Juhl Wind, Inc., a Delaware corporation (formerly MH & SC, Incorporated), or Juhl Energy Development, Inc., a Minnesota corporation (“Juhl Energy”), and DanMar and Associates, Inc., a Minnesota corporation (“DanMar”), separately prior to our share exchange transaction on June 24, 2008, in which Juhl Energy and DanMar became wholly-owned subsidiaries of Juhl Wind, and Juhl Wind, as successor to the business of Juhl Energy and DanMar, after giving effect to the share exchange transaction.

Overview of Our Business

We are engaged in the development of a type of wind power in various small communities in the midwestern United States and Canada that has been labeled “community wind power.” Our ultimate goal is to build medium to large-scale wind farms jointly owned by local communities, farm owners and our company. The wind farms are connected to the general utility electric grid to produce clean, environmentally-sound wind power for use by the electric power industry.

Since 2003, we have developed 11 wind farms, accounting for more than 117 megawatts of wind power, that currently operate in the midwest region of the United States. We are presently engaged in various aspects of the development of 16 wind farms totaling an additional 400 megawatts of community wind power systems.

Our projects are based on the formation of partnerships with the farmers upon whose land the wind turbines are installed. Over the years, this type of wind power has been labeled “community wind power” because the systems are actually owned by the farmers themselves and the local communities they serve. The concept of “community wind” was created by Daniel J. Juhl, our Chairman and Chief Executive Officer. Community wind is a specialized sector in the wind energy industry that differs from the large, utility-owned wind power systems that are also being built in the United States. Our goal, and Mr. Juhl’s focus over the past years, is to share ownership with farmers and to build a network of farmer-owned community wind power systems.

Mr. Juhl is an acknowledged expert in the wind power field and is considered a pioneer in the wind industry having been active in the field since the mid-1980s. He was a leader in the passage of specific legislation supporting wind power development in the states of Minnesota and Nebraska. John P. Mitola, our President, has significant experience in the energy industry and electric industry regulation, oversight and governmental policy. Previously, he served as chief executive officer and a director of Electric City Corp., a publicly-held company that specializes in energy efficiency systems, and as the general manager of Exelon Thermal Technologies, a subsidiary of Exelon Corp. that designs and builds alternative energy systems.

Our management has been involved in the wind power industry for more than 25 years. We have experience in the design, manufacture, maintenance and sale of wind turbines, as well as the full-scale development of wind farms. We hold contract rights, are involved with projects in development and under negotiation, and provide development activities in the wind power industry. Our contract rights relate to administrative services agreements which call for management and administrative services to be provided for several existing Minnesota wind farms. Our assets include four wind power development agreements, nine projects in development and under negotiation, agreements to conduct wind power feasibility studies and various development activities in the wind power industry.

Industry and Market Overview

Demand for electricity has dramatically increased as our society has become more technologically driven, and this trend is expected to continue. Significant new capacity for the generation of electricity will be required to meet anticipated demand. According to the U.S. Department of Energy, Energy Information Administration’s Annual Energy Review 2007, nearly half of all electricity produced in the United States was generated by coal, which is the largest source of carbon dioxide in the atmosphere. Other major sources of electricity in 2007 were nuclear (19%), natural gas (21%) and hydropower (6%). Wind power accounted for nearly 1% of electricity production in the United States. According to the review, the amount of electricity generated from coal in the United States increased 72% between 1980 and 2007, and is projected to be 51% higher in 2025 than in 2002 according to the U.S. Department of Energy, Energy Information Administration’s Annual Energy Outlook 2004 with Projections to 2025. These and other independent government and trade publications cited in this prospectus are publicly available on the Internet without charge.

Most of the world’s main energy sources are still based on the consumption of non-renewable resources such as petroleum, coal, natural gas and uranium. However, while still a small segment of the energy supply, renewable sources such as wind power are growing rapidly in market share. Wind power delivers multiple environmental benefits. Wind power operates without emitting any greenhouse gases and has one of the lowest greenhouse gas lifecycle emissions of any power technology. Wind power results in no harmful emissions, no extraction of fuel, no radioactive or hazardous wastes and no use of water to steam or cooling. Wind projects are developed over large areas, but their carbon footprint is light. Farmers, ranchers and most other land owners can continue their usual activities after wind turbines are installed on their property.

Growth in Demand for Wind Power and Our Position and Service Offerings

Demand for wind power in the United States is growing rapidly and we believe the call for growth in community wind power is increasing as well. We are one of the few companies that has actually completed and put into operation a portfolio of community wind projects, and we are experiencing strong growth in demand to provide turnkey development of community wind systems across the midwestern United States. Our strategy is to leverage our portfolio of existing projects and to take on new developments located in the midwestern United States and Canada, where proper conditions exist for successful developments: acceptable wind resources, suitable transmission access and an appropriate regulatory framework providing acceptable power purchase agreements and long-term utility agreements.

In July 2008, the U.S. Department of Energy issued a report entitled 20% Wind Energy by 2030, discussing the viability of the potential for wind energy in the United States to grow to approximately 305 gigawatts from 2007’s level of approximately 11 gigawatts. This projected level of growth is estimated to cost billions of dollars per year for the next 22 years of growth. Community wind systems will make up a segment of this growth, leading to what we estimate will be significant growth in community wind systems.

We believe that we are uniquely positioned to experience significant year-over-year growth and development of specific community wind farms throughout the United States. We can provide full-scale development of wind farms across the range of required steps including:

•	initial feasibility studies and project design,

•	formation of required land right’s agreements to accommodate turbine placement on each project’s specific farm land,

•	transmission interconnection studies, design and agreements with independent system operators (ISOs) and utilities,

•	negotiation and execution of power purchase agreements,

•	arrangement of equity and debt project financing,

•	construction oversight and services,

•	project commissioning and

•	wind farm operations and maintenance.

In addition, we can provide general consulting services to help farmers and communities evaluate possible community wind farm projects and initiate their development. Often, we will take on the entire development process including all of the services outlined above. Through the community wind approach, we involve land owners and the local community by establishing a limited liability company that extends ownership to the participants along with the initial equity investor. We also find financing, secure a contract with a utility to buy the electricity produced, purchase the equipment and contract for the construction of the system, and arrange for operation of the wind farm.

Our Community Wind Farm Portfolio

We believe that we have completed and placed into service more community wind power systems than any other U.S. enterprise. To date, we have developed 11 community wind farms located primarily in the “Buffalo Ridge” area of southwestern Minnesota. These systems have been developed since the mid-1980s and total more than 117 megawatts. They are fully operational today. In addition, we provide operating and maintenance services to five of the 11 existing wind farms.

In addition to the first 11 wind farms developed by us, we have another 16 community wind projects in various phases of development totaling more than 400 megawatts. These projects are primarily located in the states of Minnesota, Nebraska and South Dakota.

Based on our pipeline of projects, we believe that we will experience consistent growth in the number of projects completed and the number of projects for which we are providing operational oversight. We expect that the continued growth in our project pipeline will act as a key competitive advantage as the community wind power industry grows throughout the United States and Canada.

Growth Strategy

We specialize in the development of community wind power systems, and we believe that we are among the leaders in the field. Our growth strategy is anchored by the competitive advantage of our portfolio of completed projects coupled with the projects we currently have under development. Our plan is to continue to provide the full range of development services across each phase of development, which we expect will grow our revenue and profitability from each project under development.

In addition to growing our revenue per project, we will continue to grow our projects under development by utilizing competitive strengths and taking advantage of market conditions to build long-term growth, as follows:

•	We expect to increase our capacity by entering regional markets through organic development.

•	We may acquire developers of community wind systems that currently have developments underway.

•	We expect to create relationships as a community stakeholder.

•	We expect to work with governmental agencies to help us incentivize the creation of community wind farms and offer favorable tax breaks.

•	We will continue to strive to attract, train and retain the most talented people in the industry.

About this Offering

This prospectus relates to the public offering, which is not being underwritten, of up to 15,521,893 shares of our common stock by the selling stockholders listed in this prospectus. These shares consist of 2,250,000 outstanding shares of common stock, 5,160,000 shares of common stock issuable upon conversion of our series A preferred stock, 371,893 shares of common stock issuable in connection with the payment of 8% cumulative dividends for three years on our series A preferred stock (if such dividends are not otherwise paid in cash) and 7,740,000 shares of common stock issuable upon exercise of our warrants. The shares offered by this prospectus may be sold by the selling stockholders from time to time in the over-the-counter market or other national securities exchange or automated interdealer quotation system on which our common stock is then listed or quoted, through negotiated transactions or otherwise at market prices prevailing at the time of sale or at negotiated prices. We will receive none of the proceeds from the sale of the shares by the selling stockholders, except upon exercise of the warrants. We will bear all expenses of registration incurred in connection with this offering, but all selling and other expenses incurred by the selling stockholders will be borne by them.

The shares of common stock being offered by this prospectus relate to our June 2008 private placement. At the closing, which took place on June 24, 2008, we completed a private placement to two institutional investors and two other accredited investors of 5,160,000 shares of our series A preferred stock at a price per share of $1.00, for gross proceeds of $5,160,000. As part of the private placement, the investors were issued class A, class B and class C warrants to purchase up to a maximum of 2,580,000 shares of our common stock each (or an aggregate of 7,740,000 shares of our common stock) at an exercise price of $1.25, $1.50 and $1.75 per share, respectively.

The price per share of the series A convertible preferred stock was at a 46.0% discount to the common stock market price per share, which closed at $1.25 per share on June 24, 2008, the closing date of the private placement. The per share exercise prices of the warrants issued in the private placement were not at a discount to the market price per share. For a more detailed discussion regarding our June 2008 private placement, see “Selling Stockholders - June 2008 Private Placement” in this prospectus.

The number of shares being offered by this prospectus represents approximately 47.1% of our outstanding shares of common stock as of October 20, 2008 (assuming the conversion of our series A preferred stock and exercise of our warrants). This is our first registration statement as Juhl Wind.

Corporate Information and History

On June 24, 2008, we completed a “reverse public offering” transaction, in which we became a publicly-traded and reporting company through our share exchange transaction with MH & SC, Incorporated, a public company previously engaged in the health and safety supply business. Through the share exchange transaction, the stockholders of our privately-held predecessors, Juhl Energy and DanMar, received a majority of the outstanding shares of MH & SC and their officers and directors assumed similar positions with MH & SC. Concurrently with the closing of the share exchange, we also completed a private placement to institutional investors and other accredited investors, in which we received aggregate gross proceeds of $5,160,000. Following the share exchange transaction, we changed our corporate name to Juhl Wind, Inc.

When we refer to “our company,” “we,” “us” or “our,” for periods prior to the closing of the reverse public offering, we are referring to Juhl Energy and DanMar, and as of the closing of the reverse public offering and thereafter, we are referring to Juhl Wind, Inc., the current publicly-traded and reporting company and the issuer of this prospectus.

Our principal executive offices are located at 996 190th Avenue, Woodstock, Minnesota 56186, and our telephone number is (507) 777-4310. We maintain a corporate website at www.juhlwind.com. The contents of our website are not part of this prospectus and should not be relied upon with respect to this prospectus.

THE OFFERING

Common stock offered by the selling stockholders:

• Number of outstanding shares	2,250,000 shares

• Number of shares that may be issued upon conversion of series A preferred stock	5,160,000 shares

• Number of shares that may be issued in payment of 8% cumulative dividends on our series A preferred stock (if such dividends are not otherwise paid in cash)	371,893 shares

• Number of shares that may be issued upon exercise of warrants	7,740,000 shares

Total	15,521,893 shares

Common stock outstanding	20,050,000 shares (1)

Use of proceeds
We will receive none of the proceeds from the sale of the shares by the selling stockholders, except cash for the warrant exercise price upon exercise of the warrants, which would be used for working capital purposes.

OTC Bulletin Board symbol	JUHL
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(1)
As of October 20, 2008. Does not include shares of common stock issuable upon conversion of our series A preferred stock or shares issuable upon exercise of our warrants. Also does not include shares of our common stock that are reserved for issuance pursuant to outstanding stock options.

RISK FACTORS

An investment in our common stock involves a high degree of risk. You should carefully consider the following material risks, together with the other information contained in this prospectus, before you decide to buy our common stock. If any of the following risks actually occur, our business, results of operations and financial condition would likely suffer. In these circumstances, the market price of our common stock could decline, and you may lose all or part of your investment.

Risks Related to Our Business and Industry

We are still in an early stage of development and have earned limited revenues to date.

We have earned limited revenue to date and have supported our operations primarily through cash flow from consulting services and wind farm management, and debt and private equity investment. Our operations are subject to all of the risks inherent in the establishment of a new business enterprise. Our likelihood of success must be considered in light of the problems, expenses, difficulties, complications and delays frequently encountered in connection with a new business and the development of an alternative energy generation platform. For the year ended December 31, 2007, we had total revenue of $707,161 and net income of $296,767. At December 31, 2007, we had total stockholders’ equity of $677,935, a decline of $80,970 from December 31, 2006. Total stockholders’ equity increased to $1,783,284 as of June 30, 2008. For the six-month period ended June 30, 2008, we had unaudited total revenue of $314,638, compared to total revenue of $296,901 for the comparable period in 2007. We had a net loss of $185,558 for the six months ended June 30, 2008, compared to net income of $127,617 for the comparable 2007 period. We cannot assure you that we will generate and continue to have net income in the future.

We are dependent on Daniel J. Juhl’s leadership of our company.

Our business depends on the availability to us of Daniel J. Juhl, our Chairman of the Board and Chief Executive Officer. Mr. Juhl founded Juhl Energy and DanMar, and has been a pioneer in the community wind power industry. The business contacts and relationships that we maintain are predominantly those of Mr. Juhl. Our business would be materially and adversely affected if his services would become unavailable to us. We cannot assure you that Mr. Juhl will continue to be available to us, although we have entered into a three-year employment agreement with Mr. Juhl expiring in December 2011 and maintain key-man life insurance for our benefit on Mr. Juhl’s life in the amount of $3.0 million.

We have a limited operating history and we have not demonstrated that we can manage electricity generating stations on a large scale.

We have a limited history of managing electricity generating stations and limited data upon which you can evaluate our business. Our prospects for success must be considered in the context of a new company in a developing industry. The risks we face include developing and acquiring wind farms, compliance with significant regulation, reliance on third parties, operating in a competitive environment in which electricity rates will be set by the operation of market forces and regulatory constraints, uncertain performance of electricity generating stations, financing our business and meeting the challenges of the other risk factors described below. If we are unable to address all of these risks, our business, results of operations and financial condition may suffer.

Revenues from wind farms are subject to fluctuating market prices for energy and capacity.

The revenues generated by wind farms depend on market prices of energy in competitive wholesale energy markets. Market prices for both energy and capacity are volatile and depend on numerous factors outside our control including economic conditions, population growth, electrical load growth, government and regulatory policy, weather, the availability of alternate generation and transmission facilities, balance of supply and demand, seasonality, transmission and transportation constraints and the price of natural gas and alternative fuels or energy sources. The wholesale power markets are also subject to market regulation by the Federal Energy Regulatory Commission, independent system operators, and regional transmission operators which can impact market prices for energy and capacity sold in such markets, including by imposing price caps, mechanisms to address price volatility or illiquidity in the markets or system instability and market power mitigation measures. We cannot assure you that market prices will be at levels that enable us to operate profitably or as anticipated. A decline in electricity or capacity market prices below anticipated levels could have a material adverse impact on our revenues or results of operations. In markets where wind farms qualify to receive capacity payments, it is typical that only a portion of the wind farm’s capacity is eligible to receive capacity payments. This portion is typically based on the previous year’s average net capacity factor during peak periods. In addition, changes to regulatory policy or market rules regarding the qualification of wind generation as a capacity resource could limit or eliminate a wind farm’s ability to receive payments for its generating capacity.

There are a small number of wind turbine manufacturers, and increased demand may lead to difficulty in obtaining wind turbines and related components at affordable prices or in a timely manner.

There are only a small number of companies that have the expertise and access to the necessary components to build multi-megawatt class wind turbines. The rapid growth in the aggregate worldwide wind energy industry has created significantly increased demand for wind turbines and their related components that is currently not being adequately satisfied by suppliers. Wind turbine suppliers have significant supply backlogs, which tend to drive up prices and delay the delivery of ordered wind turbines and components. Any delays in the delivery to us of ordered wind turbines and components may delay the successful completion of our wind farms under development. Additionally, price increases may make it more costly for us to acquire wind turbines.

We cannot assure you that our wind farms will be able to purchase a sufficient quantity of turbines and other technical equipment to satisfy demand or that wind turbine and other component manufacturers will not give priority to other market participants, including competitors of ours. To the extent that wind turbine manufacturers become unable or unwilling to supply wind turbines, our wind farms may be unable to find suitable replacements. Such inability to acquire turbines would have a material adverse effect on our business prospects, results of operations and financial condition.

The federal government may not extend or may decrease tax incentives for renewable energy, including wind energy, which would have an adverse impact on our development strategy.

Federal tax incentives applicable to the wind energy industry currently in effect include the production tax credit (“PTC”) and accelerated tax depreciation for certain assets of wind farms. The current version of the PTC provides the owner of a wind turbine placed in operation before the end of 2008 with a ten-year credit against its federal income tax obligations based on the amount of electricity generated by the wind turbine. The accelerated depreciation for certain assets of wind farms provides for a five-year depreciable life for these assets, rather than the 15 to 25 year depreciable lives of many non-renewable energy assets.

The PTC is scheduled to expire on December 31, 2008, and, unless extended or renewed by the U.S. Congress, will not be available for energy generated from wind turbines placed in service after that date. To date, legislative efforts to extend the PTC have failed, and we cannot assure you that current or any subsequent efforts to extend or renew this tax incentive will be successful or that any subsequent extension or renewal will be on terms that are as favorable as those that currently exist. In addition, there can be no assurance that any subsequent extension or renewal of the PTC would be enacted prior to its expiration or, if allowed to expire, that any extension or renewal enacted thereafter would be enacted with retroactive effect. We also cannot assure you that the tax laws providing for accelerated depreciation of wind farm assets will not be modified, amended or repealed in the future. If the federal PTC is not extended or renewed, or is extended or renewed at a lower rate, financing options for wind farms will be reduced and development plans for additional wind farms will be adversely affected.

Tax equity investors have limited funds, and wind energy producers compete with other renewable energy producers for tax equity financing. In the current rapidly expanding market, the cost of tax equity financing may increase and there may not be sufficient tax equity financing available to meet the total demand in any year. In addition, one or more current tax equity investors may decide to withdraw from this market thereby depleting the pool of funds available for tax equity financing. Alternative financing will be more expensive and there may not be sufficient liquidity in alternate financial markets. As a result, development of additional wind farms by us would be adversely affected.

Industry sales cycles can be lengthy and unpredictable.

Sales cycles with companies that purchase electricity from generators to supply electricity to consumers are generally long and unpredictable due to budgeting, purchasing and regulatory processes which can take longer than expected to complete. Our customers will typically issue requests for quotes and proposals, establish evaluation committees, review different technical options with vendors, analyze performance and cost/benefit justifications and perform a regulatory review, in addition to applying the normal budget approval process within an organization. Delays in completing these processes can cause delays in purchasing and variability to our financial projections and could adversely affect results of operations.

The performance of wind farms is dependent upon meteorological and atmospheric conditions that fluctuate over time.

The production of electricity generated by wind farms will be the source of substantially all of our revenues. As a result, our results of operations will be highly dependent on meteorological and atmospheric conditions.

Site selection requires the evaluation of the quality of the wind resources based upon a variety of factors. The wind data gathered on site and data collected through other sources form the basis of wind resource projections for a wind farm’s performance, revenue generation, operating profit, project debt capacity, project tax equity capacity and return on investment, which are fundamental elements of our business planning. Wind resource projections at the time of commercial operations can have a significant impact on the level of capital that we can raise. Wind resource projections do not predict the wind at any specific period of time in the future. Therefore, even in the event where prediction of a wind farm’s wind resources becomes validated over time, the wind farm will experience hours, days, months and even years that are below wind resource predictions. Wind resource projections may not predict the actual wind resources observed by the wind farm over a long period of time. Assumptions included in wind resource projections, such as the interference between turbines, effects of vegetation and land use, and terrain effects may not be accurate. Wind resources average monthly and average time of day long-term predictions may not be accurate and, therefore, the energy wind farms produce over time may have a different value than forecast. If as a result of inaccurate wind resource projections, the performance of one or more of our wind farms falls below projected levels, our business, results of operations and financial condition could be materially adversely affected.

Operational factors may reduce energy production below projections, causing a reduction in revenue.

The amount of electricity generated by a wind farm depends upon many factors in addition to the quality of the wind resources, including but not limited to turbine performance, aerodynamic losses resulting from wear on the wind turbine, degradation of other components, icing or soiling of the blades and the number of times an individual turbine or an entire wind farm may need to be shut down for maintenance or to avoid damage due to extreme weather conditions. In addition, conditions on the electrical transmission network can impact the amount of energy a wind farm can deliver to the network. We cannot assure you that any of our wind farms will meet energy production expectations in any given time period.

If wind farm energy projections are not realized, we could face a number of material consequences, including the following:

•	our sales of energy may be significantly lower than forecast,

•	the amount of capacity permitted to be sold from our wind farms may be lower than forecast, and

•	our wind farms may be unable to meet the obligations of agreements based on projected production and as a result revenue would be lower than forecasted.

Operation of our wind power stations is subject to unexpected disruptions.

As with all power generation facilities, operation of our electricity generating stations will involve operating risks, including:

•	our possible inability to achieve the output and efficiency levels for our electricity generating stations that we have projected,

•
facility shutdown due to a breakdown or failure of equipment or processes, violation of permit requirements (whether through operations or change in law), operator error or catastrophic events such as fires, explosions, floods or other similar occurrences affecting us, our electricity generating stations or third parties upon which our business may depend, and

•
disputes with labor unions in which certain personnel involved in the operation of our electricity generating stations are members and disputes under various collective bargaining agreements applicable to our electricity generating stations.

The wind farms which we currently manage are located in the state of Minnesota. If changes occur in the Minnesota market or its regulatory environment in a manner that negatively affects our business, it could have a negative effect on our results of operations and financial condition.

The occurrence of one or more of these events could significantly reduce revenues expected to be produced by our electricity generating stations or significantly increase the expenses of our electricity generating stations, thereby adversely affecting our business, results of operations and financial condition.

Our financial projections assume that we will be able to operate our electricity generating stations nearly continually and we may have trouble meeting our obligations if we are not successful.

We will need to achieve high levels of availability and dispatch for our electricity generating stations to operate profitably. We operate under the assumption that we will achieve high levels of availability and dispatch in developing the revenue figures included in our financial projections. However, developments could affect the dispatch rate of our electricity generating stations, including the following:

•	equipment problems or other problems which affect the ability of our electricity generating stations to operate,

•	non-utility generators being placed before our electricity generating stations in the dispatch sequence of generating plants,

•	extended operation of nuclear generating plants beyond their presently expected dates of decommissioning or resumption of generation by nuclear facilities that are currently out of service,

•	implementation of additional or more stringent environmental compliance measures, or

•	the construction of new generating plants which may be more efficient and cost effective than our electricity generating stations.

The wind energy industry is extensively regulated and changes in or new regulations or delays in regulatory approval could hurt our business development.

Our activities in the management of electricity generating stations are subject to extensive energy and environmental regulation by federal, state and local authorities. Delay in obtaining, or failure to obtain and maintain in full force and effect, any of the regulatory approvals we need to develop our wind farms, or delay or failure to satisfy any applicable regulatory requirements, could prevent operation of our electricity generating stations or the sale of their electric energy, could result in potential civil or criminal liability, or could cause us to incur additional costs.

Changes in laws and regulations may adversely affect our operations and financial performance.

Changes in energy laws or regulations or interpretations of these laws or regulations could result in increased compliance costs or result in additional expenditures for us. Failure by us to comply or failure to satisfy requirements could also subject us to the imposition of penalties and fines. Governmental laws, regulations and policies applicable to alternative energy sources are currently subject to modifications and are expected to continue to evolve. Resulting laws and policies may restrict the structuring of the sales of the power generated by wind farms. Federal law regulates the wholesale sales of electricity and the transmission of electricity in interstate commerce by public utilities. We are also subject to state regulation in the generation, transmission and sale of electricity. We cannot predict whether federal or state governmental entities or regulatory authorities will adopt new laws or regulations or modify existing laws affecting the generation and/or transmission of electricity, or our ability to comply with them. Such new laws or regulations could have a material adverse impact on our business, results of operations or financial condition.

Various state governments may not extend or may decrease incentives for renewable energy, including wind energy, which would have an adverse impact on our development strategy.

Various types of incentives which support the sale of electricity generated from wind energy presently exist in Minnesota and other states where we plan to continue developing wind farms. We cannot assure you that governmental support for alternative energy sources will continue at the state level or that the wind farms that we develop will qualify for such incentives. Any decrease in such state-level incentives would have an adverse impact on our development strategy.

We depend on our ability to locate and develop new sources of wind power in a timely and consistent manner, and failure to do so would adversely affect our operations and financial performance.

Our success in the industry requires additional and continuing development to become and remain competitive. We expect to continue to make substantial investments in development activities. Our future success will depend, in part, on our ability to continue to locate additional wind power sites. Developing a wind farm site is dependent upon, among other things, acquisition of rights to parcels of property, receipt of required local, state and federal permits and the negotiation of satisfactory turbine supply, engineering, construction and interconnection agreements. This development activity will require continued investment in order to maintain and grow our market position. We may experience unforeseen problems in our development endeavors. We may not achieve widespread market acceptance of our wind-powered electricity. We may not meet some of these requirements or may not meet them on a timely basis. We may modify plans for the development of a wind farm. We will typically incur substantial expense in the development of wind farms. Many of these expenses, including obtaining permits and legal and other services, are incurred before we can determine whether a site is environmentally or economically feasible. After such a determination is made, significant expenses, such as environmental impact studies, are incurred. A number of factors are critical to a determination of whether a site will ultimately be developed as a wind farm including changes in regulatory environment, changes in energy prices, community opposition, failure to obtain regulatory and transmission approvals and permits. These factors could materially affect our ability to forecast operations and negatively affect our stock price, results of operations, cash flow and financial condition.

The number of desirable sites available for the development of wind farms is limited, and our inability to identify or acquire sites will limit our ability to implement our development strategy.

Wind farms can be built only in regions with suitable wind conditions. In addition, certain constraints must be taken into account in connection with the development of each wind farm. These include topographic constraints, landowners’ willingness to grant access to their land, connection capacities of the local transmission network and regulatory constraints associated with the proximity to housing, airports or protected sites.

If we cannot locate sufficient available sites on which to develop wind farms, it could have a material adverse effect on our business, results of operations, financial condition, or on our ability to implement our business strategy.

We face competitive pressures from a variety of competitors in the markets we serve.

We are a small company, and we will be operating in a highly competitive market, and this competition may accelerate in the future. Some competitors have, or may have, substantially greater financial, marketing or technical resources, and in some cases, greater name recognition and experience than we have. Some competitors, including European producers and large U.S. utilities, may enter markets we serve and sell electricity at low prices in order to obtain market share. There are a limited number of sites desirable for wind farms and a limited supply of wind turbines and other related equipment necessary to operate wind farm facilities. Our competitors may be able to respond more quickly to new or emerging technologies and changes in customer requirements. They may also be able to devote greater resources to the development, promotion and sale of electricity than we can. Current and potential competitors may make strategic acquisitions or establish cooperative relationships among themselves or with third parties that enhance their ability to address the needs of our prospective customers. It is possible that new competitors or alliances among competitors may emerge and rapidly gain significant market share. This would in turn reduce our market share, reduce our overall sales and require us to invest additional funds in new technology development. If we cannot compete successfully against competitors, this will have a negative impact on our business, financial condition, results of operations and cash flow.

Access to, availability and cost of transmission networks are critical to development of wind farms; failure to obtain sufficient network connections for future wind farms would adversely affect our operations and financial performance.

We depend on electric transmission facilities owned and operated by third parties to deliver the electricity that we sell. We typically do not own or control the transmission facilities other than the limited facilities necessary to connect wind farms to the transmission network. The capacity of the local transmission network may be limited or constrained, and the owner of the network may not allow us to interconnect a new wind farm without first constructing the system upgrades that the owner requires. For this reason, we expect to pay some or all of the costs of upgrading the existing transmission facilities to support the additional electricity that a wind farm will be delivering into the network. The location of a wind farm in a particular area therefore depends significantly on whether it is possible to interconnect with the transmission network at a reasonable cost. Many wind farms are located in remote areas with limited transmission networks where intense competition exists for access to, and use of capacity on, the existing transmission facilities. We cannot assure you that we will obtain sufficient network connections for future wind farms within planned timetables and budgetary constraints.

Wind farms are required to meet certain technical specifications in order to be connected to the transmission network. If any wind farm does not meet, or ceases to comply with, these specifications, we will not be able to connect, to or remain connected, to the transmission network. We may also incur liabilities and penalties, including disconnection from the network, if the transmission of electricity by one or more of wind farms does not comply with applicable technical requirements. In the interconnection agreements between wind farms and the applicable transmission owner or operator, the transmission owner or operator retains the right to interrupt or curtail our transmission deliveries as required in order to maintain the reliability of the transmission network. We cannot assure you that our wind farms will not be adversely impacted by any such interruption or curtailment.

Public opposition toward wind farms may make it more difficult to obtain the necessary permits and authorizations required to develop or maintain a wind farm.

Public attitude towards aesthetic and environmental impacts of wind energy projects impacts the ability to develop our wind farms. In many states and localities, the environmental impact review process ensures a role for concerned members of the public that can lead to changes in design or layout, extensive impact mitigation requirements, or even the rejection of a project. In such areas, local acceptance is critical to the ability to obtain and maintain necessary permits and approvals. We cannot assure you that any wind farm projects under development will be accepted by the affected population. Public opposition can also lead to legal challenges that may result in the invalidation of a permit or, in certain cases, the dismantling of an existing wind farm as well as increased cost and delays. Reduced acceptance of wind farms by local populations, an increase in the number of legal challenges or an unfavorable trend in the outcome of these challenges could prevent us from achieving our plans, which, in turn, could have a material adverse effect on our business, results of operations and financial condition.

We will likely need additional capital to fund our growing operations and if we are not able to obtain sufficient capital, we may be forced to limit the scope of our operations.

In connection with our growth strategies, we will likely experience increased capital needs and we may not have sufficient capital to fund our future operations without additional capital investments. Our capital needs will depend on numerous factors, including:

•	our profitability,

•	the competition encountered in the marketplace,

•	the level of our investment in development, and

•	the amount of our capital expenditures, including acquisitions.

We cannot assure you that we will be able to obtain capital in the future to meet our needs.

Market conditions and other factors may not permit future financings. Our ability to arrange financing is dependent on numerous factors including general economic and market conditions, credit availability from lenders, investor confidence and the existence of regulatory and tax incentives that are conducive to raising capital. If we cannot obtain additional funding, we may be required to limit our investments in development activities, limit our marketing efforts and decrease or eliminate capital expenditures. Such reductions could materially adversely affect our business and our ability to compete.

Even if we do find a source of additional capital, we may not be able to negotiate terms and conditions for receiving the additional capital that are acceptable to us. Any future capital investments could dilute or otherwise materially and adversely affect the holdings or rights of our existing shareholders. In addition, new equity or convertible debt securities issued by us to obtain financing could have rights, preferences and privileges senior to our common stock. We cannot give you any assurance that additional financing will be available to us or, if available, will be on terms favorable to us.

There is an absence of historical price data that you can use to assess whether we will be able to sell our electric energy at prices that will permit us to pay our expenses.

Our revenues and results of operations will depend on the prices that can be obtained for electricity. There is an absence of historical price data that you can use to assess the likelihood that those prices will be sufficient to permit us to pay our expenses. Among the factors that will influence such prices (all of which factors are beyond our control) are:

•	existing and projected generating capacity surpluses which could have the effect of driving prices down,

•	a decrease in prices of other sources of electricity, which would make electricity prices from those other sources more competitive with our wind-powered electricity generating stations,

•
additional supplies of electric energy becoming available from our current competitors or new market entrants, including the development of new generation facilities that may be able to produce energy less expensively than our wind-powered electricity generating stations,

•	additional supplies of energy or energy-related services becoming available if there is an increase in physical transmission capacity into the power pool,

•	the extended operation of nuclear generating plants located in adjacent markets or the resumption of generation by nuclear facilities that are currently out of service,

•	weather conditions prevailing in the state of Minnesota where the wind power will be generated initially,

•	the possibility of a reduction in the projected rate of growth in electricity usage as a result of factors such as regional economic conditions and the implementation of conservation programs,

•	our ability to negotiate successfully and enter into advantageous contracts for sales of our electric energy, and

•	export power transmission constraints which would limit our ability to sell energy in adjacent markets.

We need to manage growth in operations to maximize our potential growth and achieve our expected revenues and our failure to manage growth will cause a disruption of our operations resulting in the failure to generate revenue.

In order to maximize potential growth in the wind power markets, we believe that we must expand our development activities to locate sites to generate wind power, as well as explore outlets for the sale of electricity generated. This expansion will place a significant strain on our management team and our operational, accounting and information systems. We expect that we will need to continue to improve our financial controls, operating procedures and management information systems. We will also need to effectively hire, train, motivate and manage our employees. Our failure to properly manage our growth could disrupt our operations and ultimately prevent us from generating the revenues we expect.

If we are not able to implement our strategies in achieving our business objectives, our business operations and financial performance may be adversely affected.

Our business plan is based on circumstances currently prevailing and the assumptions that certain circumstances will or will not occur, as well as the inherent risks and uncertainties involved in various stages of development. However, we cannot assure you that we will be successful in implementing our strategies or that our strategies, even if implemented, will lead to the successful achievement of our objectives. If we are not able to successfully implement our strategies, our business operations and financial performance may be adversely affected.

We will have responsibility for environmental liabilities and will likely incur expenses as a result; we have no estimate of costs which may be incurred.

We will be responsible for liabilities resulting from or arising out of certain environmental conditions and violation of environmental law relating to our electricity generating stations. Those liabilities could be significant, and we have no estimate of actual costs which may be incurred.

Our executive officers, board of directors and key employees are crucial to our business, and we may not be able to recruit, integrate and retain the personnel we need to succeed.

Our success depends upon a number of key management, sales, technical and other critical personnel, including our executive officers, our board of directors and key employees with expertise in the industry. The loss of the services of any key personnel, or our inability to attract, integrate and retain highly skilled technical, management, sales and marketing personnel could result in significant disruption to our operations, including our inability or limited success in locating new sites, effectiveness of sales efforts, quality of customer service, and completion of our initiatives, including growth plans and the results of our operations. Any failure by us to find suitable replacements for our key senior management may be disruptive to our operations. Competition for such personnel in the technology industries is intense, and we may be unable to attract, integrate and retain such personnel successfully.

We may have to depend on outside advisors for some of our primary business operations.

To supplement the business experience of our officers and directors, we may be required to employ accountants, technical experts, appraisers and attorneys or engage other consultants or advisors. The selection of any such advisors will be made by our officers without any input from shareholders. Furthermore, it is anticipated that such persons may be engaged on an “as needed” basis without a continuing fiduciary or other obligation to us. In the event management considers it necessary to hire outside advisors, they may elect to hire persons who are affiliates, if they are able to provide the required services.

We have no patent protection on our products.

We have no patents on our products relating to the generation of wind energy. There is no assurance that our products will not infringe upon patents or technologies owned by others. We do not consider a grant of patents essential to the success of our business.

The transmission networks to which wind farms connect may fail or experience downtime, which will cause us to lose revenue.

Transmission networks may experience congestion, outages or technical incidents, and operators of these networks may fail to meet their contractual transmission obligations or terminate the contracts involved. Moreover, if the interconnection or transmission agreement of a wind farm is terminated for any reason, we may not be able to replace it with an interconnection and transmission arrangement on terms as favorable as the existing arrangement or at all, or we may experience significant delays or costs in connection with securing a replacement.

If a network to which one or more of wind farms is connected experiences “down time,” the affected wind farm may lose revenue and be exposed to non-performance penalties and claims from its customers. These may include claims for damages incurred by customers, such as the additional cost of acquiring alternative electricity supply at then-current spot market rates. The owners of the network will not usually compensate electricity generators, including wind farms, for lost income due to down time.

Our operating results may be adversely affected by the uncertain geopolitical environment and unfavorable factors affecting economic and market conditions.

Adverse factors affecting economic conditions worldwide have contributed to a general inconsistency in the power industry and may continue to adversely impact our business, resulting in:

•	reduced demand for electricity as a result of a decrease in spending by customers and potential customers

•	increased price competition for electricity, and

•	higher overhead costs as a percentage of revenues.

Terrorist and military actions may continue to put pressure on economic conditions. If such an attack should occur or if the economic and market conditions in the United States deteriorate as a result of a terrorist attack, we may experience a material adverse impact on our business, operating results, and financial condition as a consequence of the above factors or otherwise.

We do not have a majority of independent directors serving on our board of directors, which could present the potential for conflicts of interest.

We do not have a majority of independent directors serving on our board of directors. In the absence of a majority of independent directors, our executive officers could establish policies and enter into transactions without independent review and approval. This could present the potential for a conflict of interest between us and our stockholders generally, and the controlling officers, stockholders or directors.

As a result of our operating as a public company, our management will be required to devote substantial time to new compliance initiatives, which may divert management’s attention from the growth and operation of our business.

The Sarbanes-Oxley Act of 2002 and the rules subsequently implemented by the SEC impose a number of requirements on public companies, including provisions regarding corporate governance practices. Our management and other personnel will need to devote a substantial amount of time to these compliance initiatives. Moreover, these rules and regulations will make some activities more time-consuming and costly. For example, we expect these rules and regulations to make it more difficult and more expensive for us to obtain directors and officers liability insurance, and we may be required to accept reduced policy limits and coverage or incur substantial additional costs to maintain the same or similar coverage. These rules and regulations could also make it more difficult for us to attract and retain qualified persons to serve on our board of directors, our board committees or as executive officers.

In addition, the Sarbanes-Oxley Act requires, among other things, that we maintain effective internal control over financial reporting and disclosure controls and procedures. In particular, we will need to perform system and process evaluation and testing of our internal control over financial reporting to allow management and our independent registered public accounting firm to report on the effectiveness of our internal control over financial reporting, as required by Section 404 of the Sarbanes-Oxley Act. Our testing, or the subsequent testing by our independent registered public accounting firm, may reveal deficiencies in our internal control over financial reporting that are deemed to be material weaknesses. Our compliance with Section 404 will require that we expend significant management time on compliance-related issues. Moreover, if we are not able to comply with the requirements of Section 404 in a timely manner, or if we or our independent registered public accounting firm identify deficiencies in our internal control over financial reporting that are deemed to be material weaknesses, the market price of our common stock could decline and we could be subject to sanctions or investigations by the SEC or other regulatory authorities, which would require additional financial and management resources.

We cannot be certain that our internal control over financial reporting will be effective or sufficient in the future.

Our ability to manage our operations and growth requires us to maintain effective operations and compliance and management controls, as well as our internal control over financial reporting. We may not be able to implement necessary improvements to our internal control over financial reporting in an efficient and timely manner and may discover deficiencies and weaknesses in existing systems and controls, especially when such systems and controls are tested by our anticipated increased rate of growth or the impact of acquisitions. In addition, upgrades or enhancements to our computer systems could cause internal control weaknesses.

It may be difficult to design and implement effective internal control over financial reporting for combined operations as we integrate any acquired businesses in the future. In addition, differences in existing controls of any acquired businesses may result in weaknesses that require remediation when internal controls over financial reporting are combined.

If we fail to maintain an effective system of internal control or if our management or our independent registered public accounting firm were to discover material weaknesses in our internal control systems, we may be unable to produce reliable financial reports or prevent fraud. If we are unable to assert that our internal control over financial reporting is effective at any time in the future, or if our independent registered public accounting firm is unable to attest to the effectiveness of our internal controls, is unable to deliver a report at all or can deliver only a qualified report, we could be subject to regulatory enforcement and may lose investor confidence in our ability to operate in compliance with existing internal control rules and regulations, either of which could result in a decline in our stock price.

Risks Related to Our Common Stock

Because we became public through a share exchange transaction (or reverse acquisition), we may not be able to attract the attention of major brokerage firms.

Additional risks are associated with our becoming public through a reverse acquisition. For example, security analysts of major brokerage firms may not provide coverage of us since there is no incentive to brokerage firms to recommend the purchase of our common stock. We cannot assure you that brokerage firms will want to conduct any public offerings on our behalf in the future.

If we do not timely file and have declared effective the initial registration statement required pursuant to our private placement, we will be required to pay liquidated damages and may be required to redeem shares of series A preferred stock for cash.

As part of our private placement, we entered into a registration rights agreement. Under this agreement, we are obligated to file an initial registration statement providing for the resale of the shares of common stock underlying the series A convertible preferred stock and the class A, class B and class C warrants. Pursuant to the agreement, we agreed to file and have declared effective the registration statement by a certain date. If we do not meet this timeline, we must pay liquidated damages in the amount equal to 2% of the aggregate investment amount per month, subject to a maximum limit of 12% of the aggregate investment amount. In addition, the terms of the series A convertible preferred stock allow for those stockholders to require us to redeem for cash all outstanding shares of series A convertible preferred stock if the registration statement with respect to the underlying common stock equivalents is not declared effective on or before the 270th day after the original issuance date. The redemption amount for each share of series A convertible preferred stock will be the greater of (a) 120% of the stated value and (b) the product of (i) the volume weighted average market price of the common stock on the redemption date and (ii) the stated value divided by the then-current conversion price. All accrued and unpaid dividends are also due upon redemption.

If and when our registration statement becomes effective, a significant number of shares of common stock will be eligible for sale, which could depress the market price of our common stock.

Following the effective date of the registration statement, a significant number of our shares of common stock will become eligible for sale in the public market, which could harm the market price of the stock. Further, shares may be offered from time to time in the open market pursuant to Rule 144, and these sales may have a depressive effect as well. In general, a person who has held restricted shares for a period of six months may, upon filing a notification with the SEC on Form 144, sell our common stock into the market, subject to certain limitations.

There is no market for our common stock and an active trading market may not develop.

There is currently no active public market for our common stock. An active trading market may not develop or, if developed, may not be sustained. The lack of an active market may impair your ability to sell your shares of common stock at the time you wish to sell them or at a price that you consider reasonable. The lack of an active market may also reduce the market value and increase the volatility of your shares of common stock. An inactive market may also impair our ability to raise capital by selling shares of common stock and may impair our ability to acquire other companies or assets by using shares of our common stock as consideration.

The market price of our common stock may be volatile and may decline in value.

The market price of our common stock has been and will likely continue to be highly volatile, as is the stock market in general, and the market for OTC Bulletin Board quoted stocks in particular. Some of the factors that may materially affect the market price of our common stock are beyond our control, such as changes in financial estimates by industry and securities analysts, conditions or trends in the industry in which we operate or sales of our common stock. These factors may materially adversely affect the market price of our common stock, regardless of our performance. In addition, the public stock markets have experienced extreme price and trading volume volatility. This volatility has significantly affected the market prices of securities of many companies for reasons frequently unrelated to the operating performance of the specific companies. These broad market fluctuations may adversely affect the market price of our common stock.

Our stockholders may experience significant dilution if future equity offerings are used to fund operations or acquire complementary businesses.

If our future operations or acquisitions are financed through the issuance of equity securities, our stockholders could experience significant dilution. In addition, securities issued in connection with future financing activities or potential acquisitions may have rights and preferences senior to the rights and preferences of our common stock. We also established an incentive compensation plan for our management and employees. We expect to grant options to purchase shares of our common stock to our directors, employees and consultants and we will grant additional options in the future. The issuance of shares of our common stock upon the exercise of these options may result in dilution to our stockholders.

Our current management can exert significant influence over us and make decisions that are not in the best interests of all stockholders.

Our executive officers and directors as a group own 76.3% of our outstanding shares of common stock. As a result, these stockholders will be able to assert significant influence over all matters requiring stockholder approval, including the election and removal of directors and any change in control. In particular, this concentration of ownership of our outstanding shares of common stock could have the effect of delaying or preventing a change in control, or otherwise discouraging or preventing a potential acquirer from attempting to obtain control. This, in turn, could have a negative effect on the market price of our common stock. It could also prevent our stockholders from realizing a premium over the market prices for their shares of common stock. Moreover, the interests of the owners of this concentration of ownership may not always coincide with our interests or the interests of other stockholders and, accordingly, could cause us to enter into transactions or agreements that we would not otherwise consider.

Our common stock is considered “penny stock” and may be difficult to sell.

The SEC has adopted regulations which generally define “penny stock” to be an equity security that has a market or exercise price of less than $5.00 per share, subject to specific exemptions. The market price of our common stock may be below $5.00 per share and therefore may be designated as a “penny stock” according to SEC rules. This designation requires any broker or dealer selling these securities to disclose certain information concerning the transaction, obtain a written agreement from the purchaser and determine that the purchaser is reasonably suitable to purchase the securities. These rules may restrict the ability of brokers or dealers to sell our common stock and may affect the ability of our stockholders to sell their shares. In addition, since our common stock is quoted on the OTC Bulletin Board, our stockholders may find it difficult to obtain accurate quotations of our common stock and may find few buyers to purchase the stock or a lack of market makers to support the stock price.

We do not anticipate paying dividends in the foreseeable future; you should not buy our stock if you expect dividends.

We currently intend to retain our future earnings to support operations and to finance expansion and, therefore, we do not anticipate paying any cash dividends on our common stock in the foreseeable future.

We could issue “blank check” preferred stock without stockholder approval with the effect of diluting then current stockholder interests and impairing their voting rights, and provisions in our charter documents and under Delaware law could discourage a takeover that stockholders may consider favorable.

Our certificate of incorporation authorizes the issuance of up to 20,000,000 shares of “blank check” preferred stock with designations, rights and preferences as may be determined from time to time by our board of directors. Our board of directors is empowered, without stockholder approval, to issue a series of preferred stock with dividend, liquidation, conversion, voting or other rights which could dilute the interest of, or impair the voting power of, our common stockholders. The issuance of a series of preferred stock could be used as a method of discouraging, delaying or preventing a change in control. For example, it would be possible for our board of directors to issue preferred stock with voting or other rights or preferences that could impede the success of any attempt to change control of our company. In addition, advanced notice is required prior to stockholder proposals.

Delaware law could also make it more difficult for a third party to acquire us. Specifically, Section 203 of the Delaware General Corporation Law may have an anti-takeover effect with respect to transactions not approved in advance by our board of directors, including discouraging attempts that might result in a premium over the market price for the shares of common stock held by our stockholders.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

Included in this prospectus are “forward-looking” statements, as well as historical information. Although we believe that the expectations reflected in these forward-looking statements are reasonable, we cannot assure you that the expectations reflected in these forward-looking statements will prove to be correct. Our actual results could differ materially from those anticipated in forward-looking statements as a result of certain factors, including matters described in the section titled “Risk Factors.” Forward-looking statements include those that use forward-looking terminology, such as the words “anticipate,” “believe,” “estimate,” “expect,” “intend,” “may,” “project,” “plan,” “will,” “shall,” “should” and similar expressions, including when used in the negative. Although we believe that the expectations reflected in these forward-looking statements are reasonable and achievable, these statements involve risks and uncertainties and no assurance can be given that actual results will be consistent with these forward-looking statements. Actual results may be materially different than those described herein. Important factors that could cause our actual results, performance or achievements to differ from these forward-looking statements include the factors described in the “Risk Factors” section and elsewhere in this prospectus.

All forward-looking statements attributable to us are expressly qualified in their entirety by these and other factors. We undertake no obligation to update or revise these forward-looking statements, whether to reflect events or circumstances after the date initially filed or published, to reflect the occurrence of unanticipated events or otherwise.

WHERE YOU CAN FIND MORE INFORMATION

We have filed a registration statement on Form S-1 with the U.S. Securities and Exchange Commission, or the SEC, to register the shares of our common stock being offered by this prospectus. In addition, we file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information that we file at the SEC’s public reference facilities at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information regarding the public reference facilities. The SEC maintains a website, http://www.sec.gov, that contains reports, proxy statements and information statements and other information regarding registrants that file electronically with the SEC, including us. Our SEC filings are also available to the public from commercial document retrieval services. Information contained on our website should not be considered part of this prospectus.

You may also request a copy of our filings at no cost by writing or telephoning us at:

Juhl Wind, Inc.
996 190th Avenue
Woodstock, Minnesota 56186
Attention: Mr. John P. Mitola, President
Tel: (507) 777-4310

USE OF PROCEEDS

This prospectus relates to shares of our common stock that may be offered and sold from time to time by the selling stockholders who will receive all of the proceeds from the sale of the shares. We will not receive any proceeds from the sale of shares of common stock in this offering, except upon the exercise of outstanding warrants. We could receive up to $11,610,000 in cash for the warrant exercise price upon exercise of the warrants held by selling stockholders. We expect to use the proceeds received from the exercise of the warrants, if any, for working capital and general corporate purposes. We will bear all expenses of registration incurred in connection with this offering, but all commissions, selling and other expenses incurred by the selling stockholders to underwriters, agents, brokers and dealers will be borne by them. We estimate that our expenses in connection with the filing of the registration statement of which this prospectus is a part will be approximately $50,000.

MARKET FOR OUR COMMON STOCK AND RELATED STOCKHOLDER MATTERS

Market Information

Our shares of common stock are currently quoted and listed for trading on the OTC Bulletin Board under the symbol JUHL. Our symbol prior to the closing of our share exchange transaction on June 24, 2008, was MHSC. No trades, however, were ever made with respect to shares of MH & SC, Incorporated common stock prior to the share exchange transaction. As a result, there is no high and low bid information for shares of MH & SC, Incorporated common stock for the two most recent fiscal years.

The following table sets forth the high and low closing prices for our common stock for the periods indicated as reported by the OTC Bulletin Board:

	Year ended December 31,
Quarter	2006		2007		2008
	High	Low	High	Low	High	Low
First	—	—	—	—	—	—
Second	—	—	—	—
Third	—	—	—	—	$4.85	$2.50
Fourth	—	—	—	—
Second (beginning on June 24, 2008)			—	—	$4.60	$1.25
Fourth (through October 15, 2008)	—	—	—	—	$3.75	$3.00

On October 15, 2008, the closing price of our common stock, as reported by the OTC Bulletin Board, was $3.35 per share.

These bid prices represent prices quoted by broker-dealers on the OTC Bulletin Board. The quotations reflect inter-dealer prices, without retail mark-up, mark-down or commissions, and may not represent actual transactions.

As of October 20, 2008, there were 20,050,000 shares of our common stock outstanding and approximately 55 holders of record of our common stock. However, we believe that there are significantly more beneficial holders of our common stock as many beneficial holders hold their stock in “street name.”

This prospectus covers 15,521,893 shares of our common stock offered for sale by the selling stockholders, which consists of 2,250,000 outstanding shares of common stock, 5,160,000 shares of common stock issuable upon conversion of our series A preferred stock, 371,893 shares of common stock issuable in connection with the payment of 8% cumulative dividends for three years on our series A preferred stock (if such dividends are not otherwise paid in cash) and 7,740,000 shares of common stock issuable upon exercise of our warrants.

Dividend Policy

We do not expect to pay a dividend on our common stock in the foreseeable future.  The payment of dividends on our common stock is within the discretion of our board of directors, subject to our certificate of incorporation. We intend to retain any earnings for use in our operations and the expansion of our business. Payment of dividends in the future will depend on our future earnings, future capital needs and our operating and financial condition, among other factors.

Equity Compensation Plan Information

There are 2,897,111 shares of common stock reserved for issuance under our 2008 Incentive Compensation Plan. We adopted our 2008 Incentive Compensation Plan on June 16, 2008, and prior to that date, we did not have in place any equity compensation plan. Consequently, as of December 31, 2007, there were no outstanding stock options to purchase shares of common stock under our 2008 Incentive Compensation Plan or any other plan.

The following table provides information as of December 31, 2007, with respect to the shares of common stock that may be issued under our existing equity compensation plan.

Equity Compensation Plan Information

Plan category	Number of shares of common stock to be issued upon exercise of outstanding options, warrants and rights (a)		Weighted-average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders	—	(1)	—	—	(2)

Equity compensation plans not approved by security holders	—		—	—

Total	—	(1)	—	—	(2)

(1)
Does not include stock options to purchase 510,000 shares of our common stock that we granted to John P. Mitola, our President, and stock options to purchase 10,000 shares of our common stock that we granted to Edward C. Hurley, a director, on June 24, 2008, with an exercise price equal to $1.00 per share.

(2)	Does not include an additional 2,377,111 shares of our common stock that are currently available for future issuance under our 2008 Incentive Compensation Plan.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

You should read the following description of our financial condition and results of operations in conjunction with the financial statements and accompanying notes included in this prospectus beginning on page F-1.

Overview

On June 24, 2008, we acquired all of the outstanding shares of common stock of two related companies, Juhl Energy and DanMar, in exchange for the issuance of 15,250,000 shares of our common stock. As a result, Juhl Energy and DanMar are now our wholly-owned subsidiaries. The transaction is referred to in this prospectus as the exchange transaction.

As a result of the exchange transaction, we are now engaged in the development of community wind power in various small communities in the Midwestern United States and Canada, with the ultimate goal of building medium scale wind farms jointly owned with local communities and farm owners. The wind farms are connected to the general utility electric grid to produce clean, environmentally-sound wind power for use by the electric power industry. Since inception, Juhl Energy and DanMar have developed 11 wind farms, accounting for more than 117 megawatts of wind power, that currently operate in the midwest region of the United States. At the time of the exchange transaction, Juhl Energy and DanMar were engaged in various aspects of the development of 16 wind farms totaling an additional 400 megawatts of community wind power systems.

Before the exchange transaction, our corporate name was MH & SC, Incorporated and our trading symbol was MHSC.OB. Concurrently with the exchange transaction, we changed our corporate name to Juhl Wind, Inc. and changed our trading symbol to JUHL.OB. As a result of the exchange transaction, Juhl Energy and DanMar became our wholly-owned subsidiaries, with the former stockholders of Juhl Energy and DanMar acquiring 15,250,000 shares of our common stock. Both Juhl Energy and DanMar were controlled by Daniel J. Juhl, their founder and our new Chairman and Chief Executive Officer. The exchange transaction was consummated pursuant to a Securities Exchange Agreement, dated June 24, 2008, between us, and Juhl Energy and DanMar and, for certain limited purposes, the former stockholders of Juhl Energy and DanMar.

Concurrently with the closing of the exchange transaction, we completed a private placement to two institutional investors and two other accredited investors of units consisting of shares of our newly-created series A convertible preferred stock and detachable five-year class A, class B and class C warrants to purchase shares of our common stock at an exercise price of $1.25 (class A), $1.50 (class B) and $1.75 (class C) per share. In total, we sold 5,160,000 shares of our series A convertible preferred stock (convertible at any time into a like number of shares of common stock) and class A, class B and class C warrants to each purchase 2,580,000 shares of common stock, or an aggregate of 7,740,000 shares of common stock. We received gross proceeds of $5,160,000 in consideration for the sale of the units, $4,560,000 from Vision Opportunity Master Fund, Ltd., $500,000 from Daybreak Special Situations Master Fund, Ltd. and $100,000 from Bruce Meyers and Imtiaz Khan.

Concurrently with the closing of the exchange transaction and the private placement, we cancelled 3,765,000 shares of our common stock held by Vision Opportunity Master Fund, Ltd. Following the closing of the exchange transaction, pursuant to a purchase and sale agreement, we sold all of the outstanding membership interests of our wholly-owned subsidiary, My Health & Safety Supply Company, LLC, an Indiana limited liability company, to Cory Heitz in full satisfaction of related party advances made by him to us in the principal amount of $121,000, plus accrued but unpaid interest. We determined that this business was incidental to our new wind energy business.

Basis of Presentation

Our financial statements are prepared in accordance with the rules and regulations of the SEC. Certain information and disclosures in our unaudited condensed consolidated interim financial statements have been condensed or omitted as permitted by such rules and regulations. The interim financial statements included in this prospectus should be read in conjunction with our audited financial statements for the years ended December 31, 2007 and 2006 also contained herein.

For accounting purposes, Juhl Energy and DanMar were the acquirers in the exchange transaction, and consequently the transaction is treated as a recapitalization of those companies. Juhl Energy and DanMar’s financial statements are our historical financial statements.

The following discussion of our financial condition and results of operations should be read in conjunction with our financial statements and related notes included in this prospectus.

Significant Accounting Estimates

We review all significant estimates affecting our consolidated financial statements on a recurring basis and record the effect of any necessary adjustment prior to their publication. Uncertainties with respect to such estimates and assumptions are inherent in the preparation of financial statements; accordingly, it is possible that actual results could differ from those estimates and changes to estimates could occur in the near term. The preparation of our financial statements requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of the contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Estimates and judgments are used when accounting for revenue, stock-based compensation, accounts receivable and allowance for doubtful accounts, impairment of long-lived assets, depreciation and amortization, deferred income taxes, and contingencies among others.

Our management has discussed the development and selection of these significant accounting estimates with our board of directors and our board of directors has reviewed our disclosures relating to them.

Results of Operations – Six Months ended June 30, 2008 Compared to Six Months ended June 30, 2007

Overview

Our general activity for the six months ended June 30, 2008 was primarily focused on the ongoing development of up to 16 new wind farms we have under development with various parties and in various stages of development. Our management was also involved with the exchange transaction and the private placement as described above. Given the closing of the exchange transaction and the private placement, our management believes that we are poised for strong growth as we now have improved our balance sheet liquidity necessary to work through our current projects under development and ability to develop future projects.

We are engaged in the development of a type of wind power in various small communities in the Midwestern United States and Canada that has been labeled “community wind power” because the systems are actually owned by the farmers and the local communities they serve. Our projects are based on the formation of partnerships with the farmers upon whose land the wind turbines are installed.

We hold contract rights, are involved with projects in development and under negotiation, and provide development activities in the wind power industry. Our contract rights relate to administrative services agreements which call for management and administrative services to be provided for several existing Minnesota wind farms. Our assets also include four wind power development agreements, nine projects in development and under negotiation, agreements to conduct wind power feasibility studies and various development activities in the wind power industry.

We currently generate a majority of our revenue from wind farm management. Revenue is also derived from our work in the development of wind farms throughout the development process including four major components: feasibility studies, development fees, operations and management oversight and construction management fees.

Due to the anticipated increased demand for electricity from alternative energy sources in 2008, 2009 and beyond, we believe the demand for wind power projects and the related services which we provide, and therefore our revenues, will be stable or will increase in the foreseeable future. While we anticipate growing revenues on an annual basis beginning in 2009, revenue per each specific project will be subject to shifts in timing due to typical energy project development delays.

During the second quarter and subsequent to the quarter end, we continued to add new projects under development underscoring the demand in the market and specifically for our form of community wind. During the quarter ended June 30, 2008, we signed feasibility study agreements with Thief River Falls, Minnesota (a potential 20 megawatt project) and with the St. Peter Regional Treatment Center, St. Peter, Minnesota (up to a 5 megawatt project). We also signed a development agreement with a group of farmer owners for up to a 5 to 10 megawatt project in Granite Falls, Minnesota. Subsequent to the end of the quarter, we signed a financing and construction term sheet for our 10 megawatt Valley View, Minnesota wind farm laying out the details of the financing group and our role as construction manager. We expect that we could begin construction on this approximately $19.0 million project in the fourth quarter of 2008 or the early part of 2009.

Revenue

Our consolidated revenue was $314,638 for the six months ended June 30, 2008, an increase of $17,737, or 5.97%, compared to revenue of $296,901 for the six months ended June 30, 2007. These variances were primarily due to the timing of specific services when compared to the year earlier.

Our revenue from wind farm management was $196,389 for the six months ended June 30, 2008, a decrease of $8,903, or 4.34%, compared to revenue from wind farm management of $205,292 for the six months ended June 30, 2007. The decrease was primarily due to timing of specific services under these contracts when compared to the same period in 2007.

Our revenue from consulting services was $112,017 for the six months ended June 30, 2008, an increase of $27,983, or 33.30%, compared to revenue from consulting services of $84,034 for the six months ended June 30, 2007. The increase was primarily due to a slight increase in the development of the several new projects we are advising certain parties on at this time.

Our revenue from other operating income was $6,232 for the six months ended June 30, 2008, a decrease of $1,343, or 17.73%, compared to revenue from other operating income of $7,575 for the six months ended June 30, 2007. The decrease was primarily due to timing of specific services.

For the six months ended June 30, 2008 and 2007, revenue from wind farm management accounted for 62.42% and 69.14%, respectively, of total revenue. We also provide general consulting services to help farmers and communities evaluate possible community wind farm projects and initiate their development. For the six months ended June 30, 2008 and 2007, revenue from consulting services accounted for 35.60% and 28.31%, respectively, of total revenue.

Operating Expenses

Operating expenses were $562,196 for the six months ended June 30, 2008, an increase of $392,810, or 231.9%, compared to operating expenses of $169,386 for the six months ended June 30, 2007. The increase was attributable to the specific factors discussed below and included a significant amount of one-time charges related to our exchange transaction in becoming a public company, additional staffing and related compensation expense and bad debt expense described below.

General and Administrative Expenses. Our general and administrative expenses were $291,523 for the six months ended June 30, 2008, an increase of $250,937, or 618.28%, compared to general and administrative expenses of $40,586 for the six months ended June 30, 2007. The increase was primarily due to one-time costs associated with the exchange transaction and the addition of senior management required to advance the progress of the various projects we have under development. Approximately $104,000 of one-time costs associated with the exchange transaction was included in the costs incurred during the quarter ended June 30, 2008.

Payroll and Employee Benefits. Our payroll and employee benefit expenses were $199,916 for the six months ended June 30, 2008, an increase of $122,533, or 158.35%, compared to payroll and employee benefit expenses of $77,383 for the six months ended June 30, 2007. The increase was primarily due to the additions to our management team of staff required to advance the progress of the various projects we have under development.

Wind Farm Management Expenses. Our wind farm management expenses were $70,757 for the six months ended June 30, 2008, an increase of $19,340, or 37.61%, compared to wind farm management expenses of $51,417 for the six months ended June 30, 2007. The variances are primarily due to timing of specific services provided which vary from time to time.

Provision for Bad Debt Expense. For the six months ended June 30, 2008, we incurred an expense and reserved for a potential uncollectible receivable of $45,446.  This reserve is due to matters involving one of our projects under development that is currently undergoing a review of its previously fully-executed set of development agreements including the power purchase agreement and its impact on the project’s financing structure.  This reserve reflects our management’s most reasonable estimate of the net realizable value of the first stage of the development fee previously earned by us pursuant to a definitive development contract.  Our management decided to carry the reserve once it became aware of the timing and financing risk the project may face on or about the end of June and early part of July 2008.

Operating Income/Loss

Our operating loss was $247,558 for the six months ended June 30, 2008 as compared to an operating profit of $127,515 during the six months ended June 30, 2007. This loss was primarily due to the increase in general and administrative expenses due to a combination of one-time costs related to the exchange transaction, increase in payroll as described above and other associated increases in administrative expenses.

Net Income/Loss

Our net loss was $185,558 for the six months ended June 30, 2008 as compared to net income of $127,617 during the six months ended June 30, 2007. This loss was primarily due to the increase in general and administrative expenses due to one-time costs related to the exchange transaction and due to the increase in payroll as described above.

Results of Operations - Year ended December 31, 2007 Compared to Year ended December 31, 2006

Revenue

Revenue for the year ended December 31, 2007 was $707,161, compared to $1,496,529 for the year ended December 31, 2006. This represented a decrease of $789,368, or 52%, compared with the corresponding period in 2006. We faced a decrease in consulting services revenue due to variations in timing of projects in development and the decision by us to assess our expansion options which led to the ultimate decision to execute the exchange transaction. We saw a slight increase in wind farm management revenue reflecting the ongoing strength of those projects we have previously developed and now provide management services.

Operating Expenses

General and Administrative Expenses. General and administrative expenses for the year ended December 31, 2007 were $ 116,935 as compared to $110,094 for the year ended December 31, 2006, which represented a $ 6,841, or 6.2%, increase. This increase was due to slight increases in professional fees (legal and accounting services), and an increase in rent, utilities, recruiting, temporary personnel, public relations and other overhead expenses.

Payroll and Employee Benefits. Salary, wages, employment taxes and fringe benefits for the year ended December 31, 2007 were $158,954 as compared to $173,012 for the year ended December 31, 2006, which represented a $14,058, or 8.1%, decrease. This decrease was tied to the reduction in revenue due to the variations in project timing and our decision to assess expansion options.

Wind Farm Management Expenses. Wind farm management expenses for the year ended December 31, 2007 were $135,333 as compared to $204,475 for the year ended December 31, 2006, which represented a $69,142, or 33.8%, decrease. This decrease was due to increased efficiency in management operations and the reduction of some up front costs no longer needed to support specific wind farms.

Net Income

 Net income for the year ended December 31, 2007 was $296,797 as compared to $1,008,587 for the year ended December 31, 2006, which represented a $711,790, or 70.5%, decrease. This decrease was tied to the reduction in revenue due to the variations in project timing, development fees and our decision to assess expansion options.

Accounts Receivable

Traditional credit terms are extended to customers in the normal course of business. We perform ongoing credit evaluations of our customers’ financial condition and generally require no collateral. We did not experience any material payment defaults during the year ended December 31, 2007.

Property, Plant and Equipment

As of December 31, 2007, we held $135,024 in net value of property, plant and equipment. These assets included office equipment, machinery shop equipment and a service van.

Liquidity and Capital Resources

Historically, we have financed our operations and growth from cash flow from operations. Due to the anticipated increased demand for power from alternative energy sources in 2008 and 2009, we believe that the demand for our services, and therefore our revenues, will be stable or will increase in the foreseeable future. Based on our anticipated level of revenues, we believe that funds generated from operations, together with existing cash and cash available from financing activities in 2008, will be sufficient to finance our operations and planned capital expenditures through the next twelve months. During the quarter ended June 30, 2008, cash flows from financing activities significantly increased our total cash position as of the end of the period due to the closing of our private placement. We ended the second quarter with $4,138,379 in cash, primarily due to our financing activities and as described below.

We will continue to pursue new wind power developments and actively seek new customers for the energy we currently produce. We believe these actions will position us to capitalize on opportunities as they arise in the industry. However, we cannot assure you that these actions will be successful. Should volumes and revenues decline to a level significantly below our current expectations, we would reduce capital expenditures and implement cost-reduction initiatives which we believe would be sufficient to ensure that funds generated from operations, together with existing cash and available borrowings under our credit agreement, would be sufficient to finance our current operations through the second quarter of 2009.

Our operating activities provided cash of $116,988 and $154,005 in the six months ended June 30, 2008 and 2007, respectively. Cash provided from operations is generated primarily from net income(loss) and the timing of accounts receivable collections and disbursements of accounts payable and accrued expenses.

Our investing activities generated net cash of $7,208 in the six months ended June 30, 2008 consisting of cash received from Community Wind Development Group, LLC merger and payments for property and equipment. There was no use of cash in investing activities in the six months ended June 30, 2007.

Our net cash flow from financing activities was $3,882,928 the six months ended June 30, 2008 attributable to proceeds of $4,099,825 received from the issuance of preferred stock and common stock warrants in our June 2008 private placement offset by distributions to shareholders. No cash attributable to financing activities was accounted for in the six months ended June 30, 2007 while distributions to shareholders used cash of $363,507 during the six months ended on June 30, 2007. We also received $500,000 of proceeds from financing activities that reside in a restricted cash account to be utilized for communication and investor relations activities directed by us for approximately a three-year period from the date of closing of our June 2008 private placement.

Impact of Inflation

We expect to be able to pass inflationary increases on to our customers through price increases, as required, and do not expect inflation to be a significant factor in our business.

Seasonality

Although our operating history is limited, we do not believe our services are seasonal.

Off-Balance Sheet Arrangements

There are no off-balance sheet arrangements between us and any other entity that have, or are reasonably likely to have, a current or future effect on our financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources that is material to stockholders.

Critical Accounting Policies

The preparation of our consolidated financial statements in conformity with accounting principles generally accepted in the United States of America requires our management to exercise its judgment. We exercise considerable judgment with respect to establishing sound accounting polices and in making estimates and assumptions that affect the reported amounts of our assets and liabilities, our recognition of revenues and expenses, and disclosures of commitments and contingencies at the date of the financial statements.

On an ongoing basis, we evaluate our estimates and judgments. We base our estimates and judgments on a variety factors including our historical experience, knowledge of our business and industry, current and expected economic conditions, the composition of our products/services and the regulatory environment. We periodically re-evaluate our estimates and assumptions with respect to these judgments and modify our approach when circumstances indicate that modifications are necessary.

While we believe that the factors we evaluate provide us with a meaningful basis for establishing and applying sound accounting policies, we cannot guarantee that the results will always be accurate. Since the determination of these estimates requires the exercise of judgment, actual results could differ from such estimates. A description of significant accounting polices that require us to make estimates and assumptions in the preparation of our consolidated financial statements is as follows:

Revenue Recognition. We receive a down payment upon the acceptance of a development contract by the wind farm owner. With no work performed on the contract, the down payment is considered deferred revenue and is recognized over the estimated life of the contract. We recognize additional revenue from development contracts upon completion of each of the two deliverables in the development contract. Revenue is recognized upon completion due to inherent uncertainties relating to the wind energy market. The first deliverable is the acceptance of the power purchase agreement by the wind farm owner and power company. The compensation relating to the acceptance of the power purchase agreement is recognized on the date the agreement is executed. The second deliverable is the commercial operation date of the project. Revenue is recognized for this deliverable when the project becomes commercially operational according to the power company.

We have signed administrative services agreements with several wind turbine projects to provide management and bookkeeping services. The administrative services agreements call for quarterly payments in advance of services rendered. The administrative service payments are carried as deferred revenue and recognized monthly as services are performed. See “Revenue from Agreements” above.

Capitalization and Investment in Project Assets. Our wind farms have four basic phases: (i) development (which includes pre-development), (ii) financing and applications, (iii) engineering and construction, and (iv) operation and maintenance. During the pre-development phase, milestones are created to ensure that a project is financially viable. Project viability is obtained when it becomes probable that costs incurred will generate future economic benefits sufficient to recover these costs.

Examples of milestones required for a viable wind park include the following:

•	the identification, selection and acquisition of sufficient land for control of the land area required for a wind farm,

•	the confirmation of a regional electricity market and the availability of renewable energy credits (“RECs”),

•	the confirmation of acceptable wind resources (feasibility study),

•	the confirmation of the potential to interconnect to the electric transmission grid, and

•	the determination of limited environmental sensitivity.

All project development costs are generally funded through 50% equity and 50% debt from outside investors and local banks. We do not invest our capital in the projects we develop. We have established relationships with equity investment partners, as well as with local banks and these relationships have culminated in the successful funding of several projects. The investment community and marketplace has demonstrated a strong appetite for investments in wind energy in the recent past. These investors recognize a determined rate of return and return of capital typically over a ten year period. Development fees are generated by us throughout all phases of project development and represent our revenue. Expenses incurred relating to operations are applied under generally accepted accounting principles.

BUSINESS

Overview of Our Business

We are engaged in the development of a type of wind power in various small communities in the midwestern United States and Canada that has been labeled “community wind power.” Our ultimate goal is to build medium to large-scale wind farms jointly owned by local communities, farm owners and our company. The wind farms are connected to the general utility electric grid to produce clean, environmentally-sound wind power for use by the electric power industry.

Since 2003, we have developed 11 wind farms, accounting for more than 117 megawatts of wind power, that currently operate in the midwest region of the United States. We are presently engaged in various aspects of the development of 16 wind farms totaling an additional 400 megawatts of community wind power systems.

Our projects are based on the formation of partnerships with the farmers upon whose land the wind turbines are installed. Over the years, this type of wind power has been labeled “community wind power” because the systems are actually owned by the farmers themselves and the local communities they serve. The concept of “community wind” was created by Daniel J. Juhl, our Chairman and Chief Executive Officer. Community wind is a specialized sector in the wind energy industry that differs from the large, utility-owned wind power systems that are also being built in the United States. Our goal, and Mr. Juhl’s focus over the past years, is to share ownership with farmers and to build a network of farmer-owned community wind power systems.

Mr. Juhl is an acknowledged expert in the wind power field and is considered a pioneer in the wind industry having been active in the field since the mid-1980s. He was a leader in the passage of specific legislation supporting wind power development in the states of Minnesota and Nebraska. John P. Mitola, our President, has significant experience in the energy industry and electric industry regulation, oversight and governmental policy. Previously, he served as chief executive officer and a director of Electric City Corp., a publicly-held company that specializes in energy efficiency systems, and as the general manager of Exelon Thermal Technologies, a subsidiary of Exelon Corp. that designs and builds alternative energy systems.

Our management has been involved in the wind power industry for more than 25 years. We have experience in the design, manufacture, maintenance and sale of wind turbines, as well as the full-scale development of wind farms. We hold contract rights, are involved with projects in development and under negotiation, and provide development activities in the wind power industry. Our contract rights relate to administrative services agreements which call for management and administrative services to be provided for several existing Minnesota wind farms. Our assets include four wind power development agreements, nine projects in development and under negotiation, agreements to conduct wind power feasibility studies and various development activities in the wind power industry.

Industry and Market Overview

Demand for electricity has dramatically increased as our society has become more technologically driven, and this trend is expected to continue. Significant new capacity for the generation of electricity will be required to meet anticipated demand. According to the U.S. Department of Energy, Energy Information Administration’s Annual Energy Review 2007, nearly half of all electricity produced in the United States was generated by coal, which is the largest source of carbon dioxide in the atmosphere. Other major sources of electricity in 2007 were nuclear (19%), natural gas (21%) and hydropower (6%). Wind power accounted for nearly 1% of electricity production in the United States. According to the review, the amount of electricity generated from coal in the United States increased 72% between 1980 and 2007, and is projected to be 51% higher in 2025 than in 2002 according to the U.S. Department of Energy, Energy Information Administration’s Annual Energy Outlook 2004 with Projections to 2025. These and other independent government and trade publications cited in this prospectus are publicly available on the Internet without charge.

Most of the world’s main energy sources are still based on the consumption of non-renewable resources such as petroleum, coal, natural gas and uranium. However, while still a small segment of the energy supply, renewable sources such as wind power are growing rapidly in market share. Wind power delivers multiple environmental benefits. Wind power operates without emitting any greenhouse gases and has one of the lowest greenhouse gas lifecycle emissions of any power technology. Wind power results in no harmful emissions, no extraction of fuel, no radioactive or hazardous wastes and no use of water to steam or cooling. Wind projects are developed over large areas, but their carbon footprint is light. Farmers, ranchers and most other land owners can continue their usual activities after wind turbines are installed on their property.

According to the U.S. Department of Energy, Energy Information Administration’s publication Renewable Resources in the U.S. Electricity Supply, wind power generation is projected to increase eight-fold between 1990 and 2010, a rate of 10.4% per year. Annual growth in the wind power industry for the past ten years has exceeded 28% per year according to the Global Wind Energy Council. Although wind power produces under 1% of electricity worldwide according to the Global Wind Energy Council’s Global Wind 2007 Report, it is a leading renewable energy source and accounts for 19% of electricity production in Denmark (according to the U.S. Department of Energy’s Energy Facts web page), 10% in Spain and 7% in Germany (according to the Global Wind Energy Council’s Europe region web page).

Wind power has become a mainstream option for electricity generation, and we believe that it is a critical element to solving climate change and delivering cost-effective domestic power in the United States. The U.S. wind power industry exceeded all previous records in 2007, with 45% growth and over 5,200 megawatts installed according to the Global Wind Energy Council’s North American region web page. Wind now provides 20,152 megawatts of electricity generating capacity in the United States, producing enough electricity to serve 5.3 million U.S. homes or power a fleet of more than 1 million plug-in hybrid vehicles, according to the American Wind Energy Association’s September 3, 2008 press release. That new capacity will generate 16 billion kilowatt hours of clean, cost-effective electricity in 2008 (which is equal to powering 1.5 million homes in the United States). Wind power is now one of the largest sources of new electricity generation of any kind. According to the Global Wind Energy Council’s North American region web page, wind projects accounted for about 30% of all new power generating capacity added in the United States in 2007.

According to the Global Wind Energy Council’s Global Wind 2007 Report, the United States led the world in wind power installations in 2007 and global wind capacity increased by more than 20,000 megawatts, with 5,244 megawatts installed in the United States alone. Spain and China were the second and third largest wind power growth countries last year with 3,522 megawatts and 3,304 megawatts of wind power capacity added, respectively, according to the report.

Wind power can deliver zero-emissions electricity in large amounts. According to the American Solar Energy Society’s report ,Tackling Climate Change in the U.S., energy efficiency and renewable energies can provide most, if not all, of the U.S. carbon emission reductions needed to keep atmospheric carbon dioxide levels at no more than 450 to 500 parts per million, the level targeted in the more protective climate change bills before the U.S. Congress. According to this report, wind power would offer a large carbon reduction “wedge” by contributing a 35% relative share from among the various renewable energy contributors, and can constitute about 20% of the U.S. electricity supply by 2030.

Furthermore, wind power delivers zero-emissions electricity at an affordable cost. No other power plants being built in the United States today generate zero-emissions electricity at a cost per kilowatt-hour nearly as affordable as wind power. Consequently, using wind power lowers the cost of complying with emissions reduction goals. The affordable cost of wind power is stable over time. Wind projects do not use any fuel for their operations, so the price of wind power does not vary when fuel prices increase. When utilities acquire wind power, they lock in electricity at a stable price for 20 years or more.

Wind, however, is intermittent and electricity generated from wind power can be highly variable. Good site selection and advantageous positioning of turbines on a selected site are critical to the economic production of electricity by wind energy. In our experience, the primary cost of producing wind-powered electricity is the construction cost; wind energy has no fuel costs and relative low maintenance costs.

We intend to continue to identify sites to produce wind energy in the upper midwestern United States and Canada.

Growth in Demand for Wind Power and Our Position and Service Offerings

Demand for wind power in the United States is growing rapidly and we believe the call for growth in community wind power is increasing as well. We are one of the few companies that has actually completed and put into operation a portfolio of community wind projects, and we are experiencing strong growth in demand to provide turnkey development of community wind systems across the Midwestern United States. Our strategy is to leverage our portfolio of existing projects and to take on new developments located in the Midwestern United States and Canada, where proper conditions exist for successful developments: acceptable wind resources, suitable transmission access and an appropriate regulatory framework providing acceptable power purchase agreements and long-term utility agreements.

In July 2008, the U.S. Department of Energy issued a report entitled 20% Wind Energy by 2030, discussing the viability of the potential for wind energy in the United States to grow to approximately 305 gigawatts from 2007’s level of approximately 11 gigawatts. This projected level of growth is estimated to cost billions of dollars per year for the next 22 years of growth. Community wind systems will make up a segment of this growth, leading to what we estimate will be significant growth in community wind systems.

Growth in wind power is being driven by several environmental, socio-economic and energy policy factors that include:

•	ongoing increases in electricity demand due to population growth and growth in energy consuming devices such as computers, televisions and air conditioning systems,

•	the increasing cost of the predominant fuels required to drive the existing fleet of conventional electric generation such as coal, natural gas, nuclear and oil,

•	the increasing cost and difficulty faced in the construction of conventional electric generation plants,

•
existing and growing legislative and regulatory mandates for “cleaner” forms of electric generation, including state renewable portfolio standards and the U.S. federal tax incentives for wind and solar generation,

•	ongoing improvements to wind power systems making them more cost effective and improving availability to meet demand, and

•	worldwide concern over greenhouse gas emissions and calls to reduce global warming due to the carbon dioxide produced by conventional electric generation.

In light of these factors and the resulting increase in demand for wind power, we believe that we are uniquely positioned to experience significant year-over-year growth and development of specific community wind farms throughout the United States. We can provide full-scale development of wind farms across the range of required steps including:

•	initial feasibility studies and project design,

•	formation of required land right’s agreements to accommodate turbine placement on each project’s specific farm land,

•	transmission interconnection studies, design and agreements with independent system operators (ISOs) and utilities,

•	negotiation and execution of power purchase agreements,

•	arrangement of equity and debt project financing,

•	construction oversight and services,

•	project commissioning, and

•	wind farm operations and maintenance.

In addition, we can provide general consulting services to help farmers and communities evaluate possible community wind farm projects and initiate their development. Often, we will take on the entire development process including all of the services outlined above. As project developer, we arrange every aspect of the development process and would receive payment for the services as each step or a combination of steps is accomplished. After establishing that a project has appropriate wind resource and transmission interconnection, we would move on to complete land right’s agreements, community limited liability company structures and the power purchase agreement with the local utility.

Through the community wind approach, we involve land owners and the local community by establishing a limited liability company that extends ownership to the participants along with the initial equity investor. Land owners are critical to any wind farm because wind turbines must be placed in open areas requiring a large amount of land necessary to “harvest the wind.” Turbines are typically placed on a small plot of land, less than one acre is removed from normal use (such as farming or grazing), for each 50 acres of wind resource captured. Turbines must be spaced a certain minimum distance apart to avoid “shadowing” each other and reducing power output. By integrating the land owners into the land rights and ownership structures, we can allow a wind-enabled farm to more than double the annual net income from cultivation or grazing. We also find financing, secure a contract with a utility to buy the electricity produced, purchase the equipment and contract for the construction of the system, and arrange for operation of the wind farm.

Company Structure

As a result of the exchange transaction, Juhl Energy and DanMar are our wholly-owned subsidiaries. Juhl Energy and DanMar have primarily been involved in providing development, management and consulting services to various wind farm projects throughout the midwest. DanMar was incorporated in January 2003 and is located in Woodstock, Minnesota. In September 2007, DanMar assigned certain development and management business to a newly-formed corporation, Juhl Energy.

Juhl Energy also has a subsidiary, Community Wind Development Group LLC, which was a predecessor to Juhl Energy in the nature of the work provided, but which had more than one owner. Upon formation of Juhl Energy, it was determined to be in the best interests of Juhl Energy to consolidate ownership in Community Wind Development, so the other owners’ equity interests were acquired by Juhl Energy on January 1, 2008. The operations of Community Wind Development have been consolidated with Juhl Energy since the acquisition date.

Historically, DanMar and Juhl Energy have both engaged in similar development, management and consulting projects. It is our intention that prospectively, the companies will perform separate functions. DanMar will engage in purely consultative projects, offering solely advice on projects being developed by the owners of the projects or other third parties. Juhl Energy will engage in development and construction projects where Juhl Energy will, in many cases, oversee the entire development of wind farms.

Our Community Wind Farm Portfolio

We believe that we have completed and placed into service more community wind power systems than any other U.S. enterprise. To date, we have developed 11 community wind farms located primarily in the “Buffalo Ridge” area of southwestern Minnesota. These systems have been developed since the mid-1980s and total more than 117 megawatts. They are fully operational today. In addition, we provide operating and maintenance services to five of the 11 existing wind farms.

In addition to the first 11 wind farms developed by us, we have another 16 community wind projects in various phases of development totaling more than 400 megawatts. These projects are primarily located in the states of Minnesota, Nebraska and South Dakota. A sampling of the projects, which are in the phase of development referenced below, include the following:

Project Name	Megawatts	Phase
Existing Wind Farms	84	Operational
Grant County, MN	20	Construction
Valley View, MN	10	Construction
Traverse County, MN	20	Construction 2009
Crofton Hills, NE	42	Construction 2009
Brownsdale (2 projects), MN	50	Financing and PPA
Kittson/Marshall, MN	80	Interconnection Study
Kennedy/Kittson, MN	20	Interconnection Study
Meeker, MN	20	Interconnection Study
Thief River Falls, MN	20	Feasibility
7 Additional Midwest Projects (Projects not yet announced)	118	Initial Study/Feasibility

Based on our pipeline of projects, we believe that we will experience consistent growth in the number of projects completed and the number of projects for which we are providing operational oversight. We expect that the continued growth in our project pipeline will act as a key competitive advantage as the community wind power industry grows throughout the United States and Canada.

Estimated Wind Farm Growth

The chart below reflects our management’s estimates only and may vary due to project timing, turbine availability and ability to obtain financing and other factors.

Growth Strategy

We specialize in the development of community wind power systems, and we believe that we are among the leaders in the field. Our growth strategy is anchored by the competitive advantage of our portfolio of completed projects coupled with the projects we currently have under development. Our plan is to continue to provide the full range of development services across each phase of development, which we expect will grow our revenue and profitability from each project under development.

In addition to growing our revenue per project, we will continue to grow our projects under development by utilizing competitive strengths and taking advantage of market conditions to build long-term growth, as follows:

•
We expect to increase our capacity by entering regional markets through organic development. Upon entering a market we work to become a leading wind energy operator and an influential voice within the region. We strive to develop projects in-house from the initial site selection through construction and operation.

•
We may acquire developers of community wind systems that currently have developments underway. However, at the present time, we have not entered into any agreements or understandings with respect to any potential acquisitions.

•
We expect to create relationships as a community stakeholder. We prioritize the creation of strong community relationships that we believe are essential to generating support and securing land and permits necessary for our wind farms. Our team works closely with the landowners who will host the wind farms to ensure that they fully understand the impact of having turbines on their property. Throughout the development process, we assess and monitor the landowners’ and broader community’s receptiveness and willingness to host a wind farm in their area. This proactive involvement in the community also enables us to submit permit applications that comply with local regulations while addressing local concerns.

•
We expect to work with governmental agencies to help us incentivize the creation of community wind farms and offer favorable tax breaks. Further, we intend to use tax equity financing arrangements in order to monetize the value generated by production tax credits and accelerated tax depreciation that are available to us as a wind energy generator.

•
We will continue to strive to attract, train and retain the most talented people in the industry. As we continue to grow our business, we will need to attract, train and retain additional employees. We believe that our management team will be instrumental in attracting new and experienced talent, such as engineers, developers and meteorology experts. We plan to provide extensive training and we believe that we offer an attractive employment opportunity in the markets in which we operate.

Sales and Marketing

We derived approximately 50% and 42% of our revenue from sales to five wind farm customers under management agreements in 2007 and 2006, respectively.

Historically, DanMar and Juhl Energy have not relied on any direct sales or marketing efforts, but have gained exposure through trade publications, word of mouth and industry conferences. We currently have a pipeline of projects we believe will last at least two years and it is being supplemented on an on-going basis without direct selling efforts. We anticipate being able to add a significant number of projects to this pipeline driven primarily by Daniel J. Juhl and John P. Mitola, trade publications, industry events and word of mouth. Our web site, www.juhlwind.com , will also serve as a marketing tool. If, at some point, management determines the pipeline of potential customers is less than anticipated or desired, or if we are unable to sustain our desired rate of growth and expansion with these sales and marketing methods, we will reevaluate the sales and marketing efforts and address the issue at that time.

Wind Energy Technology, Resources and Suppliers

Wind power is a form of renewable energy; that is, energy that is replenished daily by the sun. As portions of the earth are heated by the sun, air rushes to fill the low pressure areas, creating wind power. The wind is slowed dramatically by friction as it brushes the ground and vegetation. It may not feel very windy at ground level, yet the power in the wind may be five times greater at the height of a 40 story building (the height of the blade tip on a large, modern wind turbine) than the breeze an individual encounters at ground level.

Wind power is converted to electricity by a wind turbine. In a typical, modern large-scale wind turbine, the kinetic energy in the wind (the energy of moving air molecules) is converted to rotational motion by the rotor (a three-bladed assembly at the front of the wind turbine). The rotor turns a shaft which transfers the motion into the nacelle (the large housing at the top of a wind turbine tower). Inside the nacelle, the slowly rotating shaft enters a gearbox that greatly increases the rotational shaft speed. The output (high-speed) shaft is connected to a generator that converts the rotational movement into electricity at medium voltage (a few hundred volts). The electricity flows down heavy electric cables inside the tower to a transformer, which increases the voltage of the electric power to the distribution voltage (a few thousand volts). Higher voltage electricity flows more easily through electric lines, generating less heat and fewer point losses. The distribution-voltage power flows through the underground lines to a collection point where the power may be combined with other turbines. In many cases, the electricity is sent to nearby farms, residences and towns where it is used. Otherwise, the distribution-voltage power is sent to a substation where the voltage is increased dramatically to transmission-voltage power (a few hundred thousand volts) and sent through very tall transmission lines many miles to distant cities and factories.

Wind turbines come in a variety of sizes, depending upon the use of the electricity. A large, utility-scale turbine described above may have blades over 40 meters long, meaning the diameter of the rotor is over 80 meters (nearly the length of a football field). The turbines might be mounted on towers 80 meters tall (one blade would extend half way down the tower), produce 1.8 megawatts of power (1800 kilowatts), supply enough electricity for 600 homes and cost over $1.5 million. Wind turbines designed to supply part of the electricity used by a home or business are much smaller and less costly. A residential - or farm-sized turbine - may have a rotor up to 15 meters (50 feet) in diameter mounted on a metal lattice tower up to 35 meters (120 feet) tall. These turbines may cost from as little as a few thousand dollars for very small units up to approximately $40,000 to $80,000.

Wind industry manufacturing facilities surged from a very small base in the United States in 2005 to over 100 in 2007, and many existing facilities are expanding. In 2007, new tower, blade, turbine and assembly plants opened in the states of Illinois, Iowa, South Dakota, Texas and Wisconsin. Also in 2007, seven other facilities were announced in the states of Arkansas, Colorado, Iowa, North Carolina, New York and Oklahoma.

Competition

In the United States, large utility companies dominate the energy production industry and coal continues to dominate as the primary resource for electricity production. Electricity generated from wind energy faces competition from other traditional resources such as nuclear, oil and natural gas. The advantages of conventional production of electricity are that:

•	the technology and infrastructure already exist for the use of fossil fuels such as coal, oil and natural gas,

•	commonly-used fossil fuels in liquid form such as light crude oil, gasoline and liquefied petroleum gas are easy to distribute, and

•	petroleum energy density (an important element in land and air transportation fuel tanks) in terms of volume (cubic space) and mass (weight) is superior to some alternative energy sources.

However, energy produced by conventional resources also faces a number of challenges including:

•
the inefficient atmospheric combustion (burning) of fossil fuels leads to the release of pollution into the atmosphere including carbon dioxide which is largely considered the primary cause of global warming,

•	dependence on fossil fuels from volatile regions or countries of the world creates energy security risks for dependent countries,

•
fossil fuels are non-renewable unsustainable resources which will eventually decline in production and become exhausted with potentially dire consequences to societies that remain highly dependent on them, and

•	extraction of fossil fuels is becoming more expensive and more dangerous as readily-available resources are exhausted and mines get deeper and oil rigs must drill deeper and further out in oceans.

In contrast, electricity generated from wind energy:

•
produces no water or air pollution that can contaminate the environment because there are no chemical processes involved in wind power generation; therefore, there are no waste by-products such as carbon dioxide,

•	does not contribute to global warming because it does not generate greenhouse gases,

•	is a renewable source of energy, and

•	in the case of community wind power, farming and grazing can still take place on land occupied by wind turbines.

However, wind energy producers also face certain obstacles including:

•	the reality that wind is unpredictable and, therefore, wind power is not predictably available, and when the wind speed decreases, less electricity is generated,

•	residents in communities where wind farms exist may consider them an “eyesore,” and

•
wind farms, depending on the location and type of turbine, may negatively affect bird migration patterns and may pose a danger to the birds themselves; however, newer, larger wind turbines have slower moving blades which seem to be visible to most birds.

We expect that primary competition for the wind power industry will continue to come from utility company producers of electricity generated from coal and other non-renewable energy sources.

Within the U.S. wind power market itself, there is also a high degree of competition, with growth opportunities in all sectors of the industry regularly attracting new entrants. For example, in 2007, over 15 utility-scale wind turbine manufacturers are selling turbines in the United States market, up from only six in 2005.

New entrants in the wind power development market, however, face certain barriers to entry. The capital costs of buying and maintaining turbines are high. Other significant factors include the cost of land acquisition, the availability of transmission lines, land use considerations and the environmental impact of construction and operations. Finally, another critical barrier to entry into the wind power development business is the necessary experience required to bring project to the point where they are able to secure interconnection agreements, power purchase agreements and project financing for construction.

We are aware of two companies that are working in the community wind power area and which management views as being competitive with certain aspects of our company. The first, Nacel Energy, is a community wind development company founded in 2006 and focused on developing community wind projects in Texas and Kansas. To our knowledge, Nacel Energy has yet to fully complete the development of a project. The second, Wind Energy America, is located in and focused on community wind power in Minnesota and is currently employing a strategy where it purchases rights to current or developing wind projects.

Our Competitive Advantages

We believe that we have a number of competitive advantages in the community wind energy production sector; one of our key advantages being that we have completed 11 community wind farm projects to date totaling more than 117 megawatts. We expect that when new projects are considering retaining a development enterprise, the ability to point to actual projects completed, along with the extensive knowledge base developed and relationships necessary to get the job done, will provide us an edge in winning projects in the future. These relationships include those with utility power purchasers, equity and debt project finance sources, turbine suppliers and constructors.

We believe that our experience in developing wind farms in new market areas and in operating energy companies will enable us to continue to successfully expand our development portfolio. Further, we believe our management’s understanding of deregulated energy markets enables us to maximize the value of our development portfolio. Our team has experience in site selection, market analysis, land acquisition, community relations, permitting, financing, regulation and construction.

For community wind projects to be completed successfully, projects must be constructed in a cost-effective manner. In the course of completing 11 projects to date, we have been able to demonstrate to project owners, equity investors and lenders, that we can build wind farms on a cost-effective basis.

In the midwestern U.S. markets where we are active, our management team maintains local presence and promotes community stakeholder involvement. By maintaining offices in Woodstock, Minnesota and Chicago, Illinois, and becoming involved in local community affairs, we develop a meaningful local presence, which we believe provides us with a significant advantage when working through the local permitting processes and helps to enlist the support of our local communities for wind farms. We believe that our local approach has enabled us to secure approvals and support for our projects in regions that have historically voiced meaningful opposition and has given us a significant advantage over competitors, who are not as active in the local communities in which we are developing wind farms. Our management’s active participation in the state and local regulatory and legislative processes has led to the growth of community wind across the Midwest.

As a result of our project portfolio and industry-respected management team, we enjoy strong relationships with key trading partners that are required for successful wind farm development. These relationships include regulators, turbine suppliers, electric component suppliers, equity investors, project lenders, engineering firms, constructors, electric transmission operators and electric utilities.

Intellectual Property

We depend on our ability to develop and maintain the proprietary aspects of our technology to distinguish our products from our competitors’ products. To protect our proprietary technology, we rely primarily on a combination of confidentiality procedures. It is our policy to require employees and consultants to execute confidentiality agreements and invention assignment agreements upon the commencement of their relationship with us. These agreements provide that confidential information developed or made known during the course of a relationship with us must be kept confidential and not disclosed to third parties except in specific circumstances and for the assignment to us of intellectual property rights developed within the scope of the employment relationship.

Government Regulation

Traditionally, utility markets in the United States have been highly regulated. The U.S. power industry is currently in transition as it moves toward a more competitive environment in wholesale and retail markets. The commercial viability of wind power will increasingly depend upon pricing as the trend toward deregulation continues.

Our management anticipates that additional favorable government legislation will have a positive impact on our business.

The growing concern over global warming caused by greenhouse gas emissions has also contributed to the growth in the wind energy industry. According to the Intergovernmental Panel on Climate Change’s Climate Change 2007: Synthesis Report, 11 of the last 12 years (1995-2006) rank among the warmest years since 1850. Additionally, the global average sea level has risen at an average rate of 1.8 millimeters per year since 1961 and at 3.1 millimeters per year since 1993, due to the melting of glaciers, ice caps and polar ice sheets, coupled with thermal expansion of the oceans. The importance of reducing greenhouse gases has been recognized by the international community, as demonstrated by the signing and ratification of the Kyoto Protocol, which requires reductions in greenhouse gases by the 177 (as of March 2008) signatory nations. While the United States did not ratify the Kyoto Protocol, state-level initiatives have been undertaken to reduce greenhouse gas emissions. California was the first state to pass global warming legislation, and ten states on the east coast have signed the Regional Greenhouse Gas Initiative, which proposes to require a 10% reduction in power plant carbon dioxide emissions by 2019.

Various state and federal governments have placed restrictions on fossil fuel emissions and it is anticipated that additional requirements for limitation of such emissions will continue. Substituting wind energy for traditional fossil fuel-fired generation would help reduce carbon dioxide emissions due to the environmentally-friendly attributes of wind energy. According to the U.S. Department of Energy, Energy Information Administration’s International Energy Annual 2005, the United States had the highest carbon dioxide emissions of all countries in the world in 2005, contributing approximately 21% of the world’s carbon dioxide emissions. According to the U.S. Department of Energy, Energy Information Administration’s Annual Energy Review 2007, from 1990 to 2006, carbon dioxide emissions from the United States’ electric power industry have increased by a cumulative amount of 28.7%, from 1.8 billion metric tons to 2.3 billion metric tons.

Environmental legislation and regulations provide additional incentives for the development of wind energy by increasing the marginal cost of energy generated through fossil-fuel technologies. For example, regulations such as the Clean Air Interstate Rule and the Regional Haze Rule have been designed to reduce ozone concentrations, particulate emissions and haze and other requirements to control mercury emissions can require conventional energy generators to make significant expenditures, implement pollution control measures or purchase emissions credits to meet compliance requirements. These measures have increased fossil fuel-fired generators’ capital and operating costs and put upward pressure on the market price of energy. Because wind energy producers are price takers in energy markets, these legislative measures effectively serve to make the return on wind energy more attractive relative to other sources of generation.

We believe there is significant support in the U.S. to enact legislation that will attempt to reduce the amount of carbon dioxide produced by electrical generators. Although the ultimate form of legislation is still being debated, the two most likely alternatives are (i) a direct emissions tax or (ii) a cap-and-trade regime. We believe either of these alternatives would likely result in higher overall power prices, as the marginal cost of electricity in the U.S. is generally set by carbon intensive generation assets which burn fossil fuels such as oil, natural gas and coal. As a non-carbon emitter and a market price taker, we are positioned to benefit from these higher power prices.

Growth in the United States’ wind energy market has also been driven by state and federal legislation designed to encourage the development and deployment of renewable energy technologies. This support includes:

Renewables Portfolio Standards (RPS).  In response to the push for cleaner power generation and more secure energy supplies, many states have enacted RPS programs. These programs either require electric utilities and other retail energy suppliers to produce or acquire a certain percentage of their annual electricity consumption from renewable power generation resources or, as in the case of New York, designate an entity to administer the central procurement of RECs for the state. Wind energy producers generate renewable energy certificates due to the environmentally beneficial attributes associated with their production of electricity.

According to the Lawrence Berkeley National Laboratory’s Renewables Portfolio Standards in the United States April 2008 report, RPS programs at the state level have proliferated since the late 1990s and, as of the end of 2007, 29 states and the District of Columbia had adopted some form of RPS program. The report also indicates the District of Columbia and 25 of the 29 states have mandatory RPS requirements and combined, they represent 46% of total U.S. electrical load. A number of states including Arizona, California, Colorado, Minnesota, Nevada, New Jersey, New Mexico, Pennsylvania and Texas, have revised their programs to include higher targets since original adoption. The report adds that other states such as Missouri, North Dakota, Vermont and Virginia have adopted state goals, which set targets, not requirements, for certain percentages of total energy to be generated from renewable resources. In 2008, South Dakota and Utah also adopted RPS programs.

Almost every state that has implemented an RPS program will need considerable additional renewable energy capacity to meet its RPS requirements. We believe that much of the forecasted 50,000 megawatt installed wind capacity by 2015 will be driven by current and proposed RPS targets, along with additional demand from states without renewable standards.

Renewable Energy Certificates (REC). A REC is a stand-alone tradable instrument representing the attributes associated with one megawatt hour of energy produced from a renewable energy source. These attributes typically include reduced air and water pollution, reduced greenhouse gas emissions and increased use of domestic energy sources. Many states use RECs to track and verify compliance with their RPS programs. Retail energy suppliers can meet the requirements by purchasing RECs from renewable energy generators, in addition to producing or acquiring the electricity from renewable sources. Under many RPS programs, energy providers that fail to meet RPS requirements are assessed a penalty for the shortfall, usually known as an alternative compliance payment. Because RECs can be purchased to satisfy the RPS requirements and avoid an alternative compliance payment, the amount of the alternative compliance payment effectively sets a cap on REC prices. In situations where REC supply is short, REC prices approach the alternative compliance payment, which in several states is approximately $50 to $59 per megawatt hour. As a result, REC prices can rival the price of energy and RECs can represent a significant additional revenue stream for wind energy generators.

Production Tax Credits (PTC). The PTC provides wind energy generators with a credit against federal income taxes, annually adjusted for inflation, for a duration of ten years from the date that the wind turbine is placed into service. In 2007, the PTC was $20 per megawatt hour. Wind energy generators with insufficient taxable income to benefit from the PTC may take advantage of a variety of investment structures to monetize the tax benefits.

The PTC was originally enacted in 1992 for windparks placed into service after December 31, 1993 and before July 1, 1999. The PTC subsequently has been extended five times, but has been allowed to lapse three times (for periods of three, six and nine months) prior to retroactive extension. Currently, the PTC is scheduled to expire on December 31, 2008, unless an extension or renewal is enacted into law.

Accelerated Tax Depreciation. Tax depreciation is a non-cash expense meant to approximate the loss of an asset’s value over time and is generally the portion of an investment in an asset that can be deducted from taxable income in any given tax period. Current federal income tax law requires taxpayers to depreciate most tangible personal property placed in service after 1986 using the modified accelerated cost recovery system, or MACRS, under which taxpayers are entitled to use the 200% or 150% declining balance method depending on the class of property, rather than the straight line method. In addition, under MACRS, a significant portion of windpark assets is deemed to have depreciable life of five years which is substantially shorter than the 15 to 25 year depreciable lives of many non-renewable power supply assets. This shorter depreciable life and the accelerated depreciation method results in a significantly accelerated realization of tax depreciation for windparks compared to other types of power projects. Wind energy generators with insufficient taxable income to benefit from this accelerated depreciation often monetize the accelerated depreciation, along with the PTCs, through forming a limited liability company with third parties.

Employees

As of October 20, 2008, we employed seven full-time employees and no part-time employees, excluding employees and consultants of any affiliated companies that are not at least 50%-owned subsidiaries of ours. None of our employees is subject to a collective bargaining agreement and we believe that relations with our employees are very good. We also frequently use third party consultants to assist in the completion of various projects. Third parties are instrumental to keep the construction and development of projects on time and on budget.

Facilities

Our corporate office is located at 996 190th Avenue, Woodstock, Minnesota 56186. We occupy approximately 2,000 square feet of office and storage space under a ground lease with Kas Brothers, relatives of an employee of our company. DanMar subsequently erected a barn-type structure with functional office space on the leased property and owns the building located on the property. In consideration of the ground lease, we pay the real property taxes for the land leased to us, which was $2,100 in 2007. We also utilize approximately 200 square feet of office space in Chicago, Illinois without charge, and we will likely need to acquire leasehold space in Chicago in the near future.

Legal Proceedings

We are not party to any legal proceedings, nor are we aware of any contemplated or pending legal proceedings against us.

MANAGEMENT

Executive Officers and Directors

The following table shows the positions held by our board of directors and executive officers, and their ages as of October 20, 2008:

Name	Age	Position

Daniel J. Juhl	57	Chairman of the Board of Directors and Chief Executive Officer

John P. Mitola	42	President, Chief Financial Officer and Director

Jeffrey C. Paulson	52	General Counsel, Vice President and Secretary

Edward C. Hurley	54	Director
——————
The principal occupations for the past five years (and, in some instances, for prior years) of each of our directors and executive officers are as follows:

Daniel J. Juhl became our Chairman of the Board and Chief Executive Officer on June 24, 2008, and had served as President of Juhl Energy since September 2007 and DanMar since January 2003. Mr. Juhl has been involved in the wind power industry for more than 25 years. He has experience in the design, manufacture, maintenance and sale of wind turbines. He also provides consulting services in the wind power industry helping farmers develop wind projects that qualify for Minnesota’s renewable energy production incentives. Mr. Juhl has developed 1,500 megawatts of wind generation in his 25 years of experience in the field. He has served as the chief technology officer of Next Generation Power Systems, Inc. from October 2005 until the present. He has been the principal consultant for wind energy projects to Edison Capital, Johnson Controls, John Deere Capital, Nordex Turbines, Suzlon Turbine Manufacturing, Nebraska Power and Excel Energy. He has appeared before numerous state and federal governmental bodies advocating wind power and community-based energy development on behalf of landowners, farmers and ranchers. Mr. Juhl wrote the popular wind energy reference guidebook, “Harvesting Wind Energy as a Cash Crop.”

John P. Mitola became our President, Chief Financial Officer and a member of our board of directors on June 24, 2008, and had served in similar positions with Juhl Energy since April 2008. Mr. Mitola has more than 20 years of experience in the energy and environmental industries, real estate development, venture capital, engineering and construction. He has been a managing partner with Kingsdale Capital International, a private equity and capital advisory firm specializing in merchant banking, leveraged buyouts and corporate finance, since August 2006. Mr. Mitola currently serves as Chairman of the Illinois Toll Highway Authority, having been appointed to chair the state authority by Illinois Governor Rod Blagojevich in March 2003 and has served in that capacity since that time. The Illinois State Toll Highway Authority is one of the largest agencies in Illinois and is one of the largest transportation agencies in North America with a $600 million annual operating budget and a $6.3 billion capital program, operating over 274 miles of roadway serving the Chicago metro region.

Most recently, Mr. Mitola was Chief Executive Officer and a director of Electric City Corp., a publicly-held company that specialized in energy efficiency systems, where he served from January 2000 to February 2006, and general manager of Exelon Thermal Technologies, a subsidiary of Exelon Corp. that designed and built alternative energy systems, from March 1997 to December 1999. Mr. Mitola is also a member of the board of directors of publicly-traded companies Composite Technology Corp. and IDO Security Inc. He is a member of the American Society of Heating, Refrigerating and Air-Conditioning Engineers, the International District Energy Association and the Association of Energy Engineers. His community affiliations include membership in the Economic Club of Chicago, Union League Club and the governing board of the Christopher House Board of Directors. He is also a member of the boards of Scholarship Chicago, the Illinois Council Against Handgun Violence and the Illinois Broadband Development Council. Mr. Mitola received his B.S. degree in engineering from the University of Illinois at Urbana-Champaign and J.D. degree from DePaul University College of Law.

Jeffrey C. Paulson became our General Counsel, Vice President and Secretary on June 24, 2008, and had performed similar duties for Juhl Energy and DanMar as its outside legal counsel. Since 2002, Mr. Paulson has been the principal of Jeffrey C. Paulson & Associates, Ltd., a law firm specializing in the representation of companies in the renewable energy business. Mr. Paulson is a former regulatory attorney and Senior Attorney for Northern States Power Company. He has extensive knowledge and experience with the regulatory environment that is critical in securing favorable power purchasing contracts and interconnection agreements. He has been counsel for all of Juhl Energy’s community-based projects relating to limited liability company formation, land use documentation and power purchasing agreements. He was the former top aide to U.S. House Speaker Dennis Hastert.

Edward C. Hurley became a director of our company following our reverse public offering transaction. Mr. Hurley currently serves as Of Counsel to the law firm of Chico & Nunes, P.C. since January, 2007. Prior to joining this firm, in 2006 and 2007, Mr. Hurley was a director in the Governor’s office of the state of Illinois, and prior to that from 2003 to 2006, he served as Chairman of the Illinois Commerce Commission (the “ICC”), the agency that regulates public utilities in Illinois. During more than 13 years of service at the ICC, Mr. Hurley served as the agency’s chairman (from 1999 - 2003), and previously as a commissioner and an administrative law judge. As the ICC’s chairman, Mr. Hurley oversaw the work of nearly 300 employees and a budget of $128 million. During his tenure at the ICC, Mr. Hurley was a decision-maker involved in resolving the most complex issues impacting Illinois businesses governed by the ICC, including the deregulation of electric energy markets, process for procurement of electricity by electric utilities, and mergers and acquisitions of telecommunications, electric and natural gas utilities.

All directors hold office until the next annual meeting of stockholders and the election and qualification of their successors. Officers are elected annually by the board of directors and serve at the discretion of the board.

We have agreed with Vision Opportunity Master Fund, the lead investor in the private placement, to nominate to our board of directors an independent and industry-qualified director selected by it, and reasonably acceptable to us, to serve as a director for at least three years after the closing of the exchange transaction and private placement. We have also agreed to cause such director to be appointed to the audit or compensation committee of our board, when established. Mr. Hurley has been appointed as such director.

Additionally, we have agreed to appoint two additional independent members to our board of directors no later than six months following the closing of the exchange transaction. If we fail to appoint such additional independent directors within that time period, Vision Opportunity Master Fund has the right, exercisable within the ensuing 60 days to appoint those independent directors to our board of directors, subject to our reasonable approval.

Board Committees

We have not previously had an audit committee, compensation committee or nominations and governance committee. Later in 2008, our board of directors expects to create such committees, in compliance with established corporate governance requirements. Currently, Mr. Hurley is our only independent director.

Audit Committee. We plan to establish an audit committee of the board of directors. The audit committee’s duties would be to recommend to the board of directors the engagement of independent auditors to audit our financial statements and to review our accounting and auditing principles. The audit committee would review the scope, timing and fees for the annual audit and the results of audit examinations performed by the internal auditors and independent public accountants, including their recommendations to improve the system of accounting and internal controls. The audit committee would at all times be composed exclusively of directors who are, in the opinion of the board of directors, free from any relationship which would interfere with the exercise of independent judgment as a committee member and who possess an understanding of financial statements and generally accepted accounting principles.

Compensation Committee. We plan to establish a compensation committee of the board of directors. The compensation committee would review and approve our salary and benefits policies, including compensation of executive officers. The compensation committee would also administer our proposed Incentive Compensation Plan, and recommend and approve grants of stock options and restricted stock under that plan.

Nominations and Governance Committee. We plan to establish a nominations and governance committee of the board of directors. The purpose of the nominations and governance committee would be to select, or recommend for our entire board’s selection, the individuals to stand for election as directors at the annual meeting of stockholders and to oversee the selection and composition of committees of our board. The nominations and governance committee’s duties would also include considering the adequacy of our corporate governance and overseeing and approving management continuity planning processes.

Indebtedness of Directors and Executive Officers

None of our directors or executive officers or their respective associates or affiliates is indebted to us.

Family Relationships

There are no family relationships among our directors and executive officers.

Legal Proceedings

As of the date of this prospectus, there is no material proceeding to which any of our directors, executive officers, affiliates or stockholders is a party adverse to us.

2008 Incentive Compensation Plan

On June 16, 2008, our board of directors and holders of a majority of our outstanding shares of common stock adopted and approved a new 2008 Incentive Compensation Plan, which our board ratified on June 24, 2008. The purpose of our Incentive Compensation Plan is to provide stock options, stock issuances and other equity interests to employees, officers, directors, consultants, independent contractors, advisors and other persons who have made or are expected to make contributions to our company. On June 24, 2008, immediately following the closing of the exchange transaction and private placement, we granted stock options to purchase 510,000 shares of common stock at $1.00 per share to John P. Mitola and stock options to purchase 10,000 shares of common stock at $1.00 per share to Edward C. Hurley.

Administration. Our Incentive Compensation Plan is to be administered by our Compensation Committee, provided, however, that except as otherwise expressly provided in the plan, the committee may delegate some or all of its power or authority to our President, Chief Executive Officer or other executive officer. Subject to the terms of our plan, the committee is authorized to construe and determine the stock option agreements, other agreements, awards and the plan, prescribe, amend and rescind rules and regulations relating to the plan and awards, determine acceleration of vesting schedules or award payments and forfeitures, determine terms and provisions of stock options agreements (which need not be identical), grant awards for performance goals and option awards and stock appreciation rights based upon a vesting schedule and correct defects, supply omissions or reconcile inconsistencies in the plan or any award thereunder, and make all other determinations as the committee may deem necessary or desirable for the administration and interpretation of our plan.

Eligibility. The persons eligible to receive awards under our Incentive Compensation Plan are the employee, officers, directors, consultants, independent contractors and advisors of our company or any parent or subsidiary of our company and other persons who have made or are expected to make contributions to our company.

Types of Awards. Our Incentive Compensation Plan provides for the issuance of stock options, incentive stock options, restricted compensation shares, restricted compensation share units, stock appreciation rights (or SARs), performance shares, award shares and other stock-based awards. Performance share awards entitle recipients to acquire shares of common stock upon the attainment of specified performance goals within a specified performance period, as determined by the committee.

Shares Available for Awards; Annual Per-Person Limitations. Subject to certain recapitalization events described in our plan, the aggregate number of shares of common stock that may be issued pursuant to our Incentive Compensation Plan at any time during the term of the plan is 2,897,111 shares. If any award expires, or is terminated, surrendered or forfeited, the common stock covered by such award will again be available for the grant of awards under our plan. No participant may be granted awards during a fiscal year to purchase more than 30,000 shares of common stock subject to recapitalization events.

Stock Options and Stock Appreciation Rights. The committee is authorized to grant stock options, including both incentive stock options (or ISOs), and non-qualified stock options, restricted compensation shares, restricted compensation share units, stock appreciation rights, performance shares and award shares. The terms and conditions of awards under the plan including number of shares covered, exercise price per share and term are determined by the committee, but in the case of an ISO, the exercise price must not be less than the fair market value of a share of common stock on the date of grant. For purposes of our Incentive Compensation Plan, if at the time of a grant, our company’s common stock is publicly traded, the term “fair market value” means (i) if listed on an established stock exchange or national market system, the last reported sales price or the closing bid if no sales were reported on such exchange or system, or (ii) the average of the closing bid and asked prices last quoted by an established quotation service for over-the-counter securities if the common stock is not reported on a national market system. In the absence of an established market for our common stock, the fair market value shall be determined in good faith by the committee. The number of shares covered by each option or stock appreciation right, the times at which each option or stock appreciation right will be exercisable, and provisions requiring forfeiture of unexercised options or stock appreciation rights at or following termination of employment generally are fixed by the committee, except that no option or stock appreciation right may have a term exceeding ten years. The committee also determines the terms and conditions of restricted compensation shares, restricted compensation share units, performance shares, award shares and other stock-based awards under our plan.

Restricted Compensation Shares and Restricted Compensation Share Units. The committee is authorized to grant restricted compensation shares and restricted compensation shares units. An award of restricted compensation shares is a grant which entitles recipients to acquire shares of common stock subject to restrictions on transfer and which may be forfeited if all specified employment, vesting and/or performance conditions as determined by the committee are not met. An award of restricted compensation share units confers upon a recipient the right to acquire, at some time in the future, restricted compensation shares, subject to forfeiture if all specified award conditions as determined by the committee are not met

Performance Shares and Award Shares. The committee is authorized to grant awards entitling recipients to acquire shares of common stock upon the attainment of specified performance goals and grant awards entitling recipients to acquire shares of common stock subject to such terms, restrictions, conditions, performance criteria, vesting requirements and payment needs as determined by the committee, subject to such other terms as the committee may specify.

Other Stock-Based Awards. The committee is authorized to grant other awards based upon the common stock having such terms and conditions as the committee may determine including, without limitation, the grant of securities convertible into common stock and the grant of phantom stock awards or stock units.

Performance Goals and Other Criteria. The committee shall establish objective performance goals for participants or groups of participants for performance-based awards under the plan excluding options and stock appreciation rights. With respect to participants who are “covered employees” (within the meaning of Section 162(m) of the Internal Revenue Code of 1986, as amended), an award other than an option or a stock appreciation right may be based only on performance factors that are compliant with applicable regulations.

Other Terms of Awards. Options may be exercised by written notice of exercise to us by way of cashless exercise, settlement of which shall be made solely in cash. Unless otherwise determined by the committee, awards may not be transferred except by will or the laws of descent and distribution and, during the life of the participant, may be exercisable only by the participant. However, except as the committee may otherwise determine, nonstatutory options and restricted compensation shares may be transferred pursuant to a qualified domestic relations order (as defined by ERISA) or pursuant to certain estate-planning vehicles. To the extent not inconsistent with the plan or applicable law, the committee may include additional provisions in awards such as, among other things, restrictions on transfer, commitments to pay cash bonuses and guaranty loans. The committee shall determine the effect on awards of disability, death, retirement, leave of absence or other change in participant status. We have the right to deduct applicable taxes from payments to award recipients. Participants have no right to continued employment or other relationship with us, and subject to award provisions, participants have no rights as shareholders of our company until becoming record shareholders.

Acceleration or Extension of Vesting; Change in Control. The committee may, in its discretion, accelerate the dates on which all or any particular option or award under the plan may be exercised and may extend the dates during which all or any particular option or award under the plan may be exercised or vest. In the case of a “change in control” of our company, as defined in our Incentive Compensation Plan, we will take one or a combination of the following actions: (a) make appropriate provision for the continuation or assumption of the awards; (b) acceleration of exercise or vesting of the awards; (c) exchange of the awards for the right to participate in a benefit plan of a successor; (d) repurchase of awards; or (e) termination of awards immediately prior to a change in control.

Amendment and Termination. The board of directors may amend, suspend or terminate our Incentive Compensation Plan provided, however, that no amendment may be made without stockholder approval if such approval is necessary to comply with any applicable law, rules or regulations. Our plan became effective upon the date it was adopted by the committee and approved by our stockholders, and no awards may be granted under the plan after the completion of then years thereafter. Awards previously granted may extend beyond that date.

Section 16(a) Beneficial Ownership Reporting Compliance

We do not have securities registered under Section 12 of the Exchange Act and, accordingly, our directors, officers and affiliates are not required to file reports under Section 16(a) of the Exchange Act.

Code of Ethics

Our board of directors has adopted a code of ethics, which applies to all our directors, officers and employees. Our code of ethics is intended to comply with the requirements of Item 406 of Regulation S-K.

Our code of ethics is posted on our Internet website at www.juhlwind.com. We will provide our code of ethics in print without charge to any stockholder who makes a written request to our General Counsel at Juhl Wind, Inc., 996 190th Avenue, Woodstock, Minnesota 56186. Any waivers of the application, and any amendments to, our code of ethics must be made by our board of directors. Any waivers of, and any amendments to, our code of ethics will be disclosed promptly on our Internet website, www.juhlwind.com.

Executive Compensation

The following table sets forth, for the most recent fiscal year, all cash compensation paid, distributed or accrued, including salary and bonus amounts, for services rendered to us by our Chief Executive Officer and four other executive officers in such year who received or are entitled to receive remuneration in excess of $100,000 during the stated period and any individuals for whom disclosure would have been made in this table but for the fact that the individual was not serving as an executive officer as at December 31, 2007:

Summary Compensation Table

		Annual Compensation			Long-Term Compensation
					Awards		Payouts
Name and Principal Position	Fiscal Year	Salary ($)	Bonus ($)	Other Annual Compensation ($)	Restricted Stock Award(s) ($)	Securities Underlying Options/ SARs (#)	LTIP Payouts ($)	All Other Compensation ($)
Daniel J. Juhl	2007	$74,400	-	-	-	-	-	-
Chairman and Chief	2006	74,400	-	-	-	-	-	-
Executive Officer	2005	74,400	-	-	-	-	-	-

John P. Mitola (1)	2007	-	-	-	-	-	-	-
President	2006	-	-	-	-	-	-	-
	2005	-	-	-	-	-	-	-

Jeffrey C. Paulson	2007	-	-	-	-	-	-	-
General Counsel, Vice	2006	-	-	-	-	-	-	-
President, Secretary	2005	-	-	-	-	-	-	-

Cory Heitz (2)	2007	-	-	-	-	-	-	-
former Director, Chief	2006	-	-	-	-	-	-	-
Executive Officer, Principal Financial Officer and Principal Accounting Officer	2005	-	-	-	-	-	-	-

(1)	Mr. Mitola joined Juhl Energy in April 2008. No compensation was paid to him in any of the above periods.
(2)	Mr. Heitz resigned as an officer and director of our company on June 24, 2008.

The aggregate amount of benefits in each of the years indicated did not exceed the lesser of $50,000 or 10% of the compensation of any named officer.

Outstanding Equity Awards at Fiscal Year-End

	Option Awards						Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable		Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Daniel J. Juhl	—		—	—	—	—	—	—	—	—
John P. Mitola	—	(1)	—	—	—	—	—	—	—	—
Jeffrey C. Paulson	—		—	—	—	—	—	—	—	—
Edward C. Hurley	—	(2)	—	—	—	—	—	—	—	—
Cory Heitz	—		—	—	—	—	—	—	—	—

(1)
Does not include (a) stock options to purchase 500,000 shares of our common stock that we granted to John P. Mitola, our President, on June 24, 2008, with an exercise price equal to $1.00 per share, or (b) stock options to purchase 10,000 shares of common stock that we granted to Mr. Mitola as compensation for board membership.

(2)	Does not include stock options to purchase 10,000 shares of common stock that we granted to Edward C. Hurley as compensation for board membership.

Compensation of Directors

Directors are expected to timely and fully participate in all regular and special board meetings, and all meetings of committees that they serve on. We compensate directors through stock options granted under our 2008 Incentive Compensation Plan and a cash stipend for each meeting attended.

The table below summarizes the compensation that we paid to non-management directors for the fiscal year ended December 31, 2007 and 2006.

Director Compensation

Name	Year	Fees Earned or Paid in Cash ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation	Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Edward C. Hurley	2007 2006	— —	— —	— —	— —	— —	— —	— —

Employment Agreements

On June 7, 2008, Juhl Energy entered into an Executive Employment Agreement with Daniel J. Juhl (the “Juhl Employment Agreement”). Under the Juhl Employment Agreement, which was assigned to us at the closing of the exchange transaction, we will employ Mr. Juhl as Chief Executive Officer for a term beginning on the closing date of the exchange transaction and ending on December 31, 2011. Mr. Juhl’s monthly salary during the three full years of the employment agreement will be $14,583 from June 24, 2008, $16,667 and $18,750, respectively. We will pay Mr. Juhl an annual performance bonus of a maximum of his annual salary upon reaching certain goals established by the board of directors. The performance bonus is conditioned upon (a) profitable operation of our company for the full year for which the bonus is to be paid and (b) minimum revenue growth during the year for which the bonus is to be paid as established by the board and set for 2008 and 2009 at $4.9 million and $8.9 million, respectively. Mr. Juhl will receive an automobile allowance of $750 per month and other employee benefits provided to similarly-situated employees. In the event Mr. Juhl terminates his employment for good reason, he will receive severance compensation in the amount equal to 90 days’ pay.

On June 7, 2008, Juhl Energy entered into an Executive Employment Agreement with John P. Mitola (the “Mitola Employment Agreement”). Under the Mitola Employment Agreement, which was assigned to us at the closing of the exchange transaction, we will employ Mr. Mitola as President for a term beginning on the closing date of the exchange transaction and ending on December 31, 2011. Mr. Mitola’s monthly salary during the three full years of the employment agreement will be $14,583 from April 1, 2008, $16,667 and $18,750, respectively. We will pay Mr. Mitola an annual performance bonus of a maximum of his annual salary upon reaching certain goals established by the board of directors. The performance bonus is conditioned upon (a) profitable operation of our company for the full year for which the bonus is to be paid and (b) minimum revenue growth during the year for which the bonus is to be paid as established by the board and set for 2008 and 2009 at $4.9 million and $8.9 million, respectively. Mr. Mitola will also receive stock options to purchase 500,000 shares of our common stock exercisable at $1.00 per share, which options will vest in three increments of one-third each upon completion of each year of employment. Mr. Mitola will receive an automobile allowance of $750 per month and other employee benefits provided to similarly-situated employees. In the event Mr. Mitola terminates his employment for good reason, he will receive severance compensation in the amount equal to 90 days’ pay.

PRINCIPAL STOCKHOLDERS

The following table sets forth information regarding the number of shares of our common stock beneficially owned on October 20, 2008, by:

•	each person who is known by us to beneficially own 5% or more of our common stock,
•	each of our directors and executive officers, and
•	all of our directors and executive officers as a group.

Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities.  Shares of our common stock which may be acquired upon exercise of stock options or warrants which are currently exercisable or which become exercisable within 60 days after the date indicated in the table are deemed beneficially owned by the optionees.  Subject to any applicable community property laws, the persons or entities named in the table above have sole voting and investment power with respect to all shares indicated as beneficially owned by them.

Name (1)	Number of Shares Beneficially Owned (2,10)		Percentage of Shares Beneficially Owned (3)
5% Stockholders:

Vision Opportunity Master Fund, Ltd.	2,088,233	(4,10)	9.9%

Greenview Capital, LLC	1,987,417	(5,10)	9.9%

Daybreak Special Situations Master Fund, Ltd.	1,987,417	(6,10)	9.9%

Executive Officers and Directors:

Daniel J. Juhl	14,000,000	(7)	70.0%

John P. Mitola	1,250,000	(8)	6.3%

Jeffrey C. Paulson	—		*

Edward C. Hurley	—	(9)	*

All executive officers and directors as a group (4 persons)	15,250,000		76.3%

*	Represents less than 1%.

(1)	Other than the 5% Stockholders listed above, the address of each person is c/o Juhl Wind, Inc., 996 190th Avenue, Woodstock, Minnesota 56186.

(2)
Unless otherwise indicated, includes shares owned by a spouse, minor children and relatives sharing the same home, as well as entities owned or controlled by the named person. Also includes shares if the named person has the right to acquire those shares within 60 days after October 20, 2008, by the exercise or conversion of any warrant, stock option or convertible preferred stock. Unless otherwise noted, shares are owned of record and beneficially by the named person.

(3)
The calculation in this column is based upon 20,050,000 shares of common stock outstanding on October 20, 2008. The shares of common stock underlying warrants, stock options and convertible preferred stock are deemed outstanding for purposes of computing the percentage of the person holding them but are not deemed outstanding for the purpose of computing the percentage of any other person.

(4)
Includes (a) 1,235,000 shares of common stock currently held by Vision Opportunity Master Fund, and (b) 853,233 shares of common stock issuable upon the conversion of series A convertible preferred stock. The address for Vision Opportunity Master Fund, Ltd. is c/o Citi Hedge Fund Services (Cayman) Limited, Cayman Corporate Cenre, 27 Hospital Road, 5th Floor, Grand Cayman KY1-1109, Cayman Islands.

(5)
Includes (a) 1,912,500 shares of common stock owned by Greenview Capital, LLC and its individual members (John Prinz and Gene Maher) and (b) 74,917 shares of common stock issuable upon the conversion of series A convertible preferred stock held by Daybreak Special Situations Master Fund, an affiliate of Greenview Capital, LLC. The address for Greenview Capital, LLC is 100 E. Cook Road, 1st Floor, Libertyville, Illinois 60048.

(6)
Includes (a) 1,912,500 shares beneficially owned by Greenview Capital, LLC, an affiliate of Daybreak Special Situations Master Fund, and (b) 74,917 shares of common stock issuable upon the conversion of series A convertible preferred stock. The address for Daybreak Special Situations Master Fund, Ltd. is 100 E. Cook Road, 2nd Floor, Libertyville, Illinois 60048.

(7)
Includes 3,500,000 shares of common stock held by Mary Juhl, Mr. Juhl’s spouse, and 7,000,000 shares held by the Juhl Family Limited Partnership, a Delaware limited partnership in which Mr. Juhl is the general partner.

(8)
Includes 125,000 shares held by the Mitola Family Limited Partnership, a Delaware limited partnership in which Mr. Mitola is the general partner. Does not include (a) 500,000 shares of common stock issuable upon exercise of stock options granted on June 24, 2008, which become exercisable as to 166,666 shares upon completion of Mr. Mitola’s first year of employment with us, and 166,667 shares upon completion of each of Mr. Mitola’s second and third year of employment with us, or (b) 10,000 shares of common stock issuable upon the exercise of stock options granted to him as compensation for board membership, which options become exercisable as to 2,500 shares on December 24, 2008, 416 shares on the 24th day of each month from January 24, 2009 through May 24, 2010, and 428 shares on June 24, 2010.

(9)
Does not include 10,000 shares of common stock issuable upon the exercise of stock options granted to him as compensation for board membership, which options become exercisable as to 2,500 shares on December 24, 2008, 416 shares on the 24th day of each month from January 24, 2009 through May 24, 2010, and 428 shares on June 24, 2010.

(10)
Vision Opportunity Master Fund and Daybreak Special Situations Master Fund each hold series A preferred stock and warrants that are convertible or exercisable into shares of common stock. The agreement with respect to which these stockholders purchased the preferred stock and warrants contains a limitation of 9.9% (a so-called “blocker”) on the number of shares such stockholders may beneficially own at any time. These numbers reflect that limitation. The 9.9% ownership limitation, however, does not prevent a stockholder from selling some of its holdings and then receiving additional shares. In this way, a stockholder could sell more than the 9.9% ownership limitation while never holding more than this limit.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Prior to the closing of the exchange transaction, Daniel J. Juhl and John P. Mitola engaged in certain transfers of equity for estate planning and corporate purposes. The historical ownership of DanMar and Juhl Energy and the ownership immediately prior to the closing of the exchange transaction were as follows:

DanMar & Associates, Inc. - Pursuant to the pre-incorporation subscription agreement of DanMar, Daniel J. Juhl and Mary Juhl, his spouse, each subscribed to 500 shares of common stock at $1.00 per share of common stock.  On June 12, 2008, Daniel J. Juhl and Mary Juhl each assigned 250 shares of common stock of DanMar to the Juhl Family Limited Partnership.

Juhl Energy Development, Inc. - Upon formation of Juhl Energy, Daniel J. Juhl held 1,000 shares of common stock of Juhl Energy, as the sole shareholder.  Prior to June 7, 2008, Mr. Juhl assigned 450 shares of common stock of Juhl Energy to Mary Juhl.  On June 7, 2008, Daniel J. Juhl transferred 100 shares of common stock of Juhl Energy to John P. Mitola for an agreed upon purchase price, which Mr. Mitola paid through a promissory note to Mr. Juhl.   On June 12, 2008, Daniel J. Juhl and Mary Juhl each assigned 225 shares of common stock of Juhl Energy to the Juhl Family Limited Partnership.   On June 19, 2008, Mr. Mitola assigned 10 shares of Juhl Energy to the Mitola Family Limited Partnership.

During the year ended December 31, 2007 and 2006, we rented storage space from Daniel J. Juhl, our Chairman and Chief Executive Officer, on a year-to-year basis. The rent expense for the storage space was $6,500 and $6,000 for the years ended December 31, 2007 and 2006, respectively.

SELLING STOCKHOLDERS

June 2008 Private Placement

On June 24, 2008, concurrently with the closing of the exchange transaction, we completed a private placement to two institutional investors and two other accredited investors of units consisting of shares of our newly-created series A convertible preferred stock, par value $.0001 per share, and detachable five-year class A, class B and class C warrants to purchase shares of our common stock at an exercise price of $1.25 (class A), $1.50 (class B) and $1.75 (class C) per share. In total, we sold 5,160,000 shares of our series A convertible preferred stock (convertible at any time into a like number of shares of common stock) and class A, class B and class C warrants to each purchase 2,580,000 shares of common stock, or an aggregate of 7,740,000 shares of common stock.

We received gross proceeds of $5,160,000 in consideration for the sale of the units, $4,560,000 from Vision Opportunity Master Fund, Ltd., $500,000 from Daybreak Special Situations Master Fund, Ltd. and $100,000 from Bruce Myers and Imtiaz Khan.

We have agreed to file an initial registration statement, and subsequent registration statements if necessary, on Form S-1 (or any other applicable form) covering, (a) on a pro rata basis, all the shares of common stock underlying the preferred stock and warrants (b) on a pro rata basis, the shares of common stock issuable in connection with the payment of 8% cumulative dividends for three years on series A preferred stock (if such dividends are not otherwise paid in cash), and (c) the shares of common stock owned by Greenview Capital, LLC, subject to SEC Rule 415 restrictions. We agreed to file the initial registration statement within 90 days after closing of the private placement and have it declared effective within 180 days after the closing. In the event of a full review of the registration statement by the SEC, the required effective date will be extended by 30 days. If (i) the initial registration statement (and subsequent registration statements, if necessary) is not filed on time or declared effective upon the sooner of (A) within three days after the SEC states that there will no review or that the SEC has no further comments, or (B) upon the dates set forth above, or (ii) we fail to timely satisfy our reporting requirements, we are required to pay in cash liquidated damages of 2% of the purchase price of the units in the private placement per each 30-day period or part thereof for any registration default, up to a maximum penalty of 12%.

Shares owned by our management will be locked-up until the later of 12 months after the initial registration statement referred to above is declared effective or 24 months after the closing of the private placement. For the 12 months thereafter, management is allowed to sell up to 1/12 of their holdings every month at prices greater than $1.25 per share. Beginning 14 months after the closing, if all the warrants have been registered, each of Daniel J. Juhl and John P. Mitola will be permitted to sell their holdings as follows: (a) up to 1,000,000 shares at prices greater than $3.00 per share if the trailing 30-day average daily trading volume is greater than 100,000 shares or (b) an unrestricted number of shares of common stock at prices greater than $5.00 per share if the trailing 30-day average daily trading volume is greater than 200,000 shares per day for the same trailing 30-day period.

For the period beginning after the initial registration statement is declared effective and for the 18 months thereafter, Greenview Capital, LLC and its affiliates will be allowed to sell their holdings only as follows: (a) at prices greater than $2.00 per share and up to 10% of the daily trading volume or (b) at prices greater than $3.00 per share with no volume restrictions. For the period beginning 18 months after the initial registration statement is declared effective, Greenview Capital and its affiliates will be allowed to sell up to 1/6 of their holdings every month at prices greater than $1.25 per share. For the period beginning 30 months after the closing, Greenview Capital will be allowed to sell shares on an unrestricted basis at prices greater than $1.75 per share. All lock-up restrictions of management and Greenview Capital will be removed after 36 months.

Juhl Energy engaged Greenview Capital, LLC to assist and advise it in an effort to secure financing. Juhl Energy agreed to pay Greenview Capital, and its designees, a fee for such advice in the amount of $300,000 in cash and 2,250,000 shares of our common stock. These shares are included in this prospectus. We also agreed to engage an investor relations firm and have set aside $500,000 of the proceeds for such purpose over the ensuing years. The remaining proceeds of this transaction are being used for working capital purposes.

The units (and the securities therein) issued in the private placement were exempt from registration under Section 4(2) of the Securities Act of 1933 as a sale by an issuer not involving a public offering and under Regulation D promulgated pursuant to the Securities Act of 1933. The units (and the securities therein) were not registered under the Securities Act, or the securities laws of any state, and were offered and sold in reliance on the exemption from registration afforded by Section 4(2) and Regulation D (Rule 506) under the Securities Act and corresponding provisions of state securities laws, which exempts transactions by an issuer not involving any public offering. Such securities may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements and certificates evidencing such securities contain a legend stating the same.

Selling Stockholder Table

The following table sets forth:

•	the name of the selling stockholders,

•	the number of shares of common stock beneficially owned by the selling stockholders as of October 20, 2008,

•	the maximum number of shares of common stock that may be offered for the account of the selling stockholders under this prospectus, and

•
the amount and percentage of common stock that would be owned by the selling stockholders after completion of the offering, assuming a sale of all of the common stock that may be offered by this prospectus.

Except as noted below and elsewhere in this prospectus, the selling stockholders have not, within the past three years, had any position, office or other material relationship with us.

None of the selling stockholders is a broker-dealer regulated by the Financial Industry Regulatory Authority, Inc. or is an affiliate of such a broker-dealer.

Beneficial ownership is determined under the rules of the SEC. The number of shares beneficially owned by a person includes shares of common stock underlying warrants, stock options and other derivative securities to acquire our common stock held by that person that are currently exercisable or convertible within 60 days after October 20, 2008. The shares issuable under these securities are treated as outstanding for computing the percentage ownership of the person holding these securities, but are not treated as outstanding for the purposes of computing the percentage ownership of any other person.

	Beneficial Ownership	Shares Registered	Beneficial Ownership After this Offering (3)
Name	Prior to this Offering (1), (2)	in this Offering (2), (3)	Number of Shares	Percent (4)
Vision Opportunity Master Fund, Ltd. (5)	2,088,233	11,728,649	1,235,000	3.9%
Daybreak Special Situations Master Fund, Ltd. (6)	1,987,417	1,286,036	1,175,083	5.5%
Bruce Meyers (7)	125,000	128,604	0	*
Imtiaz Khan (7)	125,000	128,604	0	*
Greenview Capital, LLC (6)	1,987,417	912,500
John Prinz	500,000	500,000	0	*
Gene Maher	500,000	500,000	0	*
Joel Taylor	225,000	225,000	0	*
Matthew Damman	112,500	112,500	0	*
Selling Stockholders Total		15,521,893

* Less than 1% of outstanding shares.

(1)	Beneficial ownership as of October 20, 2008, for all selling stockholders based upon information provided by the selling stockholders known to us.

(2)
The number of shares in this column includes shares of common stock issuable upon conversion of our series A preferred stock and shares of common stock issuable upon exercise of our warrants. The series A preferred stock and warrants contain conversion and exercise limitations providing that a holder may not convert or exercise the series A preferred stock or warrants, as the case may be, to the extent that, if after giving effect to such conversion or exercise, the holder or any of its affiliates would beneficially own in excess of 9.9% (a so-called “blocker”) of the outstanding shares of common stock immediately after giving effect to such conversion or exercise. Accordingly, the number of shares of common stock set forth in the table as being registered for a selling stockholder may exceed the number of shares of common stock that the selling stockholder could own beneficially at any given time through its ownership of the series A preferred stock and warrants.

(3)
Assumes the sale of all shares of common stock registered pursuant to this prospectus, although the selling stockholders are under no obligation known to us to sell any shares of common stock at this time. The number of shares in this column includes shares of common stock issuable in connection with the payment of 8% cumulative dividends for three years on the series A preferred stock (if such dividends are not otherwise paid in cash).

(4)
Based on 20,050,000 shares of common stock outstanding on October 20, 2008, not including shares issuable upon conversion of our series A preferred stock or shares issuable upon exercise of our warrants. The shares issuable under stock options, warrants and other derivative securities to acquire our common stock that are exercisable or convertible currently or within 60 days after October 20, 2008 are treated as if outstanding for computing the percentage ownership of the person holding these securities, but are not treated as outstanding for purposes of computing the percentage ownership of any other person. Unless otherwise indicated, also includes shares owned by a spouse, minor children, by relatives sharing the same home, and entities owned or controlled by the named person.

(5)
Consists of 4,560,000 shares of common stock issuable upon conversion of our series A preferred stock, 328,649 shares of common stock issuable in payment of cumulative dividends on our series A preferred stock (if such dividends are not otherwise paid in cash) and 6,840,000 shares of common stock issuable upon exercise of our warrants. Without the “blocker” provisions described in note (2) above, Vision Opportunity Master Fund, Ltd. would be deemed to beneficially own 12,635,000 shares of common stock, consisting of (a) 1,235,000 outstanding shares of common stock, (b) 4,560,000 shares of common stock issuable upon conversion of our series A preferred stock and (c) 6,840,000 shares of common stock issuable upon exercise of our warrants, of which only the shares underlying the series A preferred stock and warrants are being offered by this prospectus. Beneficial ownership prior to this offering excludes an aggregate of 10,546,767 shares of common stock issuable upon conversion of our series A preferred stock and exercise of our warrants held by Vision Opportunity Master Fund because each of such series A preferred stock and warrants contains a “blocker” provision described above. Adam Benowitz is the Portfolio Manager of Vision Capital Advisors, LLC, the investment manager of Vision Opportunity Master Fund, Ltd., which is the registered holder of the securities. Mr. Benowitz, as the Portfolio Manager of Vision Capital Advisors, LLC, the investment manager of Vision Opportunity Master Fund, has voting and dispositive power over the securities owned by Vision Opportunity Master Fund offered by this prospectus.

(6)
Consists of 500,000 shares of common stock issuable upon conversion of our series A preferred stock, 36,036 shares of common stock issuable in payment of cumulative dividends on our series A preferred stock (if such dividends are not otherwise paid in cash) and 750,000 shares of common stock issuable upon exercise of our warrants. Without the “blocker” provisions described in note (2) above, Daybreak Special Situations Master Fund, Ltd. would be deemed to beneficially own 3,162,500 shares of common stock, consisting of (a) 1,912,500 shares beneficially owned by Greenview Capital, LLC, an affiliate of Daybreak Special Situations Master Fund, and John Prinz and Gene Maher, the individual members of Greenview Capital, (b) 500,000 shares of common stock issuable upon conversion of our series A preferred stock and (c) 750,000 shares of common stock issuable upon exercise of our warrants, all of which are being offered by this prospectus. Beneficial ownership prior to this offering excludes an aggregate of 1,175,083 shares of common stock issuable upon conversion of our series A preferred stock and exercise of our warrants held by Daybreak Special Situations Master Fund because each of such series A preferred stock and warrants contains a “blocker” provision described above. Larry Butz is the managing member of Daybreak Special Situations Master Fund, Ltd., which is the registered holder of the securities. Mr. Butz, as the managing member of Daybreak Special Situations Master Fund has voting and dispositive power over the securities owned by Daybreak Special Situations Master Fund offered by this prospectus.

(7)
Consists of 50,000 shares of common stock issuable upon conversion of our series A preferred stock, 3,604 shares of common stock issuable in payment of cumulative dividends on our series A preferred stock (if such dividends are not otherwise paid in cash) and 75,000 shares of common stock issuable upon exercise of our warrants.

PLAN OF DISTRIBUTION

Distribution by Selling Stockholders

Each selling stockholder of the common stock (the “selling stockholders”) and any of their pledgees, assignees and successors-in-interest may, from time to time, sell any or all of their shares of common stock through the OTC Bulletin Board or any other stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales may be at fixed or negotiated prices. A selling stockholder may use any one or more of the following methods when selling shares:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers,

•	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction,

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account,

•	an exchange distribution in accordance with the rules of the applicable exchange,

•	privately negotiated transactions,

•	settlement of short sales entered into after the effective date of the registration statement of which this prospectus is a part,

•	broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share,

•	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise,

•	a combination of any such methods of sale, or

•	any other method permitted pursuant to applicable law.

The selling stockholders may also sell shares under Rule 144 under the Securities Act of 1933, if available, rather than under this prospectus.

Broker-dealers engaged by the selling stockholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling stockholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated, but, except as set forth in a supplement to this prospectus, in the case of an agency transaction not in excess of a customary brokerage commission in compliance with FINRA NASD Rule 2440; and in the case of a principal transaction a markup or markdown in compliance with NASD IM-2440.

In connection with the sale of the common stock or interests therein, the selling stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the common stock in the course of hedging the positions they assume. The selling stockholders may also sell shares of the common stock short and deliver these securities to close out their short positions, or loan or pledge the common stock to broker-dealers that in turn may sell these securities. The selling stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The selling stockholders and any broker-dealers or agents that are involved in selling the shares will be considered “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. Each selling stockholder has informed us that it does not have any written or oral agreement or understanding, directly or indirectly, with any person to distribute the common stock. In no event shall any broker-dealer receive fees, commissions and markups which, in the aggregate, would exceed eight percent (8%).

We are required to pay certain fees and expenses incurred by us incident to the registration of the shares. We have agreed to indemnify the selling stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

Because selling stockholders will be considered “underwriters” within the meaning of the Securities Act, they will be subject to the prospectus delivery requirements of the Securities Act including Rule 172 thereunder. In addition, any securities covered by this prospectus which qualify for sale pursuant to Rule 144 under the Securities Act may be sold under Rule 144 rather than under this prospectus. There is no underwriter or coordinating broker acting in connection with the proposed sale of the shares by the selling stockholders.

We agreed to keep this prospectus effective until the earlier of (i) the date on which the shares may be resold by the selling stockholders without registration and without regard to any volume or manner-of-sale limitations by reason of Rule 144 under the Securities Act, without the requirement for us to be in compliance with the current public information under Rule 144 or any other rule of similar effect or (ii) all of the shares have been sold pursuant to this prospectus or Rule 144 under the Securities Act or any other rule of similar effect. The shares will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states, the shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

Under applicable rules and regulations under the Securities Exchange Act of 1934, any person engaged in the distribution of the shares may not simultaneously engage in market-making activities with respect to the common stock for the applicable restricted period, as defined in Regulation M, prior to the commencement of the distribution. In addition, the selling stockholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of shares of common stock by the selling stockholders or any other person. We will make copies of this prospectus available to the selling stockholders and have informed them of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale (including by compliance with Rule 172 under the Securities Act).

DESCRIPTION OF SECURITIES

Our authorized capital stock consists of 120,000,000 shares, of which 100,000,000 shares are designated as common stock and 20,000,000 shares are designated as preferred stock. Of the preferred stock, 6,000,000 shares have been classified as series A convertible preferred stock. As of October 20, 2008, there were issued and outstanding:

•	20,050,000 shares of common stock,

•	5,160,000 shares of series A preferred stock, convertible at any time into 5,160,000 shares of common stock,

•	warrants to purchase 7,740,000 shares of common stock at an average per share exercise price of $1.50,

•	a warrant to purchase 50,000 shares of common stock at an average per share exercise price of $8.50, and

•	stock options to purchase 520,000 shares of common stock at an exercise price per share of $1.00.

The following summary of the material provisions of our common stock, preferred stock, warrants, certificate of incorporation and by-laws is qualified by reference to the provisions of our certificate of incorporation and by-laws and the forms of warrant included or incorporated by reference as exhibits to the registration statement of which this prospectus is a part.

Common Stock

Holders of our common stock are entitled to one vote per share. Our certificate of incorporation does not provide for cumulative voting. Holders of our common stock are entitled to receive ratably such dividends, if any, as may be declared by our board of directors out of legally available funds. However, the current policy of our board of directors is to retain earnings, if any, for the operation and expansion of the company. Upon liquidation, dissolution or winding-up, the holders of our common stock are entitled to share ratably in all of our assets which are legally available for distribution, after payment of or provision for all liabilities and the liquidation preference of any outstanding preferred stock. The holders of our common stock have no preemptive, subscription, redemption or conversion rights. All issued and outstanding shares of common stock are, and the common stock reserved for issuance upon exercise of our stock options or warrants, or conversion of our series A convertible preferred stock, will be, when issued, fully-paid and non-assessable.

Preferred Stock

Our certificate of incorporation authorizes the issuance of up to 20,000,000 shares of “blank check” preferred stock with designations, rights and preferences as may be determined from time to time by our board of directors.

Series A Convertible Preferred Stock

General. We are currently authorized to issue up to 6,000,000 shares of series A convertible preferred stock, par value $.0001 per share (the “Preferred Stock”), of which 5,160,000 shares are issued and outstanding.

Conversion. Holders of Preferred Stock will be entitled at any time to convert their shares of Preferred Stock into our common stock, without any further payment therefor. Each share of Preferred Stock is initially convertible into one share of our common stock. The number of shares of common stock issuable upon conversion of the Preferred Stock is subject to adjustment upon the occurrence of certain customary events, including, among others, a stock split, reverse stock split or combination of our common stock; an issuance of our common stock or other securities as a dividend or distribution on the common stock; a reclassification, exchange or substitution of the common stock; or a capital reorganization of our company. Additionally, through June 24, 2010, the holders of Preferred Stock will have “full-ratchet” anti-dilution price protection (which means that, if we issue any additional securities in the future at a purchase price less than the conversion price, that conversion price will be reduced to the price at which the new securities were issued), with limited exceptions for issuances under employee benefit plans and pursuant to transactions involving a strategic partner pre-approved by the holders on a case-by-case basis. After June 24, 2010, the holders of Preferred Stock will have “weighted average” anti-dilution price protection (which takes into consideration the actual number of additional securities issued by us).

Voting Rights. Holders of Preferred Stock are not entitled to vote their shares with the holders of our common stock, except for certain extraordinary corporate transactions, in which case they vote as a separate class. Holders of Preferred Stock shall also have any voting rights to which they are entitled by Delaware law.

Liquidation Rights. In the event of any voluntary or involuntary liquidation, dissolution or winding-up of our company, including a merger or consolidation of our company with or into another company, or any transfer, sale or lease by us of substantially all of our assets, the holders of Preferred Stock will be entitled to receive out of our assets available for distribution to stockholders, before any distribution is made to holders of our common stock or any other series of our preferred stock, liquidating distributions in an amount equal to $1.20 per share, plus accrued but unpaid dividends.

Redemption. The Preferred Stock may not be redeemed by us at any time, other than in accordance with the provisions of the Securities Purchase Agreement and the Registration Rights Agreement. The Preferred Stock may be redeemed by the holders if the registration statement with respect to the underlying common stock equivalents is not declared effective on or before the 270th day after the original issuance date. The redemption amount for each share of series A convertible preferred stock will be the greater of (a) 120% of the stated value and (b) the product of (i) the volume weighted average market price of the common stock on the redemption date and (ii) the stated value divided by the then-current conversion price. All accrued and unpaid dividends are also due upon redemption.

Dividends. Holders of Preferred Stock will entitled to receive dividends at a rate of 8% per year, payable quarterly in arrears in cash or shares of our common stock.

Covenants. The certificate of designation governing the terms of the Preferred Stock contain certain negative covenants, such as a limitation on indebtedness, a limitation on increases in executive compensation, an incentive compensation plan not to exceed 10% of our outstanding shares, and restrictions on mergers, acquisitions and other fundamental transactions, without the prior written consent of a majority of the holders of Preferred Stock, and certain affirmative covenants such as our engagement of an investor relations firm reasonably acceptable to the holders, and maintenance of directors and officers liability insurance and key-man life insurance for our benefit on the lives of each of Daniel J. Juhl and John P. Mitola in the respective amounts of $3,000,00 and $2,000,000. All covenants expire if the Preferred Stock position held by Vision Opportunity Master Fund falls below 20% of the original Preferred Stock position held by it immediately following the closing of the private placement.

Investor Warrants

Each class A, class B and class C warrant entitles the holder thereof to purchase one share of our common stock at the exercise price of $1.25, $1.50 and $1.75 per share, respectively, from the date of issuance until the fifth anniversary of the closing of the private placement. In the private placement, we issued an aggregate of 7,740,000 warrants, of which the class A, class B and class C warrants (the “Warrants”) are each exercisable for a total of 2,580,000 shares.

If the shares of common stock issuable upon the conversion of the Preferred Stock and exercise of the Warrants are not fully registered within 12 months after the closing of the private placement, we will be required to issue additional shares of our common stock to the holders incident to the exercise of the Warrants determined as an additional 2% of the total shares of common stock held for each 30 days that passes after the expiration of such 12-month period. Additionally, in the event that we fail to achieve at least $2,000,000 of combined revenue for the first four reported fiscal quarters ending after the closing of the private placement, the exercise price of the Warrants will be reduced by 20%.

Redemption. The Warrants may be redeemed and cancelled by us if (i) the volume weighted average price per share of our common stock is greater than double the respective exercise price for each of the class A, class B and class C warrants for a period of 30 days with a minimum average trading volume of at least 50,000 shares per day and (ii) the shares of common stock issuable upon the exercise of the Warrants are fully registered.

Transfer, Exchange and Exercise. The Warrants may be exercised upon surrender of the certificate therefor on or prior to the expiration or redemption date (as explained below) at our offices with the form of “Subscription Form” on the reverse side of the warrant certificate filled out and executed as indicated, accompanied by payment (in the form of certified or cashier’s check payable to our order) of the full exercise price for the number of Warrants being exercised.

Adjustments. The Warrants contain provisions that protect the holders thereof against dilution by adjustment of the exercise price and number of shares that may be purchased in certain events, such as stock dividends and stock splits, and contain anti-dilution price protection as described above under “Series A Convertible Preferred Stock - Conversion” above. The holder of a Warrant will not possess any rights as a stockholder unless and until he exercises the Warrant.

The Warrants do not confer upon holders any voting or any other rights as a stockholder of our company.

IR Warrant

During the quarter ended June 30, 2008, we issued a warrant to purchase 50,000 shares of our common stock to an investor relations consulting firm. The warrant vests in December 2008 and allows the holder to purchase common stock at an exercise price per share of $7.00 for 25,000 shares and $10.00 for the other 25,000 shares for a period of five years.

Registration Rights

We have agreed to file an initial registration statement, and subsequent registration statements if necessary, on Form S-1 (or any other applicable form) covering, (a) on a pro rata basis, all the shares of common stock underlying the Preferred Stock and Warrants, (b) on a pro rata basis, the shares of common stock issuable in connection with the payment of 8% cumulative dividends for three years on the Preferred Stock (if such dividends are not otherwise paid in cash), and (c) the shares of common stock owned by Greenview Capital, LLC, subject to SEC Rule 415 restrictions. We agreed to file the initial registration statement within 90 days after closing of the private placement and have it declared effective within 180 days after the closing. In the event of a full review of the registration statement by the SEC, the required effective date will be extended by 30 days. If (i) the initial registration statement (and subsequent registration statements, if necessary) is not filed on time or declared effective upon the sooner of (A) within three days after the SEC states that there will no review or that the SEC has no further comments, or (B) upon the dates set forth above, or (ii) we fail to timely satisfy our reporting requirements, we are required to pay in cash liquidated damages of 2% of the purchase price of the units in the private placement per each 30-day period or part thereof for any registration default, up to a maximum penalty of 12%.

Lock-Up Agreements

Shares owned by our management will be locked-up until the later of 12 months after the initial registration statement referred to above is declared effective or 24 months after the closing of the private placement. For the 12 months thereafter, management is allowed to sell up to 1/12 of their holdings every month at prices greater than $1.25 per share. Beginning 14 months after the closing, if all the Warrants have been registered, each of Daniel J. Juhl and John P. Mitola will be permitted to sell their holdings as follows: (a) up to 1,000,000 shares at prices greater than $3.00 per share if the trailing 30-day average daily trading volume is greater than 100,000 shares or (b) an unrestricted number of shares of common stock at prices greater than $5.00 per share if the trailing 30-day average daily trading volume is greater than 200,000 shares per day for the same trailing 30-day period.

For the period beginning after the initial registration statement is declared effective and for the 18 months thereafter, Greenview Capital and its affiliates will be allowed to sell their holdings only as follows: (a) at prices greater than $2.00 per share and up to 10% of the daily trading volume or (b) at prices greater than $3.00 per share with no volume restrictions. For the period beginning 18 months after the initial registration statement is declared effective, Greenview Capital and its affiliates will be allowed to sell up to 1/6 of their holdings every month at prices greater than $1.25 per share. For the period beginning 30 months after the closing, Greenview Capital will be allowed to sell shares on an unrestricted basis at prices greater than $1.75 per share. All lock-up restrictions of management and Greenview Capital will be removed after 36 months.

Market Information

Our common stock is quoted on the OTC Bulletin Board under the trading symbol JUHL. The high and low bid prices for our common stock at the close of business on October 15, 2008, as reported by the OTC Bulletin Board, were $4.05 and $3.35 per share, respectively.

Transfer Agent

The transfer agent and registrar for our common stock is Island Stock Transfer and its address is 100 Second Avenue South, Suite 705-S, St. Petersburg, Florida 33701. We serve as transfer agent for our preferred stock and warrant agent for our warrants.

Anti-Takeover Law, Limitations of Liability and Indemnification

Delaware Anti-Takeover Law. We are subject to the provisions of Section 203 of the Delaware General Corporation Law concerning corporate takeovers. This section prevents many Delaware corporations from engaging in a business combination with any interested stockholder, under specified circumstances. For these purposes, a business combination includes a merger or sale of more than 10% of our assets, and an interested stockholder includes a stockholder who owns 15% or more of our outstanding voting stock, as well as affiliates and associates of these persons. Under these provisions, this type of business combination is prohibited for three years following the date that the stockholder became an interested stockholder unless:

•	the transaction in which the stockholder became an interested stockholder is approved by the board of directors prior to the date the interested stockholder attained that status,

•
upon consummation of the transaction that resulted in the stockholder’s becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction was commenced, excluding those shares owned by persons who are directors and also officers, or

•
on or subsequent to that date, the business combination is approved by the board of directors and authorized at an annual or special meeting of stockholders by the affirmative vote of at least two-thirds of the outstanding voting stock that is not owned by the interested stockholder.

This statute could prohibit or delay mergers or other takeover or change in control attempts and, accordingly, may discourage attempts to acquire us.

Limited Liability and Indemnification. Our certificate of incorporation eliminates the personal liability of our directors for monetary damages arising from a breach of their fiduciary duty as directors to the fullest extent permitted by Delaware law. This limitation does not affect the availability of equitable remedies, such as injunctive relief or rescission. Our certificate of incorporation requires us to indemnify our directors and officers to the fullest extent permitted by Delaware law, including in circumstances in which indemnification is otherwise discretionary under Delaware law.

Under Delaware law, we may indemnify our directors or officers or other persons who were, are or are threatened to be made a named defendant or respondent in a proceeding because the person is or was our director, officer, employee or agent, if we determine that the person:

•	conducted himself or herself in good faith,

•
reasonably believed, in the case of conduct in his or her official capacity as our director or officer, that his or her conduct was in our best interests, and, in all other cases, that his or her conduct was at least not opposed to our best interests, and

•	in the case of any criminal proceeding, had no reasonable cause to believe that his or her conduct was unlawful.

These persons may be indemnified against expenses, including attorneys fees, judgments, fines, including excise taxes, and amounts paid in settlement, actually and reasonably incurred, by the person in connection with the proceeding. If the person is found liable to the corporation, no indemnification shall be made unless the court in which the action was brought determines that the person is fairly and reasonably entitled to indemnity in an amount that the court will establish.

Insofar as indemnification for liabilities under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the above provisions, we have been informed that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment of expenses incurred or paid by a director, officer or controlling person in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by us is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SHARES AVAILABLE FOR FUTURE SALE

As of October 20, 2008, we had 20,050,000 shares of common stock outstanding, not including shares issuable upon conversion of our series A preferred stock or shares issuable upon exercise of our warrants. All shares sold in this offering will be freely tradeable without restriction or further registration under the Securities Act, unless they are purchased by our “affiliates,” as that term is defined in Rule 144 promulgated under the Securities Act.

The 20,050,000 outstanding shares of our common stock not included in this prospectus, as of October 20, 2008, will be available for sale in the public market as follows:

Public Float

Of our outstanding shares, 15,250,000 shares are owned by executive officers, directors and affiliates. The remaining 4,800,000 shares constitute our public float.

Rule 144

In general, under Rule 144, as currently in effect, a person who has beneficially owned shares of our common stock for at least six months, including the holding period of prior owners other than affiliates, is entitled to sell his or her shares without any volume limitations; an affiliate, however, can sell such number of shares within any three-month period as does not exceed the greater of:

•	1% of the number of shares of our common stock then outstanding, which equaled 200,500 shares as of October 20, 2008, or

•	the average weekly trading volume of our common stock on the OTC Bulletin Board during the four calendar weeks preceding the filing of a notice on Form 144 with respect to that sale.

Sales under Rule 144 are also subject to manner-of-sale provisions, notice requirements and the availability of current public information about us. In order to effect a Rule 144 sale of our common stock, our transfer agent will require an opinion from legal counsel. We may charge a fee to persons requesting sales under Rule 144 to obtain the necessary legal opinions.

As of October 20, 2008, 1,265,000 shares of our common stock are available for sale under Rule 144.

LEGAL MATTERS

Greenberg Traurig, LLP, New York, New York, will pass upon the validity of the shares of common stock offered by this prospectus as our legal counsel.

EXPERTS

The financial statements as of December 31, 2007 and 2006 and for the years then ended included in this prospectus have been audited by Boulay, Heutmaker, Zibell & Co. P.L.L.P., independent registered public accountants, to the extent and for the periods set forth in their report appearing elsewhere herein and are included in reliance upon such report given upon the authority of that firm as experts in auditing and accounting.

INTEREST OF NAMED EXPERTS AND COUNSEL

No expert or counsel named in this prospectus as having prepared or certified any part of this prospectus or having given an opinion upon the validity of the securities being registered or upon other legal matters in connection with the registration or offering of the common stock was employed on a contingency basis, or had, or is to receive, in connection with the offering, a substantial interest, direct or indirect, in the registrant or any of its parents or subsidiaries. Nor was any such person connected with the registrant or any of its parents or subsidiaries as a promoter, managing or principal underwriter, voting trustee, director, officer, or employee.

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS
ON ACCOUNTING AND FINANCIAL DISCLOSURE

On June 24, 2008, upon the closing of the exchange transaction, we dismissed McElravy, Kinchen & Associates, P.C. (“McElravy Kinchen”), as our independent registered public accounting firm, which was recommended and approved by our board of directors on June 24, 2008. McElravy Kinchen audited our financial statements for the fiscal year ended December 31, 2007. The reason for the replacement of McElravy Kinchen was that, following the exchange transaction, the former stockholders of Juhl Energy and DanMar own a majority of the outstanding shares of our common stock. The wind energy business of Juhl Energy and DanMar is our new business, and the current independent registered public accountants of Juhl Energy and DanMar is the firm of Boulay, Heutmaker, Zibell & Co. P.L.L.P. (“Boulay Heutmaker”). We believe that it is in our best interest to have Boulay Heutmaker continue to work with our business, and we therefore retained Boulay Heutmaker as our new independent registered public accounting firm on June 24, 2008. Boulay Heutmaker is located at 7500 Flying Cloud Drive, Suite 800, Minneapolis, Minnesota 55344.

The decision to change auditors and the appointment of Boulay Heutmaker was recommended and approved by our board of directors. During our two most recent fiscal years, and the subsequent interim periods, prior to June 24, 2008, we did not consult Boulay Heutmaker regarding either: (i) the application of accounting principles to a specified transaction, completed or proposed, or the type of audit opinion that might be rendered on our company’s financial statements, or (ii) any matter that was either the subject of a disagreement as defined in Item 304(a)(1)(iv) of Regulation S-K or a reportable event as described in Item 304(a)(1)(v) of Regulation S-K.

McElravy Kinchen’s report on our financial statements for the year ended December 31, 2007 did not contain any adverse opinion or disclaimer of opinion and was not qualified as audit scope or accounting principles, however such year-end report did contain a modification paragraph that expressed substantial doubt about our ability to continue as a going concern. McElravy Kinchen only reported on our financial statements for the most recent fiscal year.

During the most recent fiscal year ended December 31, 2007 and the subsequent interim periods prior to June 24, 2008, (i) there were no disagreements between us and McElravy Kinchen on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure which, if not resolved to the satisfaction of McElravy Kinchen, would have caused McElravy Kinchen to make reference to the subject matter of the disagreement in connection with its reports and (ii) there were no “reportable events,” as described in Item 304(a)(1)(iv) of Regulation S-B of the Securities Exchange Act of 1934, as amended, or the Exchange Act. The decision to replace McElravy Kinchen was not the result of any disagreement between us and McElravy Kinchen on any matter of accounting principle or practice, financial statement disclosure or audit procedure. Our board of directors deemed it in our best interest to change independent auditors following the closing of the exchange transaction.

JUHL WIND, INC. AND SUBSIDIARIES

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors
DanMar & Associates, Inc. and Juhl Energy Development, Inc.
Woodstock, Minnesota

We have audited the accompanying combined balance sheet of DanMar & Associates, Inc. and Juhl Energy Development, Inc. (collectively, the Company) as of December 31, 2007 and 2006, and the related combined statements of operations, changes in stockholders’ equity, and cash flows for the years then ended. DanMar & Associates, Inc. and Juhl Energy Development, Inc.’s management is responsible for these combined financial statements. Our responsibility is to express an opinion on these combined financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the combined financial statements referred to above present fairly, in all material respects, the combined financial position of DanMar & Associates, Inc. and Juhl Energy Development, Inc. as of December 31, 2007 and 2006, and the results of its operations and its cash flows for the years ended December 31, 2007 and 2006 in conformity with accounting principles generally accepted in the United States of America.

/s/ Boulay, Heutmaker, Zibell & Co. P.L.L.P.

Minneapolis, Minnesota
June 20, 2008

DANMAR & ASSOCIATES, INC. AND JUHL ENERGY DEVELOPMENT, INC.
COMBINED BALANCE SHEETS
DECEMBER 31, 2007 AND 2006

	2007	2006
ASSETS
CURRENT ASSETS
Cash	$131,255	$261,324
Accounts Receivable	188,772	140,860
Unbilled Revenue	287,000	272,000
Prepaid Expenses	3,626	3,014
TOTAL CURRENT ASSETS	610,653	677,198

PROPERTY AND EQUIPMENT (Net)	135,024	161,428

TOTAL ASSETS	$745,677	$838,626

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES
Accounts Payable	$29,280	$3,664
Accrued Expenses	6,095	5,073
Deferred Revenue	32,367	53,617
TOTAL CURRENT LIABILITIES	67,742	62,354

OTHER LONG-TERM LIABILITIES	-	17,367

STOCKHOLDERS’ EQUITY
Common Stock
DanMar & Associates Inc., $1 par value; 1,000 shares authorized, issued and outstanding	1,000	1,000
Juhl Energy Development Inc., $.01 par value; 1,000 shares authorized, issued and outstanding	10	-
Additional Paid-In Capital	104,859	20,075
Retained Earnings	572,066	737,830
TOTAL STOCKHOLDERS’ EQUITY	677,935	758,905

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$745,677	$838,626

The accompanying notes are an integral part of these statements.

DANMAR & ASSOCIATES, INC. AND JUHL ENERGY DEVELOPMENT, INC.
COMBINED STATEMENTS OF OPERATIONS
FOR THE YEARS ENDED DECEMBER 31, 2007 AND 2006

	2007		2006
REVENUE
Consulting Services	$273,065	38.61%	$1,070,409	71.53%
Windfarm Management	426,113	60.26	417,416	27.89
Other Operating Income	7,983	1.13	8,704	0.58
TOTAL REVENUE	707,161	100.00	1,496,529	100.00

OPERATING EXPENSES
General and Administrative Expenses	116,935	16.54	110,094	7.36
Payroll and Employee Benefits	158,954	22.48	173,012	11.56
Windfarm Management Expenses	135,333	19.14	204,475	13.66
TOTAL OPERATING EXPENSES	411,222	58.16	487,581	32.58
OPERATING INCOME	295,939	41.84	1,008,948	67.42

OTHER INCOME (EXPENSE)
Interest Income	102	0.01	489	0.03
Other Income (Expense), net	726	0.10	(850)	(0.06)
NET OTHER INCOME (EXPENSE)	828	0.11	(361)	(0.03)

NET INCOME	$296,767	41.95%	$1,008,587	67.39%

WEIGHTED AVERAGE SHARES OUTSTANDING - BASIC AND DILUTED	1,258		1,000

NET INCOME PER SHARE - BASIC AND DILUTED	$235.90		$1,008.59

The accompanying notes are an integral part of these statements.

DANMAR & ASSOCIATES, INC. AND JUHL ENERGY DEVELOPMENT, INC.
COMBINED STATEMENT OF CHANGES IN STOCKHOLDERS’ EQUITY
FOR THE YEARS ENDED DECEMBER 31, 2007 AND 2006

	DanMar & Associates, Inc.			Juhl Energy Development, Inc.
			Additional			Additional	Combined
	Common Stock		Paid-In	Common Stock		Paid-In	Retained	Total
	Shares	Amount	Capital	Shares	Amount	Capital	Earnings	Equity

BALANCE - December 31, 2005	1,000	$1,000	$20,075	-	$-	$-	$387,925	$409,000

Net Income	-	-	-	-	-	-	1,008,587	1,008,587

Stockholders’ Distributions	-	-	-	-	-	-	658,682	658,682

BALANCE - December 31, 2006	1,000	1,000	20,075	-	-	-	737,830	758,905

Net Income	-	-	-	-	-	-	296,767	296,767

Stockholders’ Contributions Juhl Energy Development, Inc.	-	-	-	1,000	10	84,784	-	84,794

Stockholders’ Distributions	-	-	-	-	-	-	462,531	462,531

BALANCE - December 31, 2007	1,000	$1,000	$20,075	1,000	$10	$84,784	$572,066	$677,935

The accompanying notes are an integral part of these statements.

DANMAR & ASSOCIATES, INC. AND JUHL ENERGY DEVELOPMENT, INC.
COMBINED STATEMENTS OF CASH FLOWS
FOR THE YEARS ENDED DECEMBER 31, 2007 AND 2006

	2007	2006

CASH FLOWS FROM OPERATING ACTIVITIES
Net Income	$296,767	$1,008,587
Adjustments to Reconcile Net Income to Net Cash Provided by Operating Activities:
Depreciation	29,804	27,609
Loss on the Disposal of Equipment	-	2,553
Change in assets and liabilities:
Accounts Receivable	(47,912)	72,900
Unbilled Revenue	(15,000)	(272,000)
Prepaid Expenses	(612)	(3,014)
Accounts Payable	25,616	(5,011)
Accrued Expenses	1,022	(1,755)
Deferred Revenue	(38,617)	55,984
NET CASH PROVIDED BY OPERATING ACTIVITIES	251,068	885,853

CASH FLOWS FROM INVESTING ACTIVITIES
Payments for Property and Equipment	(3,400)	(27,769)
NET CASH USED FOR INVESTING ACTIVITIES	(3,400)	(27,769)

CASH FLOWS FROM FINANCING ACTIVITIES
Capital Contributions	84,794	-
Distributions to Stockholders	(462,531)	(658,682)
NET CASH USED FOR FINANCING ACTIVITIES	(377,737)	(658,682)

NET INCREASE (DECREASE) IN CASH	(130,069)	199,402

CASH, BEGINNING OF YEAR	261,324	61,922

CASH, END OF YEAR	$131,255	$261,324

The accompanying notes are an integral part of these statements.

DANMAR & ASSOCIATES, INC. AND JUHL ENERGY DEVELOPMENT, INC.
NOTES TO COMBINED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2007 AND 2006

1.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

NATURE OF BUSINESS
DanMar and Associates, Inc. and Juhl Energy Development, Inc. (collectively “the Company”) is primarily involved in providing development, management, and consulting services to various windfarm projects throughout the Midwest. DanMar and Associates, Inc. was incorporated on January 1, 2003 and is located in Woodstock, Minnesota. In September 2007, DanMar & Associates, Inc. assigned certain development and management business to a newly formed corporation, Juhl Energy Development, Inc.

PRINCIPLES OF COMBINATION
The financial statements include the accounts of commonly owned DanMar & Associates, Inc. and Juhl Energy Development, Inc. All significant inter-company balances and transactions were eliminated in combination.

CASH

The Company maintains cash balances at one financial institution located in Minnesota. Accounts are insured by the Federal Deposit Insurance Corporation up to $100,000. At times throughout the year cash balances may exceed the FDIC insurance limits.

ACCOUNTS RECEIVABLE
Credit terms are extended to customers in the normal course of business. The Company performs ongoing credit evaluations of its customers’ financial condition and, generally, requires no collateral.

Trade accounts receivable are recorded at their estimated net realizable value, net of an allowance for doubtful accounts. The Company follows a policy of providing an allowance for doubtful accounts; however, based on historical experience, and its evaluation of the current status of receivables, the Company is of the belief that such accounts will be collectible in all material respects and thus an allowance is not necessary. Accounts are considered past due if payment is not made on a timely basis in accordance with the Company’s credit terms. Accounts considered uncollectible are written off.
PROPERTY AND EQUIPMENT
Property and equipment are stated at cost. Major renewals and improvements are capitalized, while replacements, maintenance and repairs which do not improve or extend the life of the respective assets are expensed currently. Property and equipment are being depreciated over their estimated useful lives using the straight-line method.

Major categories of property and equipment and their depreciable lives are as follows:

Building and Improvements	7-39 Years
Vehicles	5 Years
Machinery and Shop Equipment	5-7 Years

CARRYING VALUE OF LONG-LIVED ASSETS
The Company tests long-lived assets or asset groups for recoverability when events or changes in circumstances indicate that their carrying amount may not be recoverable. Circumstances which could trigger a review include, but are not limited to: significant decreases in the market price of the asset; significant adverse changes in the business climate or legal factors; accumulation of costs significantly in excess of the amount expected for the acquisition or construction of the asset; current period cash flow or operating losses combined with a history of losses or a forecast of continuing losses associated with the use of the asset; and current expectation that the asset will more likely than not be sold or disposed of significantly before the end of its estimated useful life.

Recoverability is assessed based on the carrying amount of the asset and its fair value which is generally determined based on the sum of the undiscounted cash flows expected to result from the use and the eventual disposal of the asset as well as specific appraisal in certain instances. An impairment loss is recognized when the carrying amount is not recoverable and exceeds fair value.

DANMAR & ASSOCIATES, INC. AND JUHL ENERGY DEVELOPMENT, INC.
NOTES TO COMBINED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2007 AND 2006

1.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Cont’d)

INCOME TAXES
The stockholders of this Company have elected under the Internal Revenue Code and comparable state laws to be an S corporation. Since stockholders of an S corporation are taxed on their proportionate share of the Company’s taxable income, an S corporation is generally not subject to either federal or state income taxes at the corporate level. Therefore, no provision or liability for federal or state income taxes has been included in these financial statements.

USE OF ESTIMATES
The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect certain reported amounts and disclosures. Those estimates and assumptions affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities, and the reported revenues and expenses. Accordingly, actual results could differ from those estimates. Revenue from the development agreements is a significant estimate based on a percentage of estimated project costs. The revenue from these agreements is adjusted to reflect actual costs incurred by the project upon the commercial operation date.

FAIR VALUE OF FINANCIAL INSTRUMENTS
The carrying values of cash approximate their fair value.

REVENUE RECOGNITION
The Company receives a down payment upon the acceptance of a development contract by the windfarm owner. With no work performed on the contract to date, the down payment is considered deferred revenue and is recognized over the estimated life of the contract. The Company recognizes additional revenue from development contracts upon completion of each of the two deliverables in the development contract. Revenue is recognized upon completion due to inherent uncertainties relating to the wind energy market. The first deliverable is the acceptance of the power purchase agreement (PPA) by the windfarm owner and power company. The compensation relating to the acceptance of the PPA is recognized on the date the PPA is executed. The second deliverable is the commercial operation date of the project. Revenue is recognized for this deliverable when the project becomes commercially operational according to the power company.

The Company has signed administrative services agreements with seven wind turbine projects to provide management and bookkeeping services. The administrative services agreements call for quarterly payments in advance of services rendered. The administrative services payments are carried as deferred revenue and recognized monthly as services are performed.

NET INCOME PER SHARE
Basic net income per share is computed by dividing combined net income by the weighted average number of combined common stock shares outstanding during the period. Diluted net income per share is computed by dividing net income by the weighted average number of common stock shares and common stock equivalents outstanding during the period. There were no common stock equivalents outstanding during the periods presented; accordingly, the Company’s basic and diluted net income per share is the same for all periods presented. The Company combines the weighted average of common stock shares outstanding for DanMar and Associates, Inc and Juhl Energy Development, Inc. to determine total weighted common shares outstanding for reporting purposes of the combined entities. The common stock of both entities is similar in participation rights.

DANMAR & ASSOCIATES, INC. AND JUHL ENERGY DEVELOPMENT, INC.
NOTES TO COMBINED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2007 AND 2006

1.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Cont’d)

RECENTLY ISSUED PRONOUNCEMENTS
In September 2006, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards No. 157 (SFAS 157), Fair Value Measurements . SFAS 157 defines fair value, establishes a framework for measuring fair value, and expands disclosures about fair value measurements. The statement is effective for (1) financial assets and liabilities in financial statements issued for fiscal years beginning after November 15, 2007, and interim periods within those fiscal years and (2) certain non-financial assets and liabilities in financial statements issued for fiscal years beginning after November 15, 2008, and interim periods within those fiscal years. The Company is evaluating the effect, if any, that the adoption of SFAS 157 will have on its results of operations, financial position, and the related disclosures.

In February 2007, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards No. 159, (SFAS 159), The Fair Value Option for Financial Assets and Financial Liabilities - Including an amendment of FASB Statement No. 115 ( Accounting for Certain Investments in Debt and Equity Securities ). SFAS 159 provides companies with an option to report selected financial assets and liabilities at fair value and is effective for fiscal years beginning after November 15, 2007 with early adoption permitted. The Company is evaluating the effect, if any, that the adoption of SFAS 159 will have on its results of operations, financial position, and the related disclosures.

In December 2007, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards No. 141 (R) (SFAS 141(R)), Business Combinations . The pronouncement significantly expands the definition of a business and of a business combination and thereby increases the number of transactions and other events that will qualify as business combinations, including agreements that give rise to variable interest entities. SFAS 141(R) also requires the expensing of acquisition-related transaction costs, expensing of most acquisition-related restructuring costs, the fair value measurement of assets and liabilities, including certain earn-out arrangements, and the capitalization of acquired in-process research and development. SFAS 141(R) is effective for business combinations for which the acquisition date is on or after the beginning of the first annual reporting period beginning on or after December 15, 2008, with earlier adoption prohibited. SFAS 141(R) must be adopted concurrently with SFAS 160. The Company is evaluating the effect, if any, that the adoption of SFAS 141(R) will have on its results of operations, financial position, and the related disclosures.

In December 2007, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards No. 160 (SFAS 160), Noncontrolling Interests in Consolidated Financial Statements - an amendment of ARB No. 51 (Consolidated Financial Statements) . SFAS 160 establishes accounting and reporting standards for a noncontrolling interest in a subsidiary and for the deconsolidation of a subsidiary. In addition, SFAS 160 requires certain consolidation procedures for consistency with the requirements of SFAS 141(R), Business Combinations . SFAS 160 is effective for fiscal years, and interim periods within those fiscal years, beginning on or after December 15, 2008 with earlier adoption prohibited. SFAS 160 must be adopted concurrently with the effective date of SFAS 141(R). The Company is evaluating the effect, if any, that the adoption of SFAS 160 will have on its results of operations, financial position, and the related disclosures.

2.	CONCENTRATIONS, RISKS AND UNCERTANTIES
The Company derived approximately 50% and 42% of its revenue from sales to five customers in 2007 and 2006, respectively. At December 31, 2007 and 2006, 17% and 22%, respectively, of the Company’s accounts receivable were due from one of the five customers. One of the five customers also made up approximately 94% and 100% of the Company’s unbilled receivables as of December 31, 2007 and 2006, respectively. One of these customers was a related party, as discussed in Note 6.

DANMAR & ASSOCIATES, INC. AND JUHL ENERGY DEVELOPMENT, INC.
NOTES TO COMBINED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2007 AND 2006

3.	PROPERTY AND EQUIPMENT
Property and equipment consists of the following:

	December 31,		December 31,
	2006	Additions	2007
COST:
Buildings and Improvements	$83,120	$-	$83,120
Equipment	73,025	3,400	76,425
Furniture and Fixtures	6,811	-	6,811
Vehicles	70,179	-	70,179
TOTALS	233,135	3,400	236,535

LESS ACCUMULATED DEPRECIATION	(71,707)	(29,804)	(101,511)

NET PROPERTY AND EQUIPMENT	$161,428		$135,024

4.	DEFERRED REVENUE
The Company has entered into a number of service contracts to provide certain administrative and maintenance duties for various wind projects. Deferred revenue represents amounts received by the Company prior to year end for services to be provided in the next calendar year. Down payments on the development contracts are held as deferred revenue and recognized over the term of the development agreements.

5.	STOCKHOLDERS’ EQUITY
The authorized, issued, and outstanding capital stock consists of 1,000 shares of common stock of DanMar & Associates, Inc. and 1,000 shares of common stock of Juhl Energy Development, Inc. All shares issued and outstanding in each company at December 31, 2007 and 2006 were owned by two related stockholders.

6.	TRANSACTIONS WITH RELATED PARTIES
The Company had revenues totaling approximately $217,000 and $209,000 in 2007 and 2006, respectively, and had a trade account receivable balance of approximately $56,000 and $52,000 in 2007 and 2006, respectively, from companies related by common ownership. During the years ended December 31, 2007 and 2006, the Company also rented storage space from the stockholders on a year to year basis. The rent expense for the storage space was $6,500 and $6,000 for the years ended December 31, 2007 and 2006, respectively.

7.	OPERATING LEASE
The Company rents additional storage space and the land on which the corporate office is located from two unrelated parties. These rental agreements are on a month-to-month basis. The rent expense for 2007 and 2006 was $2,100 and $3,300, respectively.

8.	COMMITMENTS AND CONTINGENCIES
Development Agreements
The Company enters into development agreements with third parties for the development of wind projects. The development agreements call for development fees ranging from 1% to 5% of the total project cost. The development fees are due in three installments. Ten percent is due at the development agreement signing. Another 40% is due at the signing of the PPA agreement, and the remaining 50% is due at the commercial operation date of the project. As of December 31, 2007, the Company was involved with various development agreements at different stages within the contracts. The Company was also involved with several new projects for which development agreements have not been signed.

Management Agreements
The Company has three agreements in place for existing wind projects to perform management services for those projects. The agreements provide monthly management fees equal to 2% of the project’s gross sales. These agreements also provide payments for general and administrative fees, maintenance fees, and any other out-of-pocket expenses for the project. The contracts expire at various dates through 2015. The agreements may be terminated by the windfarm upon the last day of the month that is at least 30 days after the Company has received written notice of the intent to terminate the agreement.

Administrative Services Agreements
The Company has four agreements in place for existing wind projects to perform administrative services for those projects. These agreements provide quarterly payments in advance of services performed. Payments range from $4,500 to $5,000 per quarter, and will continue through the Change of Percentage Ownership Date, as defined by the administrative services agreements, and will be renewed annually without any additional action. The agreements may be terminated by the windfarm upon at least 90 days written notice to the Company.

9.	SUBSEQUENT EVENTS
Subsequent to year end, the Company has paid professional fees for feasibility studies for potential future projects. The Company has not signed any development agreements as of the report date related to these projects.

Effective January 1, 2008, Community Wind Development Group, LLC’s net assets were contributed totaling $5,438 and was recorded as an equity contribution. The assets and liabilities were recorded at their historic costs which approximate fair value. The operations of Community Wind Development are included in these financial statements from January 1, 2008 through March 31, 2008. The contributed assets and liabilities received by the Company are as follows:

Assets:
Cash	$13,108
Accounts Receivable	18,046
Equipment	1,423
Total Assets	$32,577

Liabilities:
Accounts Payable	$27,139
Total Liabilities	$27,139

Assets Contributed	$5,438

Included with the assets and liabilities listed above, is the right to continue developing projects already under a development agreement with Community Wind Development Group, LLC, and the right to continue negotiations with any project that has not signed a development agreement as of January 1, 2008.

In June 2008, the shareholders for DanMar and Associates, Inc. and Juhl Energy Development, Inc. transferred a portion of their shares to a Family Limited Partnership. Since the Family Limited Partnership is a disqualified S shareholder under the Internal Revenue Code and comparable state law, the two companies’ S elections are terminated effective the date of the transfer and the companies will be taxed as regular C Corporations from that date forward. This transaction had no effect on the total shares outstanding of either company.

In June 2008, the Company exchanged all of its outstanding shares of common stock in exchange for 15,250,000 shares of common stock of MH & SC, Inc., a public company. As a result of the exchange transaction (transaction), the Company is now a wholly-owned subsidiary of MH & SC, Inc. Following the closing of the transaction, pursuant to a purchase and sale agreement, MH & SC, Inc. sold all of the outstanding membership interests of its wholly-owned subsidiary, My Health & Safety Supply Company, LLC, to its former CEO. This subsidiary was the only operational activities of MH & SC, Inc. In essence, the Company was merged into a shell company with no or nominal remaining operations; and no or nominal assets and liabilities.

DANMAR & ASSOCIATES, INC. AND JUHL ENERGY DEVELOPMENT, INC.
NOTES TO COMBINED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2007 AND 2006

9.	SUBSEQUENT EVENTS (Cont’d)
In accordance with Statement of Financial Accounting Standards No. 141, Business Combinations , the Company is considered the accounting acquirer in the exchange transaction. Because the Company owners as a group retained or received the larger portion of the voting rights in the combined entity and the Company’s senior management represents a majority of the senior management of the combined entity, the Company is considered the acquirer for accounting purposes and will account for the transaction as a reverse acquisition. The acquisition will be accounted for as a recapitalization, since at the time of the transaction, MH & SC, Inc. was a company with no or nominal operations, assets and liabilities. Consequently, the assets and liabilities and the historical operations that will be reflected in future consolidated financial statements will be those of the Company and will be recorded at its historical cost basis.

Concurrently with the transaction, the Company completed a private placement consisting of shares of newly-created series A convertible preferred stock, and detachable, five-year class A, class B and class C warrants to purchase shares of common stock at an exercise price of $1.25 (class A), $1.50 (class B) and $1.75 (class C) per share. In total, we sold 5,160,000 shares of our series A convertible preferred stock (convertible at any time into a like number of shares of common stock) and class A, class B and class C warrants to each purchase 2,580,000 shares of common stock, or an aggregate of 7,740,000 shares of common stock. We received gross proceeds of $5,160,000 and anticipate total offering costs to be approximately $660,000.

JUHL WIND INC.
CONSOLIDATED BALANCE SHEETS

	June 30,	December 31,
	2008	2007
	(Unaudited)
ASSETS
CURRENT ASSETS
Cash	$4,138,379	$131,255
Restricted Cash	500,000	-
Accounts Receivable	111,612	188,772
Unbilled Receivables - Current Portion	32,850	287,000
Prepaid Expenses	5,280	3,626
Deposit with Vendor	100,000	-
Current Deferred Income Taxes	78,000	-
TOTAL CURRENT ASSETS	4,966,121	610,653

PROPERTY AND EQUIPMENT (Net)	127,530	135,024

OTHER ASSETS
Deferred Income Tax Asset	1,000	-
Unbilled Receivable - Non-Current Portion
Net of an Allowance for Doubtful Accounts of $45,446	226,554	-
TOTAL OTHER ASSETS	227,554	-

TOTAL ASSETS	$5,321,205	$745,677

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES
Accounts Payable	$140,027	$29,280
Accrued Expenses	126,073	6,095
Deferred Revenue	118,267	32,367
TOTAL CURRENT LIABILITIES	384,367	67,742

DEFERRED INCOME TAX LIABILITY	17,000	-

CONVERTIBLE PREFERRED STOCK
$.0001 par value; 20,000,000 authorized, 5,160,000 issued and outstanding	3,136,554	-

STOCKHOLDERS’ EQUITY
Common Stock - $.0001 par value; 100,000,000 shares authorized
20,050,000 issued and outstanding as of June 30, 2008	2,005	1,010
Additional Paid-In Capital	1,618,548	104,859
Retained Earnings	162,731	572,066
TOTAL STOCKHOLDERS’ EQUITY	1,783,284	677,935

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$5,321,205	$745,677

The accompanying notes are an integral part of these statements.

JUHL WIND INC.
CONSOLIDATED STATEMENT OF OPERATIONS
FOR THE SIX MONTHS ENDED JUNE 30, 2008 AND 2007

	2008		2007
	(Unaudited)		(Unaudited)
INCOME
Consulting Services	$112,017	35.60%	$84,034	28.31%
Windfarm Management	196,389	62.42	205,292	69.14
Other Operating Income	6,232	1.98	7,575	2.55
TOTAL INCOME	314,638	100.00	296,901	100.00

OPERATING EXPENSES
General and Administrative Expenses	291,523	92.65	40,586	13.67
Payroll and Employee Benefits	199,916	63.54	77,383	26.06
Windfarm Management Expenses	70,757	22.49	51,417	17.32
TOTAL OPERATING EXPENSES	562,196	178.68	169,386	57.05
OPERATING INCOME (LOSS)	(247,558)	(78.68)	127,515	42.95

INTEREST INCOME	-	0.00	102	0.03

NET INCOME (LOSS) BEFORE INCOME TAXES	(247,558)	(78.68)	127,617	42.98

INCOME TAX BENEFIT	62,000	19.71	-	0.00

NET INCOME (LOSS)	(185,558)	(58.97)%	127,617	42.98%

LESS PREFERRED STOCK DIVIDEND	6,880		-

NET INCOME (LOSS) AVAILABLE FOR COMMON
STOCKHOLDERS	$(192,438)		$127,617

WEIGHTED AVERAGE SHARES
OUTSTANDING - BASIC AND DILUTED	14,987,569		2,750,000

NET INCOME (LOSS) PER SHARE - BASIC
AND DILUTED	$(0.01)		$0.05

The accompanying notes are an integral part of these statements.

JUHL WIND INC.
CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS’ EQUITY
FOR THE YEAR ENDED DECEMBER 31, 2007 AND SIX-MONTHS ENDED JUNE 30, 2008

			Additional
	Common Stock		Paid-In	Retained	Total
	Shares	Amount	Capital	Earnings	Equity

BALANCE - December 31, 2006	1,000	$1,000	$20,075	$737,830	$758,905

Net Income	-	-	-	296,768	296,768

Stockholder’s Contributions
Juhl Energy Development, Inc.	1,000	10	84,784	-	84,794

Stockholder’s Distributions	-	-	-	462,532	462,532

BALANCE - December 31, 2007	2,000	1,010	104,859	572,066	677,935

Net Loss	-	-	-	(185,558)	(185,558)

Stockholder’s Contributions
Juhl Energy Development, Inc.	-	-	5,438	-	5,438

Shares Redeemed in the Reverse Merger	(2,000)	(1,010)	(990)	-	(2,000)

Shares Issued During the Reverse Merger	20,000,000	2,000	-	-	2,000

Shares Issued for Services	50,000	5	62,495		62,500

Issuance of Common Stock Warrants	-	-	1,438,201	-	1,438,201

Stock-Based Compensation to Employees	-	-	2,195	-	2,195

Stock-Based Compensation to Consultants	-	-	6,350	-	6,350

Preferred Dividend	-	-	-	(6,880)	(6,880)

Stockholder’s Distributions	-	-	-	(216,897)	(216,897)

BALANCE - June 30, 2008 (unaudited)	20,050,000	$2,005	$1,618,548	$162,731	$1,783,284

The accompanying notes are an integral part of these statements.

JUHL WIND INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
FOR THE SIX MONTHS ENDED JUNE 30, 2008 AND 2007

	2008	2007
CASH FLOWS FROM OPERATING ACTIVITIES
Net Income (Loss)	$(185,558)	$127,617
Adjustments to Reconcile Net Income (Loss) to Net Cash
Provided by Operating Activities:
Depreciation and Amortization	15,991	15,192
Allowance for Doubtful Accounts	45,446	-
Stock-Based Compensation to Employees	2,195	-
Stock-Based Compensation to Consultants	68,850	-
Change in assets and liabilities, net of contributed company:
Accounts Receivable	66,891	86,455
Unbilled Receivable	(17,850)	(52,850)
Deposit with Vendor	(100,000)	-
Prepaid Expenses	(1,654)	330
Accounts Payable	78,799	(977)
Accrued Expenses	119,978	672
Deferred Income Taxes	(62,000)	-
Deferred Revenue	85,900	(22,434)
NET CASH PROVIDED BY OPERATING ACTIVITIES	116,988	154,005

CASH FLOWS FROM INVESTING ACTIVITIES
Cash Acquired from Community Wind Development Group, LLC	13,108	-
Payments for Property and Equipment	(5,900)	-
NET CASH FROM INVESTING ACTIVITIES	7,208	-

CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds received through the issuance of Preferred Stock
and Common Stock Warrants	4,099,825	-
Distributions to Shareholders	(216,897)	(363,507)
NET CASH (USED FOR) FROM FINANCING ACTIVITIES	3,882,928	(363,507)

NET INCREASE (DECREASE) IN CASH	4,007,124	(209,502)

CASH BEGINNING OF THE PERIOD	131,255	261,324

CASH END OF THE PERIOD	$4,138,379	$51,822

NONCASH INVESTING ACTIVITY
Equity Contribution of Assets and Liabilities of Common
Owned Company by Shareholder	$5,438	$-

NONCASH FINANCING ACTIVITY
Private Placement Offering Costs Paid Directly from
Gross Proceeds	$560,175	$-

Private Placement Offering Costs Included in Accounts Payable	$31,950	$-

Cumulative 8% Preferred Stock Dividend Accrued	$6,880	$-

Private Placement Offering Restricted Cash Deposit	$500,000	$-

The accompanying notes are an integral part of these statements.

JUHL WIND, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE SIX MONTHS ENDED JUNE 30, 2008 AND 2007

1.	BACKGROUND, CHANGE OF CONTROL AND BASIS OF PRESENTATION

Juhl Wind, Inc., a Delaware corporation, (the “Company or “Corporation”) conducts business under two subsidiaries, DanMar and Associates, Inc. and Juhl Energy Development, Inc. Operating under its subsidiaries, the Company is primarily involved in providing development, management, and consulting services to various windfarm projects throughout the Midwest.

On June 24, 2008, the owners of DanMar and Associates, Inc. and Juhl Energy Development, Inc., both privately held companies, exchanged all of their outstanding shares of common stock in the companies for 15,250,000 shares of common stock of MH&SC, Inc., a public company. Upon the exchange transaction (the “Transaction”), MH&SC, Inc. changed its name to Juhl Wind, Inc. As a result of the transaction, DanMar and Associates, Inc. and Juhl Energy Development, Inc. (the “Companies”) are now wholly-owned subsidiaries of Juhl Wind, Inc. Immediately following the closing of the transaction, pursuant to a purchase and sale agreement, MH & SC, Inc. sold all of the outstanding membership interest of its wholly owned subsidiary, My Health & Safety Supply Company, LLC, an Indiana limited liability company, to its former CEO. The subsidiary was the only operational activities of MH & SC, Inc. In essence, DanMar and Associates, Inc. and Juhl Energy Development, Inc. merged into a public shell company with no or nominal remaining operations; and no or nominal assets and liabilities.

In accordance with Statement of Financial Accounting Standards No. 141, Business Combinations, the Companies are considered the accounting acquirer in the exchange transaction. Because the Companies owners as a group retained or received the larger portion of the voting rights in the combined entity and the Companies senior management represents a majority of the senior management of the combined entity, the Companies are considered the acquirer for accounting purposes and will account for the transaction as a reverse acquisition. The acquisition will be accounted for as a recapitalization, since at the time of the transaction, MH & SC, Inc. was a company with no or nominal operations, assets and liabilities. Consequently, the assets and liabilities and the historical operations that will be reflected in future consolidated financial statements will be those of the Companies and will be recorded at its historical cost basis. The financial statements have been prepared as if DanMar and Associates, Inc. and Juhl Energy Development, Inc had always been the reporting company and, on the share transaction date, changed its name and reorganized its capital stock.

The accompanying unaudited condensed consolidated interim financial statements have been prepared pursuant to the rules and regulations of the Securities and Exchange Commission. Certain information and footnotes disclosures normally included in annual financial statements prepared in accordance with accounting principles generally accepted in the United States of America have been condensed or omitted as permitted by such rules and regulations. These financial statements and related notes should be read in conjunction with the financial statements and notes thereto included in the Company’s audited financial statements for the year ended December 31, 2007 and 2006, contained in Form 8-K filed with the Securities and Exchange Commission on June 25, 2008.

In the opinion of management, the interim financial statements reflect all adjustments considered necessary for fair presentation. The adjustments made to these statements consist only of normal recurring adjustments. The results reported in these condensed interim financial statements should not be regarded as necessarily indicative of results that may be expected for the year ended December 31, 2008.

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

CASH

The Company maintains cash balances at one financial institution located in Minnesota. Accounts are insured by the Federal Deposit Insurance Corporation (FDIC) up to $100,000. At times throughout the year cash balances may exceed the FDIC insurance limits.

RESTRICTED CASH
The Company maintains an escrow cash account funded by the proceeds received from the preferred stock private placement. The funds are to be used for investor relations initiatives with the approval of the largest investor in the private placement. Also, 15% of the gross proceeds generated from the exercise of the warrants attached to the private placement preferred stock shall be placed in the account.

JUHL WIND, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE SIX MONTHS ENDED JUNE 30, 2008 AND 2007

ACCOUNTS RECEIVABLE
Credit terms are extended to customers in the normal course of business. The Company performs ongoing credit evaluations of its customers’ financial condition and, generally, requires no collateral.

Trade accounts receivable are recorded at their estimated net realizable value, net of an allowance for doubtful accounts. The Company follows a policy of providing an allowance for doubtful accounts; however, based on historical experience, and its evaluation of the current status of receivables, the Company is of the belief that such accounts will be collectible in all material respects and thus an allowance is not necessary. Accounts are considered past due if payment is not made on a timely basis in accordance with the Company’s credit terms. Accounts considered uncollectible are written off.

UNBILLED RECEIVABLES

Unbilled receivables are generated when the revenue from a project has been earned by the Company but has not been formally billed by the Company. The unbilled receivables are recorded at their estimated net realizable value, net of an allowance for doubtful accounts. The Company follows a policy providing an allowance for doubtful accounts reserving for significant timing risk and other risks associated with energy project development.

STOCK OPTION PLANS
Effective June 24, 2008 (inception date), the Company adopted FASB Statement No. 123(R), Share-Based Payment (Statement 123(R)). This statement replaces FASB Statement No. 123, Accounting for Stock-Based Compensation (Statement 123) and supersedes APB No. 25. Statement 123(R) requires that all stock-based compensation be recognized as an expense in the financial statements and that such cost be measured at the fair value of the award. The Company recognizes compensation expense based on the estimated grant date fair value using the Black-Scholes option-pricing model.

The Company accounts for unit based instruments granted to nonemployees under the fair value method of EITF 96-18, Accounting for Equity Instruments that are Issued to Other Than Employees for Acquiring, or in Conjunction with Selling, Goods or Services and EITF 00-18, Accounting for Recognition for Certain Transactions Involving Equity Instruments Granted to Other than Employees.  Under EITF 96-18 and EITF 00-18, unit based instruments usually are recorded at their underlying fair value.  In certain instances the fair value of the goods or services is used to determine the value of the equity instrument as it is a better measure of fair value.

USE OF ESTIMATES
The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect certain reported amounts and disclosures. Those estimates and assumptions affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities, and the reported revenues and expenses. Accordingly, actual results could differ from those estimates. Revenue from the development agreements is a significant estimate based on a percentage of estimated project costs. The revenue from these agreements is adjusted to reflect actual costs incurred by the project upon the commercial operation date. Stock-based compensation and valuation of outstanding warrants also include significant estimates.

FAIR VALUE OF FINANCIAL INTRUMENTS
The carrying values of cash, accounts receivable and accounts payable approximate their fair value.

REVENUE RECOGNITION
The Company receives a down payment upon the acceptance of a development contract by the windfarm owner. With no work performed on the contract to date, the down payment is considered deferred revenue and is recognized over the estimated life of the contract. The Company recognizes additional revenue from development contracts upon completion of each of the two deliverables in the development contract. Revenue is recognized upon completion due to inherent uncertainties relating to the wind energy market. The first deliverable is the acceptance of the power purchase agreement (PPA) by the windfarm owner and power company. The revenue relating to the acceptance of the PPA is recognized on the date the PPA is signed and collectability is reasonably assured. The second deliverable is when the project becomes commercially operational according to the power company.

JUHL WIND, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE SIX MONTHS ENDED JUNE 30, 2008 AND 2007

The Company has signed administrative services agreements with seven wind turbine projects to provide management and bookkeeping services. The administrative services agreements call for quarterly payments in advance of services rendered. The administrative services payments are carried as deferred revenue and recognized monthly as services are performed.

EARNINGS PER SHARE
Basic net income (loss) per share is computed by dividing net income by the weighted average number of shares outstanding during the period. Diluted net income (loss) per share is computed by dividing net income by the weighted average number of shares and share equivalents outstanding during the period. As of June 30, 2008, the Company had 8,310,000 unit equivalents outstanding relating to outstanding stock options and warrants. As of June 30, 2007, the Company had no share equivalents outstanding. At June 30, 2008, the effects of the share equivalents were excluded from the computation of diluted shares outstanding as their effects would be anti-dilutive, due to the Company’s net loss for the period ended June 30, 2008.

INCOME TAXES
The Company records income tax in accordance with FAS No. 109, “Accounting for Income Taxes”. Under the provisions of FAS 109, deferred income taxes are provided for timing differences between financial statements and income tax reporting, primarily from the valuation of inventory and the use of accelerated depreciation methods for income tax purposes. The measurement of deferred tax assets and liabilities is based on provisions of the enacted tax law; the effects of future changes in tax laws or rates are not anticipated.

RECENTLY ISSUED ACCOUNTING PRONOUNCEMENTS
In September 2006, the FASB issued Statement of Financial Accounting Standards No. 157, “Fair Value Measurements” (“SFAS 157”). SFAS 157 defines fair value, establishes a framework for measuring fair value, and expands disclosure about fair value measurements. The Company adopted SFAS 157 as of January 1, 2008   except as noted below, and it did not have a material impact on its financial position and results of operations.

Relative to SFAS 157, the FASB issued FASB Staff Positions (FSP) 157-1 and 157-2. FSP 157-1 amends SFAS 157 to exclude SFAS No. 13, “Accounting for Leases,” (SFAS 13) and its related interpretive accounting pronouncements that address leasing transactions, while FSP 157-2 delays the effective date of the application of SFAS 157 to fiscal years beginning after November 15, 2008 for all nonfinancial assets and nonfinancial liabilities that are recognized or disclosed at fair value in the financial statements on a nonrecurring basis.

The Company adopted SFAS 157 as of January 1, 2008, with the exception of the application of the statement to non-recurring nonfinancial assets and nonfinancial liabilities. The Company is currently evaluating the impact of SFAS 157 for non-financial assets and liabilities.

In May 2008, the FASB issued SFAS No. 162, The Hierarchy of Generally Accepted Accounting Principles. This Statement identifies the sources of accounting principles and the framework for selecting the principles to be used in the preparation of financial statements of nongovernmental entities that are presented in conformity with generally accepted accounting principles in the United States. This Statement is effective 60 days following the SEC’s approval of the Public Company Accounting Oversight Board amendments to AU Section 411, The Meaning of Present Fairly in Conformity With Generally Accepted Accounting Principles. The Company does not believe that implementation of this standard will have a material effect on its consolidated financial position, results of operations or cash flows.

3.	PRIVATE PLACEMENT OF SERIES A 8% CONVERTIBLE PREFERRED STOCK AND COMMON STOCK WARRANTS

At the time of the transaction, the Company completed a private placement consisting of shares of newly-created series A 8% convertible preferred stock (“Series A”), and detachable, five-year class A, class B and Class C warrants to purchase shares of common stock at an exercise price of $1.25 (class A), $1.50 (class B) and $1.75 (class C) per share. In total, we sold 5,160,000 shares of our Series A convertible preferred stock (convertible at any time into a like number of shares of common stock) and class A, class B and class C warrants to each purchase 2,580,000 shares of common stock, or an aggregate of 7,740,000 shares of common stock. We received gross proceeds of $5,160,000 less total offering costs of $592,125.

JUHL WIND, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE SIX MONTHS ENDED JUNE 30, 2008 AND 2007

The net proceeds of $4,567,875 were allocated to Series A and the detachable common stock warrants as follows based on their relative fair value:

Preferred Stock	$3,129,674
Detachable Warrants	$1,438,201

We also issued 2,250,000 shares of our common stock to Greenview Capital, LLC and unrelated designees at the closing of the transaction in consideration for merger advisory services.

Conversion Rights of Series A

At any time, each share of Series A is convertible into one share of common stock. However, the number of shares of common stock issuable upon conversion of Series A is subject to adjustment upon the occurrence of certain customary events, including, among others, a stock split, reverse stock split or combination of our common stock; an issuance of our common stock or other securities as a dividend or distribution on the common stock; a reclassification, exchange or substitution of the common stock; or a capital reorganization of our Company. Additionally, until June 24, 2010, the holders of Series A will have “full-ratchet” anti-dilution price protection, with limited exceptions for issuances under employee benefit plans and pursuant to transactions involving a strategic partner pre-approved by the holders on a case-by-case basis. After June 24, 2010, the holders of Preferred Stock will have “weighted average” anti-dilution price protection.

Voting Rights of Series A

Holders of Series A are not entitled to vote their shares with the holders of our common stock, except for certain extraordinary corporate transactions, in which case they vote as a separate class. Holders of Series A shall also have any voting rights to which they are entitled by Delaware law.

Liquidation Rights of Series A

In the event of any voluntary or involuntary liquidation, dissolution or winding-up of our Company, including a merger or consolidation of our Company with or into another company, or any transfer, sale or lease by us of substantially all of our assets, the holders of Series A will be entitled to receive out of our assets available for distribution to stockholders, before any distribution is made to holders of our common stock or any other series of our preferred stock, liquidating distributions in an amount equal to $1.20 per share, plus accrued but unpaid dividends.

Redemption Rights of Series A

Series A may not be redeemed by us at any time. Shareholders of Series A could require cash redemption if the underlying common stock shares are not declared effective by the S.E.C. within 270 days of the original issue date.

Dividends Rights of Series A

Series A will be entitled to receive dividends at a rate of 8% per year, payable quarterly in arrears in cash or shares of our common stock.

Certain Covenant Rights and Registration Rights of Series A

Series A contains certain negative covenants, such as a limitation on indebtedness, a limitation on increases in executive compensation, an incentive compensation plan not to exceed 10% of our outstanding common equivalent shares, and restrictions on mergers, acquisitions and other fundamental transactions, without the prior written consent of a majority of the holders of Series A, and certain other affirmative covenants. All covenants expire if Series A position held by its majority original investor falls below 20% of the original Series A position held by it immediately following the closing of the original offering. The Corporation is also required to issue registered common shares upon conversion of Series A and exercise of the class A, class B and class C warrants. If the underlying shares are not registered as required in the Series A offering document, the Corporation would be required to pay liquidated damages of 2% of the original purchase price per each 30 day period or part thereof for any registration default up to a maximum of 12%.

JUHL WIND, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE SIX MONTHS ENDED JUNE 30, 2008 AND 2007

3.	COMMON STOCK REORGANIZED

As of the date of the Transaction, the Corporation authorized 100 million shares of common stock with 20,050,000 shares outstanding as of June 30, 2008.

4.	INCOME TAXES

In June 2008, the shareholders for DanMar and Associates, Inc. and Juhl Energy Development, Inc. transferred a portion of their shares to a Family Limited Partnership. A Family Limited Partnership is a disqualified S shareholder under the Internal Revenue Code and comparable state law, thus the S election was terminated and the companies are taxed as regular C Corporations from transfer date forward.

At the time the S corporation election was terminated the Company recorded deferred tax assets and liabilities arising from the timing differences recorded in the financial statements and income tax returns for various accrued expenses and the methods used in computing depreciation.

The components of the deferred income tax asset and liability are as follows:

Current Deferred Income Tax Benefit (Asset):
Accrued Vacation and Officer’s Compensation	$16,000
Net Operating Loss Carryforward	62,000
TOTAL	$78,000

Noncurrent Deferred Income Tax Benefit (Asset):
Stock Option Expense	$1,000

Noncurrent Deferred Income Tax (Liability):
Depreciation	$17,000

The benefit for income taxes charged to operations for the period ended June 30, 2008 is due to the current period operating loss. In assessing the realizability of deferred tax assets, the Company’s management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible. The Company’s management considers the scheduled reversal of deferred tax liabilities, projected future taxable income, and tax planning strategies in making this assessment.

5.	STOCK -BASED COMPENSATION

The Company has a non-qualified incentive compensation plan to provide stock options, stock issuances and other equity interests in the Company to employees, directors, consultants, independent contractors, and advisors of the Company and other person who is determined by the Committee of the Board of Directors of the Company to have made (or expected to make) contributions to the Company. As of June 30, 2008, the Company has 2,377,111 shares available for award under the plan.

On June 24, 2008, the Company granted to key employees and directors of the Company, 520,000 options to purchase common shares under the above plan. These options carry an exercise price of $1.00 per share a vest over a two or three year period beginning June 24, 2008 and expire ten years from the date of grant. The fair value of each option grant is estimated on the date of grant using the Black-Scholes option-pricing model with the following assumptions, underlying price $1.25, dividend yield of 0%, expected volatility of 96%, risk-free interest rate of 4%, and expected life of 6 years. Based on pricing model it was determined that $2,195 of option related compensation was expensed during the period ending June 30, 2008.

JUHL WIND, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE SIX MONTHS ENDED JUNE 30, 2008 AND 2007

A summary of the Company’s stock option plan as of June 30, 2008 and changes during the six-month period then ended June 30, 2008 is listed below:

Outstanding at December 31, 2007	-
Granted on June 24, 2008	520,000
Exercised	-
Expired	-
Forfeited	-
Outstanding at June 30, 2008	520,000

Options exercisable at the end of the period	-

As of June 30, 2008, there was approximately $526,800 of total unrecognized, stock-based compensation expense cost. This cost is expected to be recognized over a weighted-average period of 3 years.

In addition, during the quarter ended June 30, 2008, the Corporation issued 50,000 common stock warrants to an investor relations consulting firm. These warrants vest over the six-month service period. The Company recognized $6,350 related to the portion earned during the current quarter. These warrants which vest in December 2008 and allow the holder to purchase common stock at an exercise price of $7.00 for 25,000 and $10.00 for the other 25,000 shares. To determine fair value of the warrants t he Company uses the Black-Scholes pricing model with the following assumptions, dividend yield of 0%, expected volatility of 96%, risk-free interest rate of 4%, and expected life of 5 years.

The unrecognized compensation expense cost related to these warrants is approximately $120,700 based on the June 30, 2008 value of these warrants. This cost is expected to be recognized over a weighted-average period of 0.5 years.

6.	FAIR VALUE MEASUREMENTS

Effective January 1, 2008, we adopted Statement of Financial Accounting Standard No. 157, “Fair Value Measurements” (SFAS 157), as it applies to our financial instruments, and Statement of Financial Accounting Standard No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities - Including an amendment of FASB Statement No. 115” (SFAS 159). SFAS 157 defines fair value, outlines a framework for measuring fair value, and details the required disclosures about fair value measurements. SFAS 159 permits companies to irrevocably choose to measure certain financial instruments and other items at fair value. SFAS 159 also establishes presentation and disclosure requirements designed to facilitate comparison between entities that choose different measurement attributes for similar types of assets and liabilities.

Under SFAS 157, fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date in the principal or most advantageous market. SFAS 157 establishes a hierarchy in determining the fair value of an asset or liability. The fair value hierarchy has three levels of inputs, both observable and unobservable. SFAS 157 requires the utilization of the lowest possible level of input to determine fair value. Level 1 inputs include quoted market prices in an active market for identical assets or liabilities. Level 2 inputs are market data, other than Level 1, that are observable either directly or indirectly. Level 2 inputs include quoted market prices for similar assets or liabilities, quoted market prices in an inactive market, and other observable information that can be corroborated by market data. Level 3 inputs are unobservable and corroborated by little or no market data.

Except for those assets and liabilities which are required by authoritative accounting guidance to be recorded at fair value in our Consolidated Balance Sheets, we have elected not to record any other assets or liabilities at fair value, as permitted by SFAS 159. No events occurred during the first quarter 2008 which would require adjustment to the recognized balances of assets or liabilities which are recorded at fair value on a nonrecurring basis.

The Company has no assets and liabilities measured at fair value on a recurring basis that would require disclosure under this pronouncement.

JUHL WIND, INC.

COMMON STOCK

Prospectus

_____ __, 2008

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution.

Registration Fees	$1,588
Federal Taxes	—
State Taxes	—
Legal Fees and Expenses	30,000
Printing and Engraving Expenses	2,000
Blue Sky Fees	2,000
Accounting Fees and Expenses	10,000
Miscellaneous	4,412
Total	$50,000

Item 14. Indemnification of Directors and Officers.

Under the General Corporation Law of the State of Delaware, we can indemnify our directors and officers against liabilities they may incur in such capacities, including liabilities under the Securities Act of 1933, as amended (the “Securities Act”). Our certificate of incorporation provides that, pursuant to Delaware law, our directors shall not be liable for monetary damages for breach of the directors’ fiduciary duty of care to us and our stockholders. This provision in the certificate of incorporation does not eliminate the duty of care, and in appropriate circumstances equitable remedies such as injunctive or other forms of non-monetary relief will remain available under Delaware law. In addition, each director will continue to be subject to liability for breach of the director’s duty of loyalty to us or our stockholders, for acts or omissions not in good faith or involving intentional misconduct or knowing violations of law, for any transaction from which the director directly or indirectly derived an improper personal benefit, and for payment of dividends or approval of stock repurchases or redemptions that are unlawful under Delaware law. The provision also does not affect a director’s responsibilities under any other law, such as the federal securities laws or state or federal environmental laws.

Our bylaws provide for the indemnification of our directors and officers to the fullest extent permitted by the Delaware General Corporation Law. We are not, however, required to indemnify any director or officer in connection with any (a) willful misconduct, (b) willful neglect, or (c) gross negligence toward or on behalf of us in the performance of his or her duties as a director or officer. We are required to advance, prior to the final disposition of any proceeding, promptly on request, all expenses incurred by any director or officer in connection with that proceeding on receipt of any undertaking by or on behalf of that director or officer to repay those amounts if it should be determined ultimately that he or she is not entitled to be indemnified under our bylaws or otherwise.

We have been advised that, in the opinion of the SEC, any indemnification for liabilities arising under the Securities Act of 1933 is against public policy, as expressed in the Securities Act, and is, therefore, unenforceable.

Item 15. Recent Sales of Unregistered Securities.

Exchange Transaction.   On June 24, 2008, at the closing of the exchange transaction, we issued an aggregate of 15,250,000 shares of our common stock to the former stockholders of Juhl Energy and DanMar. The shares of our common stock issued to former holders of Juhl Energy and DanMar common stock in connection with the exchange transaction were exempt from registration under Section 4(2) of the Securities Act of 1933 as a sale by an issuer not involving a public offering and under Regulation D promulgated pursuant to the Securities Act of 1933. We also issued 2,250,000 shares of our common stock to Greenview Capital, LLC (and unrelated designees) at the closing of the exchange transaction in consideration for merger advisory services in connection with the transaction. These shares of common stock were not registered under the Securities Act, or the securities laws of any state, and were offered and sold in reliance on the exemption from registration afforded by Section 4(2) and Regulation D (Rule 506) under the Securities Act and corresponding provisions of state securities laws, which exempts transactions by an issuer not involving any public offering. Such securities may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements and certificates evidencing such shares contain a legend stating the same.

Private Placement. Concurrently with the closing of the exchange transaction, we completed a private placement to two institutional investors and two other accredited individuals of units consisting of shares of our newly-created series A convertible preferred stock, par value $.0001 per share, and detachable, five-year class A, class B and class C warrants to purchase shares of our common stock at an exercise price of $1.25 (class A), $1.50 (class B) and $1.75 (class C) per share. In total, we sold 5,160,000 shares of our series A convertible preferred stock (convertible into a like number of shares of common stock) and class A, class B and class C warrants to each purchase 2,580,000 shares of common stock, or an aggregate of 7,740,000 shares of common stock. We received gross proceeds of $5,160,000 in consideration for the sale of the units.

The units (and the securities therein) issued in the private placement were exempt from registration under Section 4(2) of the Securities Act of 1933 as a sale by an issuer not involving a public offering and under Regulation D promulgated pursuant to the Securities Act of 1933. The units (and the securities therein) were not registered under the Securities Act, or the securities laws of any state, and were offered and sold in reliance on the exemption from registration afforded by Section 4(2) and Regulation D (Rule 506) under the Securities Act and corresponding provisions of state securities laws, which exempts transactions by an issuer not involving any public offering. Such securities may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements and certificates evidencing such securities contain a legend stating the same.

Item 16. Exhibits and Financial Statement Schedules.

(a) The exhibits listed in the following Exhibit Index are filed as part of this registration statement.

Exhibit Number	Description

2.1
Securities Exchange Agreement, dated June 24, 2008, between MH & SC, Incorporated, and Juhl Energy Development, Inc. and DanMar and Associates, Inc., and, for certain limited purposes, their respective stockholders. (1)

3.1
Certificate of Amendment to Certificate of Incorporation amending, among other things, the name of MH & SC, Incorporated to Juhl Wind, Inc., filed June 20, 2008 and effective June 24, 2008, with the Delaware Secretary of State. (1)

3.2	Certificate of Designation of Preferences, Rights and Limitations of Series A 8% Convertible Preferred Stock of Juhl Wind, Inc. filed June 24, 2008, with the Delaware Secretary of State. (2)

4.1	Composite form of Juhl Wind, Inc. Class A, Class B and Class C Warrant to Purchase Common Stock.(2)

5.1*	Opinion of Greenberg Traurig, LLP.
10.1	2008 Incentive Compensation Plan.(2)

10.2	Employment Agreement, dated June 7, 2008, between Juhl Energy Development, Inc. and Daniel J. Juhl, as assigned to Juhl Wind, Inc.(2)

10.3	Employment Agreement, dated June 7, 2008, between Juhl Energy Development, Inc. and John P. Mitola, as assigned to Juhl Wind, Inc.(2)

10.4
Securities Purchase Agreement, dated June 24, 2008, between Juhl Wind, Inc. and each of Vision Opportunity Master Fund, Ltd., Daybreak Special Situations Master Fund, Ltd., Bruce Meyers and Imtiaz Khan (2)

10.5	Registration Rights Agreement in connection with the private placement of units in Juhl Wind, Inc. (2)

21.1	Subsidiaries of the Registrant. (2)

23.1*	Consent of Boulay, Heutmaker, Zibell & Co. P.L.L.P.

23.3	Consent of Greenberg Traurig, LLP (included in Exhibit 5.1).

*	Filed herewith.

(1)	Incorporated by reference to the exhibits included with our Current Report on Form 8-K, dated June 24, 2008, and filed with the U.S. Securities and Exchange Commission on June 24, 2008.

(2)	Incorporated by reference to the exhibits included with our Current Report on Form 8-K, dated June 24, 2008, and filed with the U.S. Securities and Exchange Commission on June 25, 2008.

(b)  The financial statement schedules are either not applicable or the required information is included in the financial statements and footnotes related thereto.

Item 17. Undertakings.

A. The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) Intentionally omitted.

(5) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(i) Intentionally omitted.

(ii) If the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(6) That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities:

The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424.

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

B. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, in the City of Woodstock, State of Minnesota, on October 20, 2008.

JUHL WIND, INC.

By:	/s/ Daniel J. Juhl
Daniel J. Juhl
Chairman and Chief Executive Officer
(principal executive officer)

By:	/s/ John P. Mitola
John P. Mitola
President and Chief Financial Officer
(principal financial and accounting officer)

POWER OF ATTORNEY

We, the undersigned officers and directors of Juhl Wind, Inc., hereby severally constitute and appoint Daniel J. Juhl and John P. Mitola, and each of them (with full power to each of them to act alone), our true and lawful attorneys-in-fact and agents, with full power of substitution, for us and in our stead, in any and all capacities, to sign any and all amendments (including pre-effective and post-effective amendments) to this Registration Statement and all documents relating thereto, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the U.S. Securities and Exchange Commission, granting to said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing necessary or advisable to be done in and about the premises, as full to all intents and purposes as he might or could do in person, hereby ratifying and confirming all the said attorneys-in-fact and agents, or any of them, or their substitute or substitutes may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Name	Title	Date

/s/ Daniel J. Juhl
Daniel J. Juhl	Chairman of the Board and Chief Executive Officer (principal executive officer)	October 20, 2008
/s/ John P. Mitola
John P. Mitola	President, Chief Financial Officer and Director (principal financial and accounting officer)	October 20, 2008
/s/ Edward C. Hurley
Edward C. Hurley	Director	October 20, 2008